Exhibit 99.1

NEWMONT MINING CORPORATION

ITEM 6. SELECTED FINANCIAL DATA (dollars in millions, except per share)

	Years Ended December 31,
	2013	2012	2011	2010	2009
Sales	$8,414	$9,964	$10,441	$9,610	$7,772
Income (loss) from continuing operations	$(2,856)	$2,187	$1,074	$3,119	$2,096
Net income (loss)	$(2,795)	$2,111	$938	$3,091	$2,080
Net income (loss) attributable to Newmont stockholders (1)	$(2,534)	$1,802	$332	$2,252	$1,284
Income (loss) per common share:
Basic:
Continuing operations	$(5.21)	$3.79	$0.95	$4.63	$2.66
Discontinued operations	0.12	(0.15)	(0.28)	(0.06)	(0.02)

	$(5.09)	$3.64	$0.67	$4.57	$2.64

Diluted:
Continuing operations	$(5.21)	$3.76	$0.93	$4.56	$2.66
Discontinued operations	0.12	(0.15)	(0.27)	(0.06)	(0.02)

	$(5.09)	$3.61	$0.66	$4.50	$2.64

Dividends declared per common share	$1.225	$1.40	$1.00	$0.50	$0.40

	At December 31,
	2013	2012	2011	2010	2009
Total assets	$24,607	$29,573	$26,041	$25,627	$22,263
Debt, including current portion	$6,740	$6,298	$4,313	$4,441	$4,809
Newmont stockholders’ equity	$9,993	$13,696	$12,826	$13,309	$10,667

(1)	Net income (loss) attributable to Newmont stockholders includes discontinued operations of $61, $(76), $(136), $(28) and $(11) net of tax in 2013, 2012, 2011, 2010 and 2009, respectively.

NEWMONT MINING CORPORATION

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF CONSOLIDATED FINANCIAL CONDITION AND RESULTS OF OPERATIONS (dollars in millions, except per share, per ounce and per pound amounts)

The following discussion provides information that management believes is relevant to an assessment and understanding of the consolidated financial condition and results of operations of Newmont Mining Corporation and its subsidiaries (collectively, “Newmont,” the “Company,” “our” and “we”). We use certain non-GAAP financial performance measures in our MD&A. For a detailed description of each of the non-GAAP measures used in this MD&A, please see the discussion under “Non-GAAP Financial Performance Measures” beginning on page 35. References to “A$” refer to Australian currency, “C$” to Canadian currency and “NZ$” to New Zealand currency. This item should be read in conjunction with our consolidated financial statements and the notes thereto included in this annual report.

Overview

Newmont is one of the world’s largest gold producers and is the only gold company included in the S&P 500 Index and the Fortune 500, and has been included in the Dow Jones Sustainability World Index for seven consecutive years. We are also engaged in the exploration for and acquisition of gold and gold/copper properties. We have significant operations and/or assets in the United States, Australia, Peru, Indonesia, Ghana, New Zealand and Mexico.

Our vision is to be the most valued and respected mining company through industry leading performance. 2013 highlights are included below and discussed further in Results of Consolidated Operations.

2013 Operating highlights.

•	Sales of $8,414;

•	Average realized gold and copper prices of $1,393 per ounce and $2.98 per pound, respectively.

•	Consolidated gold production of approximately 5.5 million ounces (5.1 million attributable ounces) at Costs applicable to sales of $772 per ounce;

•	Consolidated copper production of approximately 262 million pounds (179 million attributable pounds) at Costs applicable to sales of $4.12 per pound;

•	Gold operating margin (see “Non-GAAP Financial Measures” on page 35) of $621 per ounce;

•	Net income (loss) attributable to Newmont stockholders of $(5.09) per share, Adjusted net income (see “Non-GAAP Financial Measures” on page 35) of $1.25 per share; and

•	Gold and copper reserves of 88.4 million ounces and 8,130 million pounds, respectively at December 31, 2013.

Advancing our project pipeline.

We remain focused on the progression of our next generation of mining projects. Approximately 40% of our 2013 capital expenditures were allocated as development capital for the development of the Akyem project, the Phoenix Copper Leach project, the Turf Ventilation Shaft project and the Conga project. The remaining 60% of our 2013 capital expenditures was spent on sustaining capital. We manage our wider project portfolio to maintain flexibility to address the development risks associated with our projects including permitting, local community and government support, engineering and procurement availability, technical issues, escalating costs and other associated risks that could adversely impact the timing and costs of certain opportunities.

Our opportunities in the Execution phase of development comprise a significant part of the Company’s growth strategy and include Akyem in Ghana, Phoenix Copper Leach and Turf Ventilation Shaft in Nevada and Conga in Peru, as described further below.

Akyem, Ghana. Construction activities were completed in September 2013 on time and on budget and commercial production was achieved in the fourth quarter of 2013. Akyem exceeded guidance by producing 129,000 ounces of gold in 2013 and gold production is expected to be 350,000 to 450,000 ounces per year for the first five years of the mine’s operating life of approximately 19 years. Total capital costs were $940. At December 31, 2013, we reported 7.2 million ounces of gold reserves at Akyem.

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Phoenix Copper Leach, Nevada. Construction activities were completed in September 2013 on time and on budget with the first copper cathode produced and commercial production achieved in the fourth quarter of 2013. Total capital costs were $169.

Conga, Peru. Due to local political and community protests, construction and development activities at the Conga project were largely suspended in November 2011. The results of the Peruvian Central Government initiated Environmental Impact Assessment (“EIA”) independent review were announced on April 20, 2012 and confirmed our initial EIA met Peruvian and International standards. The review made recommendations to provide additional water capacity and social funds, which we have largely accepted. We announced our decision to move the project forward on a “water first” approach on June 22, 2012. Spending on the project in 2013 was $186. Total property, plant and mine development was $1,616 at December 31, 2013. At December 31, 2013 we reported 6.4 million attributable ounces of gold reserves and 1,690 million attributable pounds of copper reserves at Conga. Construction of Conga and the implementation of the independent EIA review recommendations will continue provided it can be done in a safe manner with risk-adjusted returns that justify future investment. Should we be unable to continue with the current development plan at Conga, we may reprioritize and reallocate capital to other alternatives, which may result in a potential accounting impairment. See Item1A, Risk Factors, in Newmont’s Annual Report on Form 10-K for the year ended December 31, 2013 filed February 20, 2014 for a description of political risks related to the project’s development.

We continue to advance earlier stage development assets through our project pipeline in our four operating regions. The exploration, construction and operation of these earlier stage development assets may require significant funding if they go into execution. Three of these projects are described further below:

Merian, Suriname. On February 19, 2014 we completed the acquisition of the remaining 20% minority interest in the Merian project. The Mineral and Partnership Agreements were signed by Newmont’s indirect subsidiary, Suriname Gold Company, LLC, and the Government of Suriname on November 22, 2013. The project feasibility study is now complete and subject to Board of Directors’ approval for full funding in the second quarter of 2014. If approved, the project will allow Newmont to pursue a new district with upside potential and the opportunity to grow and extend the operating life of the South American region. Initial estimated gold production (on a 100% basis) of 350,000 to 450,000 ounces is expected per year, once Merian comes into production. At December 31, 2013, we reported 3.4 million attributable ounces of gold reserves at Merian.

Long Canyon, Nevada. The project is in the selection and confirmation stage of development and we continue to develop our understanding of Long Canyon and the district. We have submitted the Plan-of-Operations to the Bureau of Land Management in support of our Environmental Impact Statement (“EIS”) and continue to progress the exploration program. At December 31, 2013, we reported 1.0 million attributable ounces of gold reserves at Long Canyon. We anticipate Stage 3 details engineering and permitting to be completed by the end of 2014.

Ahafo Mill Expansion, Ghana. We are continuing to evaluate alternatives for development of this project. Current engineering efforts are focused on reducing the scale of the project. The potential improved economics and feasibility of the project will be assessed by the end of 2014.

NEWMONT MINING CORPORATION

Summary of Consolidated Financial and Operating Performance

	Years Ended December 31,
	2013	2012	2011
Sales	$8,414	$9,964	$10,441
Income (loss) from continuing operations	$(2,856)	$2,187	$1,074
Net income (loss)	$(2,795)	$2,111	$938
Net income (loss) attributable to Newmont stockholders	$(2,534)	$1,802	$332

Per common share, basic
Income (loss) from continuing operations	$(5.21)	$3.79	$0.95
Net income (loss)	$(5.09)	$3.64	$0.67

Adjusted net income(1)	$623	$1,843	$2,136
Adjusted net income per share (1)	$1.25	$3.72	$4.32

Gold ounces produced (thousands)
Consolidated	5,463	5,583	5,873
Attributable(2)	5,065	4,977	5,166
Copper pounds produced (millions)
Consolidated	262	254	364
Attributable	179	173	223

Gold ounces sold (thousands)
Consolidated	5,489	5,466	5,820
Attributable	4,968	4,787	5,025
Copper pounds sold (millions)
Consolidated	258	257	380
Attributable	177	173	227

Average price realized, net
Gold (per ounce)	$1,393	$1,662	$1,562
Copper (per pound)	$2.98	$3.43	$3.54

Costs applicable to sales(3)
Gold (per ounce)	$772	$684	$598
Copper (per pound)	$4.12	$2.32	$1.30

Operating margin(1)
Gold (per ounce)	$621	$978	$964
Copper (per pound)	$(1.14)	$1.11	$2.24

(1)	See “Non-GAAP Financial Measures” beginning on page 35.
(2)	Includes 65, 53 and 64 thousand ounces in 2013, 2012 and 2011, respectively, from our interest in La Zanja and 56, 31 and 17 thousand ounces in 2013, 2012 and 2011, respectively, from our interest in Duketon.
(3)	Excludes Amortization and Reclamation and remediation.

Consolidated Financial Performance

Sales decreased 16% in 2013 compared to 2012 due to lower average realized gold and copper price. The average realized gold price decreased 16% to $1,393 per ounce in 2013 from $1,662 per ounce in 2012. The average realized copper price, including $10 unfavorable mark to market adjustments on provisionally priced copper sales, decreased 13% to $2.98 per pound in 2013 compared to $3.43 per pound in 2012. Costs applicable to sales increased 22% in 2013 compared to 2012 due primarily to the stockpile and leach pad write-downs as a result of lower gold price assumptions as well as higher waste mining activities, higher milling costs and higher royalty costs.

NEWMONT MINING CORPORATION

Liquidity

Our financial position was as follows:

	At December 31,
	2013	2012
Cash and cash equivalents	$1,555	$1,561
Debt	$6,740	$6,298

Net Debt	$5,185	$4,737

Investments	$517	$1,532
Newmont stockholders’ equity	$9,993	$13,696

During 2013, our debt and liquidity positions were affected by the following:

•	Net cash provided from continuing operations of $1,561;

•	Capital expenditures of $1,900;

•	Included in net cash provided from continuing operations are income and mining taxes paid of $361;

•	Proceeds from debt of $388, net of repayments;

•	Proceeds from sale of marketable securities of $589 primarily due to the sale of Canadian Oil Sands securities; and

•	Dividends paid to common shareholders of $610.

Accounting Developments

For a discussion of Recently Adopted Accounting Pronouncements and Recently Issued Accounting Pronouncements, see Note 3 to the Consolidated Financial Statements.

Critical Accounting Policies

Listed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.

Amortization

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and amortized using the straight-line method at rates sufficient to amortize such costs over the estimated future lives of such facilities or equipment and their components. These lives do not exceed the estimated mine life based on proven and probable reserves as the useful lives of these assets are considered to be limited to the life of the relevant mine.

Costs incurred to develop new properties are capitalized as incurred where it has been determined that the property can be economically developed based on the existence of proven and probable reserves. At our surface mines, these costs include costs to further delineate the ore body and remove overburden to initially expose the ore body. At our underground mines, these costs include the cost of building access ways, shaft sinking and access, lateral development, drift development, ramps and infrastructure development. All such costs are amortized using the units-of-production (“UOP”) method over the estimated life of the ore body based on estimated recoverable ounces to be produced from proven and probable reserves.

Mine development costs incurred after the commencement of production are amortized using the UOP method based on estimated recoverable ounces to be produced from proven and probable reserves. To the extent that such costs benefit the entire ore body, they are amortized over the estimated recoverable ounces or pounds in proven and probable

NEWMONT MINING CORPORATION

reserves of the entire ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that block or area are amortized over the estimated recoverable ounces or pounds in proven and probable reserves of that specific ore block or area.

The calculation of the UOP rate of amortization, and therefore the annual amortization charge to operations, could be materially impacted to the extent that actual production in the future is different from current forecasts of production based on proven and probable reserves. This would generally occur to the extent that there were significant changes in any of the factors or assumptions used in determining reserves. These changes could include: (i) an expansion of proven and probable reserves through exploration activities; (ii) differences between estimated and actual costs of production, due to differences in grade, metal recovery rates and foreign currency exchange rates; and (iii) differences between actual commodity prices and commodity price assumptions used in the estimation of reserves. If reserves decreased significantly, amortization charged to operations would increase; conversely, if reserves increased significantly, amortization charged to operations would decrease. Such changes in reserves could similarly impact the useful lives of assets depreciated on a straight-line basis, where those lives are limited to the life of the mine, which in turn is limited to the life of the proven and probable reserves.

The expected useful lives used in amortization calculations are determined based on applicable facts and circumstances, as described above. Significant judgment is involved in the determination of useful lives, and no assurance can be given that actual useful lives will not differ significantly from the useful lives assumed for the purpose of amortization calculations.

Carrying Value of Stockpiles

Stockpiles represent ore that has been extracted from the mine and is available for further processing. Mine sequencing may result in mining material at a faster rate than can be processed. We generally process the highest ore grade material first to maximize metal production; however, a blend of stockpiled material may be processed to balance hardness and/or metallurgy in order to maximize throughput and recovery. Processing of lower grade stockpiled ore may continue after mining operations are completed. Sulfide ore stockpiles are subject to oxidation over time which can reduce expected future recoveries. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data), and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are added to stockpiles based on current mining costs, including applicable overhead and amortization relating to mining operations. Costs are removed at each stockpile’s average cost per recoverable ounce of gold or pound of copper as material is processed.

The following is a summary of our ore stockpiles:

	At December 31,		At December 31,
	2013	2012	2013	2012
	($ in millions)		($ per ounce)
Gold
North America	$662	$556	$231	$184
South America	290	120	487	219
Australia / New Zealand	375	546	204	310
Indonesia	232	258	415	457
Africa	327	238	250	320

Total	$1,886	$1,718	$263	$258

	At December 31,		At December 31,
	2013	2012	2013	2012
	($ in millions)		($ per pound)
Copper
North America	$13	$12	$0.49	$0.39
Australia / New Zealand	57	101	0.68	1.15
Indonesia	1,058	1,285	0.98	1.07

Total	$1,128	$1,398	$0.95	$1.06

NEWMONT MINING CORPORATION

We record stockpiles at the lower of average cost or net realizable value (“NRV”), and carrying values are evaluated at least quarterly. NRV represents the estimated future sales price based on short-term and long-term metals prices, less estimated costs to complete production and bring the product to sale. The primary factors that influence the need to record write-downs of stockpiles include short-term and long-term metals prices and costs for production inputs such as labor, fuel and energy, materials and supplies, as well as realized ore grades and recovery rates. The Company recorded write-downs to reduce the carrying value of stockpiles to net realizable value of $1,040, $24 and $1 in 2013, 2012 and 2011, respectively, as components of Cost applicable to sales and Amortization. The significant assumptions in determining the stockpile NRV for each mine site reporting unit at December 31, 2013 included production cost and capitalized expenditure assumptions unique to each operation, a long-term gold price of $1,300 per ounce, a long-term copper price of $3.00 per pound and a U.S. to Australian dollar long-term exchange rate of $0.92 per A$1.00. If short-term and long-term metals prices decrease and/or the value of the stockpiles decrease, it may be necessary to record a write-down of stockpiles to NRV.

The NRV measurement involves the use of estimates and assumptions unique to each mining operation regarding current and future operating and capital costs, metal recoveries, production levels, commodity prices, proven and probable reserve quantities, engineering data and other factors. A high degree of judgment is involved in determining such assumptions and estimates and no assurance can be given that actual results will not differ significantly from those estimates and assumptions.

The following is a summary of the historical stockpile cost and estimated future processing costs by region:

	At December 31, 2013
	Historical Costs	($ per ounce) Estimated Future Processing Costs	Total Estimated Production Costs
Gold
North America	$231	$639	$870
South America	487	354	841
Australia / New Zealand	204	1,077	1,281
Indonesia	415	752	1,167
Africa	250	644	894

Weighted Average	$263	$737	$1,000

	At December 31, 2013
	Historical Costs	($ per pound) Estimated Future Processing Costs	Total Estimated Production Costs
Copper
North America	$0.49	$1.06	$1.55
Australia / New Zealand	0.68	2.04	2.72
Indonesia	0.98	1.78	2.76

Weighted Average	$0.95	$1.78	$2.73

Carrying Value of Ore on Leach Pads

Ore on leach pads represent ore that has been mined and placed on leach pads where a weak cyanide solution is applied to the surface of the heap to dissolve the gold. Costs are added to ore on leach pads based on current mining costs, including applicable amortization relating to mining operations. Costs are removed from ore on leach pads as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad.

NEWMONT MINING CORPORATION

Estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, our operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of gold on our leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to NRV are accounted for on a prospective basis. The Company recorded write-downs to reduce the carrying value of leach pads to net realizable value of $157, $4 and $0 in 2013, 2012 and 2011, respectively, as components of Cost applicable to sales and Amortization. The significant assumptions in determining the NRV for each mine site reporting unit at December 31, 2013 apart from production cost and capitalized expenditure assumptions unique to each operation included a long-term gold price of $1,300 per ounce. If short-term and long-term gold prices decrease, and/or the value of the ore on leach pads decrease, it may be necessary to record a write-down of ore on leach pads to NRV.

The following is a summary of our ore on leach pads:

	At December 31,		At December 31,
	2013	2012	2013	2012
	($ in millions)		($ per ounce)
Gold
North America	$217	$167	$493	443
South America	214	378	809	973

Total	$431	$545	$598	$697

	At December 31,		At December 31,
	2013	2012	2013	2012
	($ in millions)		($ per pound)
Copper
North America	$40	$21	$0.85	$1.02

The following is a summary of our ore on leach pad historical cost and estimated future processing costs by region:

	At December 31, 2013
	Historical Costs	($ per ounce) Estimated Future Processing Costs	Total Estimated Production Costs
Gold
North America	$493	$542	$1,035
South America	809	394	1,203

Weighted Average	$598	$492	$1,090

	At December 31,
	Historical Costs	($ per pound) Estimated Future Processing Costs	Total Estimated Production Costs
Copper
North America	$0.85	$1.06	$1.91

NEWMONT MINING CORPORATION

Carrying Value of Long-Lived Assets

We review and evaluate our long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. Asset impairment is considered to exist if the total estimated pre-tax future cash flows on an undiscounted basis are less than the carrying amount of the asset, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on estimated quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, trends and related factors), production levels, operating costs, capital requirements and reclamation costs, all based on life-of-mine plans. The significant assumptions in determining the future cash flows for each mine site reporting unit at December 31, 2013 apart from production cost and capitalized expenditure assumptions unique to each operation, included a long-term gold price of $1,300 per ounce, a long-term copper price of $3.00 per pound and U.S. to Australian dollar long-term exchange rate of $0.92 per A$1.00. During 2013, 2012 and 2011, we recorded impairments of $4,352, $52, and $2,084, respectively, to reduce the carrying value of property, plant and mine development as part of Write-down of property, plant and mine development.

Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization other than proven and probable reserves are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups.

As discussed above under Amortization, various factors could impact our ability to achieve our forecasted production schedules from proven and probable reserves. Additionally, production, capital and reclamation costs could differ from the assumptions used in the cash flow models used to assess impairment. The ability to achieve the estimated quantities of recoverable minerals from exploration stage mineral interests involves further risks in addition to those factors applicable to mineral interests where proven and probable reserves have been identified, due to the lower level of confidence that the identified mineralized material could ultimately be mined economically. Assets classified as exploration potential have the highest level of risk that the carrying value of the asset can be ultimately realized, due to the still lower level of geological confidence and economic modeling.

Derivative Instruments

With the exception of the Call Spread Transactions (as described in Note 13 to the Consolidated Financial Statements), all financial instruments that meet the definition of a derivative are recorded on the balance sheet at fair value. Changes in the fair value of derivatives are recorded in the statements of consolidated income, except for the effective portion of the change in fair value of derivatives that are designated as cash flow hedges. Management applies judgment in estimating the fair value of instruments that are highly sensitive to assumptions regarding commodity prices, market volatilities, foreign currency exchange rates and interest rates. Variations in these factors could materially affect amounts credited or charged to earnings to reflect the changes in fair value of derivatives. Certain derivative contracts are accounted for as cash flow hedges, whereby the effective portion of changes in fair value of these instruments are deferred in Accumulated other comprehensive income and will be recognized in the statements of consolidated income when the underlying transaction designated as the hedged item impacts earnings. The derivative contracts accounted for as cash flow hedges are designated against foreign currency expenditures, diesel purchases, or future debt interest payments where management believes the forecasted transaction is probable of occurring. To the extent that management determines that the forecasted transactions are no longer probable of occurring, gains and losses deferred in Accumulated other comprehensive income would be reclassified to the statements of consolidated income immediately.

Reclamation and Remediation Obligations

Reclamation costs are allocated to expense over the life of the related assets and are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation and remediation costs. Reclamation obligations are based on when the spending for an existing environmental disturbance will occur. We review, on at least an annual basis, the reclamation obligation at each mine.

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Reclamation obligations for inactive mines are accrued based on management’s best estimate of the costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates at inactive mines are reflected in earnings in the period an estimate is revised.

Accounting for reclamation and remediation obligations requires management to make estimates unique to each mining operation of the future costs we will incur to complete the reclamation and remediation work required to comply with existing laws and regulations. Actual costs incurred in future periods could differ from amounts estimated. Additionally, future changes to environmental laws and regulations could increase the extent of reclamation and remediation work required. Any such increases in future costs could materially impact the amounts charged to earnings for reclamation and remediation.

Income and Mining Taxes

We recognize the expected future tax benefit from deferred tax assets when the tax benefit is considered to be more likely than not of being realized. Assessing the recoverability of deferred tax assets requires management to make significant estimates related to expectations of future taxable income. Estimates of future taxable income are based on forecasted cash flows and the application of existing tax laws in each jurisdiction. Refer above to Carrying Value of Long-Lived Assets for a discussion of the factors that could cause future cash flows to differ from estimates. To the extent that future cash flows and taxable income differ significantly from estimates, our ability to realize deferred tax assets recorded at the balance sheet date could be impacted. Additionally, future changes in tax laws in the jurisdictions in which we operate could limit our ability to obtain the future tax benefits represented by our deferred tax assets recorded at the reporting date.

Our operations involve dealing with uncertainties and judgments in the application of complex tax regulations in multiple jurisdictions. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state, and international tax audits. We recognize potential liabilities and record tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on our estimate of whether, and the extent to which, additional taxes will be due. We adjust these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. If our estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If an estimate of tax liabilities proves to be greater than the ultimate assessment, a tax benefit would result. We recognize interest and penalties, if any, related to unrecognized tax benefits in Income and mining tax expense.

Consolidated Financial Results

Gold Sales decreased $1,438 in 2013 compared to 2012 due to a $269 per ounce decrease in the average net realized price, partially offset by 23,000 more ounces sold. Gold Sales decreased $13 in 2012 compared to 2011 due to 354,000 fewer ounces sold, partially offset by a $100 per ounce increase in the average net realized price. For a complete discussion regarding variations in gold volumes, see Results of Consolidated Operations below.

The following analysis summarizes the changes in consolidated gold sales:

	Years Ended December 31,
	2013	2012	2011
Consolidated gold sales:
Gross before provisional pricing	$7,694	$9,115	$9,128
Provisional pricing mark-to-market	(17)	4	31

Gross after provisional pricing	7,677	9,119	9,159
Treatment and refining charges	(32)	(36)	(63)

Net	$7,645	$9,083	$9,096

Consolidated gold ounces sold (thousands)	5,489	5,466	5,820

Average realized gold price (per ounce):
Gross before provisional pricing	$1,402	$1,668	$1,568
Provisional pricing mark-to-market	(3)	1	5

Gross after provisional pricing	1,399	1,669	1,573
Treatment and refining charges	(6)	(7)	(11)

Net	$1,393	$1,662	$1,562

The change in consolidated gold sales is due to:

		2013 vs. 2012	2012 vs. 2011
Change in consolidated ounces sold		$39	$(557)
Change in average realized gold price		(1,481)	517
Change in treatment and refining charges		4	27

		$(1,438)	$(13)

NEWMONT MINING CORPORATION

Copper Sales decreased $112 in 2013 compared to 2012 due primarily to a $0.45 per pound decrease in the average net realized price. Copper Sales decreased $464 in 2012 compared to 2011 due to 123 million fewer pounds sold and an $0.11 per pound decrease in the average net realized price. For a complete discussion regarding variations in copper volumes, see Results of Consolidated Operations below.

The following analysis reflects the changes in consolidated copper sales:

	Years Ended December 31,
	2013	2012	2011
Consolidated copper sales:
Gross before provisional pricing	$850	$926	$1,528
Provisional pricing mark-to-market	(10)	22	(98)

Gross after provisional pricing	840	948	1,430
Treatment and refining charges	(71)	(67)	(85)

Net	$769	$881	$1,345

Consolidated copper pounds sold (millions)	258	257	380

Average realized copper price (per pound):
Gross before provisional pricing	$3.29	$3.60	$4.02
Provisional pricing mark-to-market	(0.04)	0.09	(0.26)

Gross after provisional pricing	3.25	3.69	3.76
Treatment and refining charges	(0.27)	(0.26)	(0.22)

Net	$2.98	$3.43	$3.54

The change in consolidated copper sales is due to:

		2013 vs. 2012	2012 vs. 2011
Change in consolidated pounds sold		$4	$(463)
Change in average realized copper price		(112)	(19)
Change in treatment and refining charges		(4)	18

		$(112)	$(464)

NEWMONT MINING CORPORATION

The following is a summary of consolidated gold and copper sales, net:

	Years Ended December 31,
	2013	2012	2011
Gold
North America:
Carlin	$1,390	$1,828	$1,488
Phoenix	295	305	363
Twin Creeks	728	718	849
La Herradura	258	354	331

	2,671	3,205	3,031

South America:
Yanacocha	1,458	2,202	2,003

Australia / New Zealand:
Boddington	1,038	1,184	1,056
Tanami	449	302	346
Jundee	398	537	530
Waihi	157	104	149
Kalgoorlie	460	569	588

	2,502	2,696	2,669

Indonesia:
Batu Hijau	57	106	524

Africa:
Ahafo	793	874	869
Akyem	164	—	—

	957	874	869

	7,645	9,083	9,096

Copper
Phoenix	92	96	83
Boddington	211	224	210
Batu Hijau	466	561	1,052

	769	881	1,345

	$8,414	$9,964	$10,441

Costs applicable to sales for gold increased in 2013 compared to 2012 due primarily to the stockpile and leach pad write-downs as a result of lower gold price assumptions. The increase in 2012 compared to 2011 was due to higher mining, milling, and royalty costs, partially offset by lower sales volumes and an increase to stockpiles. Costs applicable to sales for copper increased in 2013 from 2012 due to the stockpile write-downs as a result of the lower copper price assumptions. The increase in 2012 from 2011 was due to continued waste mining at Batu Hijau and higher milling costs at Boddington, coupled with the higher allocation of costs to copper. For a complete discussion regarding variations in operations, see Results of Consolidated Operations below.

Amortization expense increased in 2013 from 2012 due to the portion of the aforementioned stockpile and leach pad write-downs that is associated with amortization, higher mine development costs, and higher asset retirement costs. Amortization expense decreased in 2012 from 2011 due to lower production, partially offset by additional investments in mine development and equipment and higher asset retirement costs. Amortization expense fluctuates as capital expenditures increase or decrease and as production levels increase or decrease due to the use of the units-of-production amortization method for mineral interests and mine development. For a complete discussion, see Results of Consolidated Operations, below.

NEWMONT MINING CORPORATION

The following is a summary of Costs applicable to sales and Amortization by operation:

	Costs Applicable to Sales			Amortization
	Years Ended December 31,			Years Ended December 31,
	2013	2012	2011	2013	2012	2011
Gold
North America:
Carlin	$767	$767	$715	$142	$137	$149
Phoenix	164	111	100	32	22	27
Twin Creeks	273	256	263	80	61	93
La Herradura	177	132	110	34	21	20
Other North America	—	—	—	—	1	—

	1,381	1,266	1,188	288	242	289
South America:
Yanacocha	684	669	711	333	254	234
Other South America	—	—	—	1	—	—

	684	669	711	334	254	234

Australia / New Zealand:
Boddington	805	623	470	165	159	122
Tanami	270	250	205	81	50	40
Jundee	206	172	140	80	50	56
Waihi	103	97	101	31	23	22
Kalgoorlie	342	277	235	23	18	17
Other Australia/New Zealand	—	—	—	14	5	3

	1,726	1,419	1,151	394	305	260
Indonesia:
Batu Hijau	107	71	164	22	12	35

Africa:
Ahafo	307	314	265	78	75	76
Akyem	32	—	—	13	—	—

	339	314	265	91	75	76

	4,237	3,739	3,479	1,129	888	894

Copper
Phoenix	52	60	44	11	9	8
Boddington	195	150	118	37	34	28
Batu Hijau	815	385	332	163	76	71

	1,062	595	494	211	119	107

Other
Corporate and other	—	—	—	22	25	35

	$5,299	$4,334	$3,973	$1,362	$1,032	$1,036

Exploration expense decreased to $247 in 2013 from $356 in 2012 due to decreases in both brownfields and greenfields expenditures in all our regions. Exploration activities in a number of countries including Solomon Islands, Papua New Guinea and Cote d’Ivoire have been discontinued. Exploration expense increased in 2012 from $350 in 2011 due to additional near mine expenditures in South America and Africa, mostly offset by the elimination of exploration at Hope Bay.

During 2013, we removed 4.6 million ounces from proven and probable reserves, along with 6.2 million ounces of depletion. Reserve reductions were primarily due to updated models, revised designs, and a decrease in gold price assumptions which resulted in net decreases (before depletion) in Australia/New Zealand (2.9 million ounces), North America (1.7 million ounces), Africa (0.9 million ounces), and Indonesia (0.1 million ounces). South America reserves increased due to conversion of mineralized material at the Merian project in Suriname and at Yanacocha (1.0 million ounces). The estimated impact of the change in gold price assumption on these reserve reductions was a decrease of (2.5) million ounces.

During 2012, we added 5.5 million ounces to proven and probable reserves, with 6.2 million ounces of depletion Reserve additions were primarily due to conversion of mineralized material at the Merian project in Suriname (1.8 million

NEWMONT MINING CORPORATION

ounces), Carlin underground, (1.7 million ounces) and La Herradura (0.6 million ounces) with the remaining additions coming from open pit and underground sources in all regions (1.4 million ounces). The estimated impact of the change in gold price assumption on these reserve additions was an increase of 1.5 million ounces.

During 2011, we added 11.6 million ounces to proven and probable reserves, with 6.3 million ounces of depletion. Reserve additions were primarily due to conversion of mineralized material at Ahafo (2.7 million ounces), Carlin open pit, (2.3 million ounces), Phoenix (1.5 million ounces), Carlin underground (1.2 million ounces), Kalgoorlie (1.0 million ounces) and Tanami (0.7 million ounces) with the remaining additions coming from open pit and underground sources in all regions (2.2 million ounces). The estimated impact of the change in gold price assumption on these reserve additions was an increase of 3.3 million ounces.

Advanced projects, research and development expense includes development project management costs, feasibility studies and certain drilling costs. Advanced projects, research and development expense decreased 36% in 2013 compared to 2012 due to spending decreases in Nevada as well as fewer projects undertaken in other regions than originally anticipated. The following is a summary of Advanced projects, research and development expense by segment:

	Years Ended December 31,
	2013	2012	2011
North America
Carlin	$13	$7	$4
Phoenix	3	6	5
Twin Creeks	2	9	9
La Herradura	10	9	2
Other North America	10	21	6
South America
Yanacocha	19	20	19
Other South America	30	95	20
Australia/New Zealand
Boddington	6	6	5
Tanami	3	6	—
Jundee	—	3	—
Waihi	3	4	4
Kalgoorlie	—	2	1
Other Australia / New Zealand	5	—	—
Indonesia
Batu Hijau	7	17	6
Africa
Ahafo	23	13	10
Akyem	7	12	5
Corporate and Other
Technical and project services	55	96	89
Corporate	26	22	188

	$222	$348	$373

General and administrative expense decreased to $203 in 2013, compared to $212 in 2012, due to lower labor costs. General and administrative expense increased in 2012 compared to $198 in 2011 due to higher benefit and compensation costs. General and administrative expense as a percentage of Sales was 2.4% in 2013, compared to 2.1% and 1.9% in 2012 and 2011, respectively.

Write-downs totaled $4,352, $52 and $2,084 for 2013, 2012 and 2011, respectively. The 2013 write-down at Boddington in Australia was primarily due to a decrease in the Company’s long-term gold and copper price assumptions combined with rising operating costs. The 2013 write-down at North America’s Long Canyon project was primarily due to a decrease in the Company’s long-term gold price assumption and improved understanding of the ore body. These factors represented significant changes in the business, requiring the Company to evaluate long-lived assets for

NEWMONT MINING CORPORATION

impairment. For purposes of this evaluation, estimates of future cash flows of the individual reporting units were used to determine fair value. The estimated cash flows were derived from life-of-mine plans, developed using long-term pricing reflective of the current price environment and management’s projections for operating costs. Refer to Note 17 for additional information related to long-term gold and copper price assumptions and to the fair value determination of the impairment.

Due to the above conditions, Goodwill was included in the Company’s impairment analysis. After-tax discounted future cash flows of reporting units with Goodwill were analyzed. Goodwill at Jundee, Kalgoorlie, Tanami and Waihi had a carrying value of $188 at December 31, 2012. As a result of this evaluation, the Company recorded an impairment of $56, resulting in a carrying value of $132 at December 31, 2013 related to Kalgoorlie, Jundee and Waihi.

The 2012 write-down was primarily due to an impairment of the FALC JV diamond project as well as write-downs of non-essential surface equipment at Other South America.

The 2011 write-down related to the Hope Bay project. The project was evaluated against other projects and development opportunities within the Company’s wider project pipeline. The amount of the Hope Bay write-down was recorded at fair value based on the estimated recoverable value, net of transportation and selling costs utilizing the liquidation model.

Other expense, net was $300, $449 and $265 for 2013, 2012 and 2011, respectively. The decrease in 2013 over 2012 is due to lower Hope Bay care and maintenance costs and regional administration and community development expenses, partially offset by higher transaction costs related to TMAC. The increase in 2012 over 2011 is due to Hope Bay care and maintenance costs, restructuring charges and higher expenses for regional administration and community development, partially offset by the Indonesian value added tax settlement and Fronteer acquisition costs in 2011.

Other income, net was $349, $278 and $12 for 2013, 2012 and 2011, respectively. The increase in 2013 over 2012 is due to a gain on the sale of the Canadian Oil Sands investment and higher foreign currency exchange gains, partially offset by higher other-than-temporary impairments of marketable equity securities and lower income from developing projects. The increase in 2012 over 2011 is due to lower other-than-temporary impairment charges for marketable equity securities, the sale of non-core assets, a reduction of an allowance for loan receivable, higher income from development projects, a gain on derivative ineffectiveness and higher Canadian Oil Sands dividends, partially offset by a lower gain on sale of investments.

Interest expense, net was $303, $249 and $244 for 2013, 2012 and 2011, respectively. Capitalized interest totaled $88, $107 and $52 in each year, respectively. Interest expense, net increased in 2013 compared to 2012 due to decreased capitalized interest and higher drawdowns on the Corporate Credit Facility, as well as a full year’s worth of interest on the 2022 and 2042 Senior Notes that were issued in March of 2012. Capitalized interest decreased from capital projects being completed at Akyem and Phoenix copper leach and other projects being deferred. Interest expense, net increased in 2012 from 2011 due to the issuance of the 2022 and 2042 Senior Notes, partially offset by the repayment of the 2012 Convertible Senior Notes in the first quarter of 2012.

Income and mining tax benefit was $755, resulting in an effective tax rate of 21%. This compares to income tax expense of $876 and $747, or effective tax rates of 28% and 41% for 2012 and 2011, respectively. The effective tax rate in 2013 differed from the prior two years primarily due to non-recurring tax benefits of prior year tax restructuring, impact of changes in our valuation allowances and significant decrease in the benefit of percentage depletion.

During 2013, the Company recognized a $791 deferred tax benefit (at a blended federal and state statutory rate of 38%) due to the impairment of the Long Canyon and Northumberland assets. This benefit reflects a reduction of the deferred tax liability that was established upon Newmont’s purchase of Fronteer Gold Inc. in 2011.

The factors that most significantly impacted our effective tax rates for the year are percentage depletion, changes in estimates of reserves for income tax uncertainties, valuation allowances related to deferred tax assets, mining taxes and the impact of certain specific transactions. Many of these factors are sensitive to the average realized price of gold and other metals. For a complete discussion, see Note 9 to the Consolidated Financial Statements.

Net income (loss) attributable to noncontrolling interests decreased to a net loss of $261 in 2013 compared to net income of $309 in 2012 and net income of $606 in 2011 as a result of decreased earnings at Batu Hijau and Minera Yanacocha as well as the TMAC transaction in March 2013.

NEWMONT MINING CORPORATION

Equity income (loss) of affiliates was as follows:

	Years Ended December 31,
	2013	2012	2011
Minera La Zanja S.R.L. (46.9%)	$19	$18	$52
Euronimba Ltd. (43.5%)	(25)	(69)	(41)
Novo Resources (32%)	1	—	—

	$(5)	$(51)	$11

We have a 46.94% interest in Minera La Zanja, S.R.L. (“La Zanja”), near the city of Cajamarca, Peru. The remaining interest is held by Compañia de Minas Buenaventura, S.A.A. (“Buenaventura”).

We have a 43.50% interest in Euronimba Ltd. (“Euronimba”), with the remaining interests held by BHP Billiton (43.50%) and Areva (13%). Euronimba owns 95% of the Nimba iron ore project located in the Republic of Guinea, which is in the early stages of development.

We have a 32% interest in Novo Resources Corporation (“Novo”). Novo owns a majority of the Beaton’s Creek discovery with Millennium Minerals in the Pilbara region of Western Australia.

Income (loss) from discontinued operations include Holloway Mining Company, which owned the Holt-McDermott property (“Holt property”) that was sold to St. Andrew Goldfields Ltd. (“St. Andrew”) in 2006. In 2009, the Superior Court issued a decision finding Newmont Canada Corporation (“Newmont Canada”) liable for a sliding scale royalty on production from the Holt property, which Newmont Canada appealed. In 2011, the Ontario Court of Appeal upheld the Superior Court ruling increasing the previously recorded liability by an additional $136 charge, net of tax benefits of $7. In 2012, we recognized a $76 charge, net of tax benefits of $4. In 2013, we recognized a $61 benefit, net of tax expense of $28, reflecting the impact of lower gold prices on our estimated future royalty liability.

Other comprehensive loss, net of tax was $671 in 2013 and included non-cash adjustments for a $577 net loss in value of marketable securities primarily related to Canadian Oil Sands Trust, Regis Resources Ltd., Paladin Energy, Ltd. and Gabriel Resources Ltd., a $31 net loss on the translation of subsidiaries with non-U.S. dollar functional currencies, a $152 net gain related to pension and other post-retirement benefit adjustments mainly as a result of changes in actuarial estimates, and a $215 net loss on derivatives designated as cash flow hedges due mainly to foreign currency hedge losses. Other comprehensive income, net of tax was $161 in 2012 and included non-cash adjustments for a $164 net loss in value of marketable securities primarily related to Canadian Oil Sands Trust and Gabriel Resources Ltd., partially offset by gains related to Regis Resources Ltd., a $14 net gain on the translation of subsidiaries with non-U.S. dollar functional currencies, a $51 net loss related to pension and other post-retirement benefit adjustments primarily as a result of utilizing a lower discount rate, and a $40 net gain on derivatives designated as cash flow hedges due mainly to foreign currency hedge gains. Other comprehensive income, net of tax was $456 in 2011 and included non-cash adjustments for a $195 net gain in value of marketable securities primarily related to Canadian Oil Sands Trust and Gabriel Resources Ltd., a $8 net gain on the translation of subsidiaries with non-U.S. dollar functional currencies, a $60 net loss related to pension and other post-retirement benefit adjustments primarily as a result of utilizing a lower discount rate and lower than expected return on plan assets, and a $209 net loss on derivatives designated as cash flow hedges due mainly to a loss on forward starting swap contracts partially offset by foreign currency hedge gains.

NEWMONT MINING CORPORATION

Results of Consolidated Operations

	Gold or Copper Produced			Costs Applicable to Sales(1)(2)			Amortization			All-In Sustaining Costs(2)
	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(ounces in thousands)			($ per ounce)			($ per ounce)			($ per ounce)
Gold

North America	1,951	1,960	1,950	$711	$655	$614	$148	$125	$149	$977	$1,050	$970
South America	1,017	1,346	1,293	671	505	560	326	192	184	1,041	1,054	985
Australia / New Zealand	1,748	1,648	1,756	966	878	671	213	186	150	1,176	1,200	1,035
Indonesia	48	68	308	2,332	1,071	476	472	179	102	2,804	1,687	820
Africa	699	561	566	487	596	474	131	142	137	784	970	722

Total/Weighted-Average	5,463	5,583	5,873	$772	$684	$598	$210	$167	$174	$1,113	$1,177	$1,065

Attributable to Newmont(2)(3)	5,065	4,977	5,166	$775	$705	$604				$1,113	$1,192	$1,084

Net Attributable to Newmont(2)				$798	$665	$509

	(pounds in millions)			($ per pound)			($ per pound)
Copper
North America	35	30	26	$1.74	$2.20	$1.83	$0.36	$0.33	$0.32
Australia / New Zealand	66	67	65	2.75	2.29	2.03	0.52	0.51	0.49
Indonesia	161	157	273	5.17	2.36	1.11	1.04	0.46	0.24

Total/Weighted-Average	262	254	364	$4.12	$2.32	$1.30	$0.81	$0.42	$0.30

Attributable to Newmont(2)	179	173	223	$3.63	$2.29	$1.42

(1)	Excludes Amortization and Reclamation and remediation.
(2)	See “Non-GAAP Financial Measures” on page 35.
(3)	Includes 65, 53, and 64 thousand ounces in 2013, 2012, and 2011, respectively, from our non-consolidated interest in La Zanja and 56, 31, and 17 thousand ounces in 2013, 2012, and 2011, respectively, from our non-consolidated interest in Duketon.

2013 compared to 2012

Consolidated gold ounces produced decreased 2% due to:

•	Lower production from South America due to lower leach grade placed on the leach pads as well as lower mill grade and recovery; and

•	lower production from Indonesia due to lower gold grade and recovery related to processing lower grade stockpiled material; and

•	lower production from North America due to the suspension of an explosives permit related to a land dispute at La Herradura; partially offset by

•	higher production from Africa due to new production from Akyem and higher throughput and recovery from Ahafo; and

•	higher production from Australia / New Zealand due to increased production at Tanami and Waihi.

Consolidated copper pounds produced increased 3% due to higher recovery at Batu Hijau partially offset by lower grade milled.

Attributable gold ounces produced increased 2% due to higher production from Africa, Tanami, Waihi, and Nevada partially offset by lower production from South America. Higher attributable copper pounds produced also resulted from higher production at Batu Hijau.

Costs applicable to sales per consolidated gold ounce sold increased 13% due to stockpile and leach pad write-downs associated with lower gold prices. Costs applicable to sales per consolidated copper pound sold increased 78% due to stockpile write-downs at Batu Hijau and Boddington.

NEWMONT MINING CORPORATION

2012 compared to 2011

Consolidated gold ounces produced decreased 5% due to:

•	lower production from Indonesia due to continued Phase 6 waste mining and processing lower grade stockpiles at Batu Hijau; and

•	lower production from Australia / New Zealand due to lower ore availability at Tanami and mine sequencing at Waihi; and

•	lower production from Africa due to lower mill throughput and grade; partially offset by

•	higher production from South America due to higher mill grade and recovery partially offset by lower leach placement; and

•	higher production from North America due to higher throughput at Mill 6, Juniper Mill, and Twin Creeks Autoclave and the startup of the Emigrant mine.

Consolidated copper pounds produced decreased 30% due to scheduled Phase 6 waste mining at Batu Hijau, partially offset by higher throughput at Boddington.

Attributable gold ounces produced decreased 4% due to lower production from Batu Hijau, Tanami, and Waihi, partially offset by higher production from South America. Lower attributable copper pounds produced also resulted from lower production at Batu Hijau.

Costs applicable to sales per consolidated gold ounce sold increased 14% due to lower production from Batu Hijau, Tanami, and Waihi, higher royalty and waste mining costs, partially offset by lower co-product allocation of costs to gold. Costs applicable to sales per consolidated copper pound sold increased 78% due to lower production from Batu Hijau, higher waste mining at Batu Hijau, higher mill maintenance costs at Boddington, coupled with higher co-product allocation of costs to copper.

North America Operations

	Gold Ounces Produced			Costs Applicable to Sales(1)			Amortization			All-In Sustaining Costs(3)
	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in thousands)			($ per ounce)			($ per ounce)			($ per ounce)
GOLD
Carlin	1,025	1,005	966	$755	$783	$748	$140	$141	$155	$968	$1,091	$1,043
Phoenix	234	181	232	731	588	431	141	114	119	911	1,032	736
Twin Creeks	509	562	540	527	463	490	154	110	173	668	734	864
La Herradura(2)	183	212	212	967	621	527	186	101	95	1,601	1,151	995

Total/Weighted-Average	1,951	1,960	1,950	$711	$655	$614	$148	$125	$149	$977	$1,050	$970

Attributable to Newmont	1,951	1,960	1,950

	Copper Pounds Produced			Costs Applicable to Sales(1)			Amortization
	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in millions)			($ per pound)			($ per pound)
COPPER
Phoenix	35	30	26	$1.74	$2.20	$1.83	$0.36	$0.33	$0.32

(1)	Excludes Amortization and Reclamation and remediation.
(2)	Our proportionate 44% share.
(3)	All-In Sustaining Costs is a non-GAAP financial measure. See page 35 for a reconciliation.

2013 compared to 2012

Carlin, USA. Gold ounces produced increased slightly due to a full year of production from Emigrant. Costs applicable to sales per ounce decreased 4% due to higher production and lower royalties while partially offset by stockpiles and leach pad write-downs as a result of lower metal prices. Amortization per ounce was substantially unchanged from the prior year.

Phoenix, USA. Gold ounces produced increased due to higher throughput, grade, and recovery at Phoenix. Costs applicable to sales per ounce increased 24% due to lower by-product credits and higher processing costs due to adverse weather conditions. Amortization per ounce increased 24% due to assets placed in service in 2012.

NEWMONT MINING CORPORATION

Twin Creeks, USA. Gold ounces produced decreased due to lower mill grade and lower throughput at Midas as well as lower leach production and lower throughput at the Twin Creeks autoclave. Costs applicable to sales per ounce increased 14% primarily due to lower production levels. Amortization per ounce increased 40% primarily due to lower production and higher amortization at Midas.

La Herradura, Mexico. Gold ounces produced decreased 14% due to the suspension of the explosives permit related to a land dispute. Costs applicable to sales per ounce increased 56% due to the suspension of the explosives permit which also caused a write-down of ore on the leach pads. Amortization per ounce increased 84% due to the portion of the leach pad write-downs associated with amortization.

2012 compared to 2011

Carlin, USA. Gold ounces produced increased slightly due to higher throughput at Mill 6 as well as new production from Emigrant. Costs applicable to sales per ounce increased 5% due to higher royalties as well as repairs to the Leeville vent shaft. Amortization per ounce decreased 9% due to lower underground production from the Leeville site which was reduced due to a vent shaft repair project.

Phoenix, USA. Gold ounces produced decreased due to lower grade and recovery at Phoenix. Costs applicable to sales per ounce increased 36% primarily due to lower production. Amortization per ounce remained relatively unchanged.

Twin Creeks, USA. Gold ounces produced increased due to higher grade at the Twin Creeks autoclave as well as higher tons and grade at the Juniper mill. Costs applicable to sales per ounce decreased 6% due to higher production being partially offset by higher costs per ounce at Midas. Amortization per ounce decreased 36% due to lower production from Midas.

La Herradura, Mexico. Gold ounces produced were unchanged due to new production at Noche Buena, offset by timing of leach recoveries. Costs applicable to sales per ounce increased 18% due to higher waste tons mined, higher commodity prices and lower by-product credits. Amortization per ounce increased 6% due to additional equipment purchases and the start of Noche Buena production.

South America Operations

	Gold Ounces Produced			Costs Applicable to Sales(1)			Amortization			All-In Sustaining Costs(2)
	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in thousands)			($ per ounce)			($ per ounce)			($ per ounce)
Yanacocha	1,017	1,346	1,293	$671	$505	$560	$326	$192	$184	$1,004	$989	$951

Attributable to Newmont:
Yanacocha (51.35%)	523	691	664
La Zanja (46.94%)	65	53	64

	588	744	728

(1)	Excludes Amortization and Reclamation and remediation.
(2)	All-In Sustaining Costs is a non-GAAP financial measure. See page 35 for a reconciliation.

NEWMONT MINING CORPORATION

2013 compared to 2012

Yanacocha, Peru. Gold ounces produced decreased 24% due to lower leach grade placed on the leach pads compared to prior year as well as lower mill grade and recovery. Costs applicable to sales per ounce increased 33% due to stockpile and leach pad write-downs, lower production, and lower by-product credits partially offset by lower worker’s participation and lower headcount. Amortization per ounce increased 70% due to the portion of the stockpile and leach pad write-down associated with amortization, higher asset retirement costs, and lower production.

2012 compared to 2011

Yanacocha, Peru. Gold ounces produced increased 4% due to higher mill grade and recovery, partially offset by lower leach placement at Yanacocha, Carachugo and La Quinua. Leach tons placed decreased 23% from 43 million tons to 33 million tons. Costs applicable to sales per ounce decreased 10% due to higher production and lower mining costs. Amortization per ounce increased 4% due to mine development and asset retirement costs.

Australia / New Zealand Operations

	Gold Ounces Produced			Costs Applicable to Sales(1)			Amortization			Summary of All-In Sustaining Costs(2)
	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in thousands)			($ per ounce)			($ per ounce)			($ per ounce)
Gold
Boddington	704	724	730	$1,083	$877	$682	$222	$223	$176	$1,222	$1,065	$968
Tanami	323	183	221	832	1,386	926	248	275	181	1,163	2,294	1,552
Jundee	279	333	333	738	536	420	287	157	167	975	811	658
Waihi	110	67	97	924	1,548	1,057	283	372	228	1,081	1,935	1,958
Kalgoorlie(3)	332	341	375	1,040	814	626	70	54	46	1,131	912	742

Total/Weighted-Average	1,748	1,648	1,756	$966	$878	$671	$213	$186	$150	$1,176	$1,200	$1,098

Attributable to Newmont(4)	1,804	1,679	1,773

	Copper Pounds Produced			Costs Applicable to Sales (1)			Amortization
	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in millions)			($ per pound)			($ per pound)
Copper
Boddington	66	67	65	$2.75	$2.29	$2.03	$0.52	$0.51	$0.49

(1)	Excludes Amortization and Reclamation and remediation.
(2)	All-In Sustaining Costs is a non-GAAP financial measure. See page 35 for reconciliation.
(3)	Includes our proportionate 50% share
(4)	Includes 56, 31, and 17 thousand ounces in 2013, 2012, and 2011, respectively, from our non-consolidated interest in Duketon.

2013 compared to 2012

Boddington, Australia. Gold production decreased 3% due primarily to lower grade and throughput partially offset by higher recovery. Copper production remained essentially in line with 2012. Costs applicable to sales increased 23% per ounce and 20% per pound, respectively, mainly due to the impact of the stockpile write-downs. Amortization per ounce and per pound were in line with the prior year.

Tanami, Australia. Gold ounces produced increased 77% due to higher mill throughput and higher ore grade mined. Costs applicable to sales decreased 40% per ounce due to higher production. Amortization decreased 10% per ounce due to higher production.

Jundee, Australia. Gold ounces produced decreased 16% due to lower ore grade milled. Costs applicable to sales increased 38% per ounce due to lower production coupled with higher operating costs related to a higher proportion of operating development drifting. Amortization increased 83% per ounce due to higher capitalized mine development and lower production.

NEWMONT MINING CORPORATION

Waihi, New Zealand. Gold ounces produced increased 64% due to higher are tons mined in 2013. Costs applicable to sales decreased 40% per ounce due to higher production and less waste tons mined in the current year. Amortization decreased 24% per ounce due to higher production.

Kalgoorlie, New Zealand. Gold ounces produced decreased 3% due to lower ore grade milled. Costs applicable to sales increased 28% per ounce due to stockpile write-downs coupled with lower production. Amortization increased 30% per ounce due to the portion of the stockpile write-downs associated with amortization.

2012 compared to 2011

Boddington, Australia. Gold and copper production decreased 1% and increased 3%, respectively, essentially in line with 2011. Costs applicable to sales increased 29% per ounce and 13% per pound, respectively, due to a higher strip ratio, higher mill maintenance costs, and the impact of the carbon tax, which took effect in July 2012. Amortization per ounce and per pound were impacted by lower gold production and higher capitalized costs.

Tanami, Australia. Gold ounces produced decreased 17% due to lower throughput. Costs applicable to sales increased 50% per ounce due to lower production and higher mining costs. Amortization increased 52% per ounce due to lower production.

Jundee, Australia. Gold ounces produced were consistent with prior year. Costs applicable to sales increased 28% per ounce due to lower ore grade mined coupled with higher operating costs. Amortization decreased 6% per ounce from reserves added at year end 2011.

Waihi, New Zealand. Gold ounces produced decreased 31% due to lower mill throughput. Costs applicable to sales increased 46% per ounce due to lower production. Amortization increased 63% per ounce mainly due to lower production.

Kalgoorlie, Australia. Gold ounces produced decreased 9% due to lower milled ore grade, throughput and recovery. Costs applicable to sales increased 30% per ounce due to lower production and higher operating costs. Amortization increased 17% per ounce due to lower production.

NEWMONT MINING CORPORATION

Indonesia Operations

	Gold Ounces Produced			Costs Applicable to Sales(1)			Amortization			All-In Sustaining Costs(3)
	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in thousands)			($ per ounce)			($ per ounce)			($ per ounce)
Gold
Batu Hijau	48	68	308	$2,332	$1,071	$476	$472	$179	$102	$2,848	$1,731	$828

Attributable to Newmont(2)	23	33	149

	Copper Pounds Produced			Costs Applicable to Sales (1)			Amortization
	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in millions)			($ per pound)			($ per pound)
Copper
Batu Hijau	161	157	273	$5.17	$2.36	$1.11	$1.04	$0.46	$0.24

Attributable to Newmont(2)	78	76	132

(1)	Excludes Amortization and Reclamation and remediation.
(2)	Our weighted-average economic interest was 48.50% in 2013, 2012 and 2011.
(3)	All-In Sustaining Costs is a non-GAAP financial measure. See page 35 for reconciliation.

2013 compared to 2012

Batu Hijau, Indonesia. Copper production increased 3% due to higher recovery partially offset by lower grade. Gold production decreased 29% due to lower grade and recovery. Costs applicable to sales increased 119% per pound and 118% per ounce, respectively, due to the stockpile write-down related to lower metal prices, lower production, partially offset by lower total production costs. Amortization increased 126% per pound and 164% per ounce, respectively, due to the portion of the stockpile write-down associated with amortization as well as lower gold production.

2012 compared to 2011

Batu Hijau, Indonesia. Copper and gold production decreased 42% and 78%, respectively, due to lower grade and recovery as a result of processing primarily lower grade stockpiled material. Waste tons mined increased 26% as Phase 6 waste removal continues as planned. The Company expects to process lower grade stockpiled ore until Phase 6 ore becomes the primary mill feed in 2014. Costs applicable to sales increased 113% per pound and 125% per ounce, respectively, due to lower production. Amortization increased 92% per pound and 75% per ounce, respectively, due to lower production.

Africa Operations

	Gold Ounces Produced			Costs Applicable to Sales(1)			Amortization			All-In Sustaining Costs(2)
	2013	2012	2011	2013	2012	2011	2013	2012	2011	2013	2012	2011
	(in thousands)			($ per ounce)			($ per ounce)			($ per ounce)
Ahafo	570	561	566	$542	$596	$474	$137	$142	$137	$855	$911	$692
Akyem	129	—	—	248	—	—	103	—	—	333	—	—

Total / Weighted Average	699	561	566	$487	$596	$474	$131	$142	$137	$784	$970	$722

Attributable to Newmont	699	561	566

NEWMONT MINING CORPORATION

(1)	Excludes Amortization and Reclamation and remediation.
(2)	All-In Sustaining Costs is a non-GAAP financial measure. See page 35 for a reconciliation.

2013 compared to 2012

Ahafo, Ghana. Gold ounces produced increased 2% due to higher throughput and higher recovery. Costs applicable to sales per ounce decreased 9% due to higher production and higher ore tons mined partially offset by higher royalties. Amortization per ounce decreased 4% due to higher ounces sold.

Akyem, Ghana. Gold ounces produced of 129,000, Costs applicable to sales per ounce of $248, and Amortization per ounce of $103 are due to the commencement of commercial production in the fourth quarter of 2013.

2012 compared to 2011

Ahafo, Ghana. Gold ounces produced decreased 1% due to lower throughput and lower grade, largely offset by a drawdown of in-circuit inventory. Costs applicable to sales per ounce increased 26% due to higher labor, commodity and royalty costs. Amortization per ounce increased 3% due to lower ounces sold.

Foreign Currency Exchange Rates

Foreign currency exchange rates can increase or decrease profit margins and Costs applicable to sales to the extent costs are paid in foreign currencies. Such fluctuations have not had a material impact on our revenue since gold and copper are sold throughout the world principally in U.S. dollars. Approximately 47%, 51% and 43% of our Costs applicable to sales were paid in currencies other than the U.S. dollar in 2013, 2012 and 2011, respectively. Our Costs applicable to sales are most significantly impacted by variations in the Australian dollar/U.S. dollar exchange rate. Variations in the Australian dollar/U.S. dollar exchange rate historically have been strongly correlated to variations in the U.S. dollar gold price over the long-term. Changes in costs at Australian locations due to exchange rate changes have therefore tended to be mitigated by changes in sales reported in U.S. dollars at Australian locations. No assurance, however, can be given that the Australian dollar/U.S. dollar exchange rate will continue to be strongly correlated to the U.S. dollar gold price in the future.

Variations in foreign currency exchange rates decreased Costs applicable to sales per ounce $5, net of hedging, in 2013 compared to 2012, and increased Costs applicable to sales per ounce $4, net of hedging, in 2012 from 2011, primarily due to movements in the Australian dollar.

We hedge a portion of our forecasted Australian dollar denominated operating expenditures. At December 31, 2013, we have hedged 20%, 18%, 11%, 7% and 4% of our forecasted Australian denominated operating costs in 2014, 2015, 2016, 2017 and 2018, respectively, at an average rate of 1.00, 0.98, 0.95, 0.93 and 0.92, respectively.

Foreign currency exchange rates have not had a material impact on our determination of proven and probable reserves. However, if a sustained weakening of the U.S. dollar in relation to the Australian dollar, and/or to other foreign currencies that impact our cost structure, were not mitigated by offsetting increases in the U.S. dollar gold price or by other factors, the amount of proven and probable reserves in the applicable foreign country could be reduced as certain proven and probable reserves may no longer be economic. The extent of any such reduction would be dependent on a variety of factors including the length of time of any such weakening of the U.S. dollar, and management’s long-term view of the applicable exchange rate. Future reductions of proven and probable reserves would primarily result in reduced gold or copper sales and increased amortization and, depending on the level of reduction, could also result in impairments of property, plant and mine development, mineral interests and/or goodwill.

NEWMONT MINING CORPORATION

Liquidity and Capital Resources

Cash Provided from Operations

Net cash provided from continuing operations was $1,561, $2,388 and $3,591 for 2013, 2012 and 2011, respectively, and was impacted by the following key factors:

	Years Ended December 31,
	2013	2012	2011
Consolidated gold ounces sold (in thousands)	5,489	5,466	5,820
Average price realized per ounce of gold, net	$1,393	$1,662	$1,562
Costs applicable to sales per ounce of gold(1)	(772)	(684)	(598)

Operating margin per ounce of gold(2)	$621	$978	$964

Consolidated copper pounds sold (in millions)	229	229	356
Average price realized per pound of copper, net	$2.98	$3.43	$3.54
Costs applicable to sales per pound of copper(1)	(4.12)	(2.32)	(1.30)

Operating margin per pound of copper(2)	$(1.14)	$1.11	$2.24

(1)	Excludes Amortization and Reclamation and remediation.
(2)	See “Non-GAAP Financial Measures” on page 35.

Net cash provided from continuing operations was $1,561 in 2013, a decrease of $827 from 2012 due to lower gold production, a lower average realized gold price and a net increase in operating assets and liabilities. The increase in net operating assets and liabilities of $13, is due to decreases in accounts payable and other accrued liabilities partially offset by decreases in accounts receivable. Cash flow provided from operations during 2012 was $2,388, a decrease of $1,203 from 2011 due to lower production at Batu Hijau and a net increase in working capital of $762, primarily inventories, and lower Sales and higher Costs applicable to sales.

NEWMONT MINING CORPORATION

Investing Activities

Net cash used in investing activities was $1,313 in 2013 compared to $3,264 and $5,067 in 2012 and 2011, respectively, for the reasons explained below.

Cash additions to property, plant and mine development were as follows:

	Years Ended December 31,
	2013	2012	2011
North America:
Carlin	$237	$336	$268
Phoenix	120	139	110
Twin Creeks	67	131	89
La Herradura	102	89	81
Other North America	27	71	92

	553	766	640

South America:
Yanacocha	176	510	360
Other South America	190	601	739

	366	1,111	1,099

Australia/New Zealand:
Boddington	113	141	217
Tanami	93	179	144
Jundee	45	58	53
Waihi	11	19	32
Kalgoorlie	19	21	65
Other Australia/New Zealand	5	19	18

	286	437	529

Indonesia:
Batu Hijau	105	148	196

	105	148	196

Africa:
Ahafo	169	228	116
Akyem	236	388	248

	405	616	364

Corporate and Other	84	74	136

Accrual basis	1,799	3,152	2,964
Decrease (increase) in accrued capital expenditures	101	58	(177)

Cash basis	$1,900	$3,210	$2,787

Capital expenditures in North America during 2013 included $91 for the construction of the Phoenix Copper Leach project, $83 for the development of the Turf Vent Shaft project, $106 for surface and underground mine development, $60 for tailings and mill facility upgrades and $26 for other infrastructure improvements in Nevada, as well as $74 for surface mine development and $28 for mill construction in Mexico. Capital expenditures in South America included $190 related to the Conga project, $54 for tailings and other infrastructure improvements, $49 for leach pad expansions, $35 for surface mine development and $25 for mining and support equipment. The majority of capital expenditures in Australia and New Zealand were $106 for underground mine development, $59 for mining equipment purchases, $55 for tailings facility construction and $44 for mill facilities and support infrastructure improvements and upgrades. Capital expenditures in Indonesia were $96 for equipment purchases and rebuilds, $5 for surface mine development and $4 for infrastructure improvements and upgrades. Capital expenditures in Africa were $256 for Akyem Project development, $28 for the Subika expansion project and $20 for the Ahafo Mill expansion project, as well as $50 for equipment purchases and $12 for surface mine development at Ahafo. Capital expenditures in Corporate were primarily related to the Merian project.

Capital expenditures in North America during 2012 included $57 for Leeville/Turf development, $47 for Emigrant development, $217 for surface and underground development, $151 for leaching, tailings and other facilities, $94 for process facilities improvements and upgrades and $91 for mine and support equipment as well as $89 at La Herradura

NEWMONT MINING CORPORATION

primarily for surface development and mill construction and upgrades. South America capital expenditures included $261 for surface development, $110 for leach pad development and $49 for equipment and equipment component purchases at Yanacocha, and $537 primarily for equipment and engineering at Conga. Capital expenditures in Australia and New Zealand included $43 for Tanami Shaft project development, $132 for surface and underground mine development, $108 for surface, underground and support equipment and $84 for tailings facilities construction. Capital expenditures in Indonesia included $132 for mining and support equipment purchases and rebuilds and $11 for infrastructure improvements. Capital expenditures in Africa included $89 for Subika underground expansion, $68 for facility construction and upgrades and $28 for equipment at Ahafo, and $388 primarily for equipment, construction and surface development at the Akyem Project. Capital expenditures in Corporate were primarily due to the acquisition of long-lead items for the Merian Project.

Capital expenditures in North America during 2011 included $52 for Leeville/Turf development, $227 for surface and underground development, $98 for process facilities improvements and upgrades, $25 for mine equipment and $24 for reserve conversion and other capital drilling in Nevada. Expenditures at La Herradura were $81 primarily for land purchases, development of Noche Buena and equipment purchases. Hope Bay expenditures included $101 primarily for construction activities and mill equipment. South America capital expenditures included $229 for surface development and $53 for surface equipment at Yanacocha and $739 primarily for engineering, construction, equipment and off-site infrastructure at Conga. Capital expenditures in Australia and New Zealand included $149 for surface and underground mine development, $116 for surface and underground equipment, $78 for land purchases, $55 for process facilities and $52 for tailings facilities. Capital expenditures for Indonesia included $112 for surface equipment, $30 for infrastructure construction and upgrades, $16 for process facilities and $13 for tailings facilities improvements, Capital expenditures in Africa included $55 for Subika underground expansion, $18 for equipment at Ahafo and $248 primarily for land acquisitions, engineering, construction and surface development at the Akyem project.

During 2013, 2012 and 2011, $64, $40 and $52, respectively, of drilling and related costs were capitalized and included in mine development costs. These capitalized costs included $31 at North America, $11 at South America, $10 at Australia\New Zealand and $12 at Africa in 2013; $28 at North America, $1 at South America, $9 at Australia\New Zealand and $2 at Africa in 2012 and $11 at North America, $16 at South America, $14 at Australia\New Zealand and $11 at Africa in 2011.

During 2013, 2012 and 2011, $25, $284 and $207, respectively, of pre-stripping costs were capitalized and included in mine development costs. Pre-stripping costs included Nevada (Star Complex) pits in North America and Yanacocha (Marleny) pits in South America in 2013, Nevada (East Carlin, Star Complex and Vista Surface) pits in North America and Yanacocha (El Tapado Oeste and Cerro Negro) pits in South America in 2012 and Nevada (East Carlin, Star Complex and North Lantern) pits in North America and Yanacocha (El Tapado Oeste, Cerro Negro and Maqui Maqui) pits in South America in 2011.

Acquisitions, net. During 2013, 2012 and 2011, we paid $13, $25 and $30, respectively, in contingent payments in accordance with the 2009 Boddington acquisition agreement.

On April 6, 2011, Newmont acquired all of the outstanding common shares of Fronteer Gold Inc. (“Fronteer”) for total consideration of $2,259 less cash received from the acquisition of $2 for a net payment of $2,257. In connection with the acquisition, Newmont incurred transaction costs of $22, which were recorded in Other Expense, net.

Purchases and sales of marketable securities. During 2013, we purchased corporate debt securities and other marketable securities of $1 and we received proceeds of $589 primarily from the sale of Canadian Oil Sands securities. During 2012, we purchased corporate debt securities and other marketable securities of $220 and we received proceeds of $210 from the sale of corporate debt securities. During 2011, we purchased marketable securities of $21 and we received $81 from the sale of our investments in New Gold, Inc. and other marketable securities.

Proceeds from sale of other assets. During 2013, we received $63 primarily from the sale of equipment at Conga. During 2012, we received $41 primarily from the sale of land, equipment and other investments. During 2011, we received $9 primarily from the sale of investments.

Financing Activities

Net cash provided from (used in) financing activities was $(212) in 2013, compared to $689 and $(854) in 2012 and 2011, respectively, for the reasons explained below.

NEWMONT MINING CORPORATION

Proceeds from debt, net. During 2013, we received net proceeds from debt of $1,538, including $1,024 from our Corporate revolving credit facility and $475 from the PTNNT revolving credit facility.

During 2012, we received net proceeds from debt of $3,524, including $1,479 from the issuance of Senior Notes due in 2022, $983 from the issuance of Senior Notes due in 2042, $180 from the PTNNT revolving credit facility and $1,246 under our Corporate revolving credit facility. Proceeds from the issuance of debt were partially offset by the settlement of forward starting interest rate swaps of $362.

Repayment of debt. During 2013, we repaid $1,150, including $1,024 on our Corporate revolving credit facility and $100 on the PTNNT revolving credit facility.

During 2012, we repaid $1,976 of debt, including repayment of $1,285 under our Corporate revolving credit facility, $517 for repayment of the 2012 Convertible Senior Notes and $165 related to exercising the early purchase option and related 2012 quarterly payments for the refractory ore treatment plant in Nevada (classified as a capital lease).

At December 31, 2013, $173 of the $3,000 Corporate revolving credit facility was used to secure the issuance of letters of credit, primarily supporting reclamation obligations (see “Off-Balance Sheet Arrangements” below).

Scheduled minimum debt repayments are $609 in 2014, $166 in 2015, $221 in 2016, $771 in 2017, $1 in 2018 and $5,104 thereafter. We expect to be able to fund maturities of debt from Net cash provided by operating activities, short-term investments, existing cash balances and available credit facilities.

At December 31, 2013 and 2012, we were in compliance with all required debt covenants and other restrictions related to our debt agreements.

Payment of conversion premium on debt. In February 2012, we elected to pay in cash a conversion premium of $172 upon repayment of the 2012 Convertible Senior Notes in lieu of issuing common shares.

Proceeds from stock issuance, net. We received proceeds of $2, $24 and $40 during 2013, 2012 and 2011, respectively, from the issuance of common stock.

Sale of noncontrolling interests. We received $32 in proceeds, net of transaction costs, during 2013 related to the TMAC transaction.

Acquisition of noncontrolling interests. During 2013, we advanced certain funds to PTPI, an unrelated noncontrolling shareholder of PTNNT, in accordance with a loan agreement. Our economic interest in PTNNT did not change as a result of these transactions. In December 2012, we advanced certain funds to PTPI in accordance with the loan agreement. Our economic interest in PTPI’s and PTIMI’s combined 20% ownership interest in PTNNT remains at 17% and did not change as a result of these transactions.

Dividends paid to noncontrolling interests. We paid dividends of $2, $3 and $117 to noncontrolling interests during 2013, 2012 and 2011, respectively. The payments in 2011 included $15 of Indonesian withholding taxes related to dividends paid to noncontrolling interests in December 2010.

Dividends paid to common stockholders. We paid annual dividends of $ 1.225, $1.40 and $1.00 per common share during 2013, 2012 and 2011, respectively. Additionally, Newmont Mining Corporation of Canada Limited, a subsidiary of the Company, paid annual dividends of C$1.2576, C$1.40 and C$1.00 during 2013, 2012 and 2011, respectively. On February 18, 2014, we declared a regular quarterly dividend of $0.15 per share, payable March 27, 2014 to holders of record at the close of business on March 13, 2014. Total dividends paid to common stockholders were $610, $695 and $494 in 2013, 2012 and 2011, respectively.

NEWMONT MINING CORPORATION

Discontinued Operations

Net operating cash used in discontinued operations was $18 in 2013, compared to $16 and $7 in 2012 and 2011, respectively. Discontinued operations in 2013, 2012 and 2011 relate to payments on the Holt property royalty.

Corporate Revolving Credit Facility

Effective May 20, 2011, the Company entered into a new uncollateralized $2,500 revolving credit facility with a syndicate of commercial banks. This new revolving credit facility replaced the existing revolving credit facility which was cancelled upon the effectiveness of the new facility. The new facility provides for borrowings in U.S. dollars and contains a letter of credit sub-facility. The new facility originally matured in May 2016. Facility fees vary based on the credit ratings of the Company’s senior, uncollateralized, long-term debt. Borrowings under the facility bear interest at a market based rate plus a margin determined by the Company’s credit rating. At December 31, 2013, we had $0 in borrowings outstanding under the facility. There was $173 and $394 outstanding in letters of credit at December 31, 2013 and 2012, respectively.

In May 2012, the Company’s Corporate Revolving Credit Facility was amended to increase the capacity to $3,000 and extend the facility one year to 2017. The available capacity under the Corporate Revolving Credit Facility prior to the amendment was $2,500.

In September 2013, the Company entered into a Letter of Credit Facility Agreement (“LC Agreement”) with BNP Paribas, New York Branch. The LC Agreement establishes a $175 letter of credit facility for a three year period to support reclamation obligations. Under the LC Agreement, the Company transferred $153 of letters of credit from the Corporate Revolving Credit Facility to the LC Agreement.

Subsidiary Financings

PTNNT Revolving Credit Facility

Effective May 27, 2011, PTNNT entered into a $600 reducing revolving credit facility with a syndicate of banks. This reducing revolving facility provides for borrowings in U.S. dollars. The facility matures in March 2017. The facility is non-recourse to Newmont and certain assets of PTNNT are pledged as collateral. Borrowings under the facility bear interest at a rate per annum equal to LIBOR plus a margin of 4.00%. Commitment fees currently accrue on the daily average unused amount of the commitment of each lender at an annual rate of 2.00%. A one-time arrangement fee and other debt issuance costs, net of amortization, of $18 related to the facility were capitalized and will be amortized over the term of the debt. There were $555 in borrowings outstanding under the facility at December 31, 2013.

Debt Covenants

The Company’s senior notes and revolving credit facilities contain various covenants and default provisions including payment defaults, limitation on liens, leases, sales and leaseback agreements and merger restrictions.

The Ahafo project facility contains a financial ratio covenant requiring the Company to maintain a net debt (total debt net of cash and cash equivalents) to EBITDA (earnings before interest expense, income and mining taxes, depreciation and amortization) ratio of less than or equal to 4.0 and a net debt to total capitalization ratio of less than or equal to 62.5%.

The corporate revolving credit facility contains a financial ratio covenant requiring the Company to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5% in addition to the covenants noted above. Furthermore, the corporate revolving credit facility contains covenants limiting the sale of all or substantially all of the Company’s assets, certain change of control provisions and a negative pledge on certain assets.

The PTNNT revolving credit facility requires PTNNT to maintain certain financial ratios and to comply with certain terms and conditions with regards to its mine plan, contract of work, dividends, financing activities, leasing, investments and other matters.

At December 31, 2013 and 2012, the Company was in compliance with all debt covenants.

NEWMONT MINING CORPORATION

Shelf Registration Statement

In September 2012, we filed with the Securities and Exchange Commission (the “SEC”) a shelf registration statement on Form S-3 which enables the Company to issue an indeterminate number or amount of common stock, preferred stock, debt securities, guarantees of debt securities and warrants from time to time at indeterminate prices. It also included the resale of an indeterminate amount of common stock, preferred stock and debt securities from time to time upon exercise of warrants or conversion of convertible securities.

Contractual Obligations

Our contractual obligations at December 31, 2013 are summarized as follows:

	Payments Due by Period
		Less than	1 - 3	4 - 5	More than
Contractual Obligations	Total	1 Year	Years	Years	5 Years
Debt(1)	$11,636	$877	$1,938	$1,403	$7,418
Capital lease obligations(2)	12	1	4	3	4
Reclamation and remediation obligations(3)	2,336	94	265	209	1,768
Employee-related benefits(4)	659	80	135	106	338
Uncertain income tax liabilities and interest(5)	47	—	—	—	47
Operating leases	61	12	28	16	5
Minimum royalty payments	488	30	95	85	278
Purchase obligations(6)	731	285	143	74	229
Other(7)	850	287	335	83	145

	$16,820	$1,666	$2,943	$1,979	$10,232

(1)	Amounts represent principal of $6,863 and estimated interest payments of $4,773, assuming no early extinguishment.
(2)	Amounts represent principal of $10 and estimated interest payments of $2.
(3)	Mining operations are subject to extensive environmental regulations in the jurisdictions in which they operate. Pursuant to environmental regulations, we are required to close our operations and reclaim and remediate the lands that operations have disturbed. The estimated undiscounted cash outflows of these reclamation and remediation obligations are reflected here. For more information regarding reclamation and remediation liabilities, see Note 5 to the Consolidated Financial Statements.
(4)	Contractual obligations for Employee-related benefits include severance, workers’ participation, pension and other benefit plans. Pension plan benefit payments beyond 2018 cannot be reasonably estimated given variable market conditions and actuarial assumptions and are not included.
(5)	We are unable to reasonably estimate the timing of our uncertain income tax liabilities and interest payments beyond 2014 due to uncertainties in the timing of the effective settlement of tax positions.
(6)	Purchase obligations are not recorded in the Consolidated Financial Statements. Purchase obligations represent contractual obligations for purchase of power, materials and supplies, consumables, inventories and capital projects.
(7)	Other includes accrued Boddington contingent consideration of $10, the accrued Holt royalty of $134 and other obligations which are not reflected in our Consolidated Financial Statements including labor and service contracts. Payments related to derivative contracts cannot be reasonably estimated given variable market conditions. See Note 18 to the Consolidated Financial Statements.

NEWMONT MINING CORPORATION

Off-Balance Sheet Arrangements

We have the following off-balance sheet arrangements: operating leases (as disclosed in the above table) and $1,807 of outstanding letters of credit, surety bonds and bank guarantees (see Note 31 to the Consolidated Financial Statements).

We also have sales agreements to sell copper and gold concentrates at market prices as follows (in thousands of tons):

	2014	2015	2016	2017	2018	Thereafter
Batu Hijau	529	—	—	—	—	—
Boddington	187	154	165	165	165	—
Phoenix	48	41	71	—	—	—

	764	195	236	165	165	—

For information regarding these copper sales agreements, see Item 7A, Quantitative and Qualitative Disclosures about Market Risk – Hedging, Provisional Copper and Gold Sales, in Newmont’s Annual Report on Form 10-K for the year ended December 31, 2013 filed February 20, 2014.

Other Liquidity Matters

At December 31, 2013, the Company had $1,555 in cash and cash equivalents, of which $1,108 was held in foreign subsidiaries and is primarily held in U.S. dollar denominated accounts with the remainder in foreign currencies readily convertible to U.S. dollars. At December 31, 2013, $411 of the consolidated cash and cash equivalents was attributable to noncontrolling interests primarily related to our Indonesian and Peruvian operations which is being held to fund those operations. At December 31, 2013, $284 in consolidated cash and cash equivalents ($159 attributable to Newmont) was held at certain foreign subsidiaries that, if repatriated may be subject to withholding taxes, which would generate foreign tax credits in the U.S. As a result, we expect that there would be minimal U.S. tax liability upon repatriation of these amounts after considering available foreign tax credits. All other amounts represent earnings that are taxed in the U.S. on a current basis due to being held in U.S. subsidiaries or non-U.S. subsidiaries that are flow-through entities for U.S. tax purposes.

We believe that our liquidity and capital resources are adequate to fund our operations and corporate activities.

Environmental

Our mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. We have made, and expect to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. At December 31, 2013 and 2012, $1,432 and $1,341, respectively, were accrued for reclamation costs relating to currently, recently producing or developmental stage mineral properties, of which $66 is classified as a current liability. For more information on the Company’s reclamation and remediation liabilities, see Note 5 to the Consolidated Financial Statements.

In addition, we are involved in several matters concerning environmental obligations associated with former mining activities. Based upon our best estimate of our liability for these matters, $179 and $198 were accrued for such obligations at December 31, 2013 and 2012, respectively. We spent $36, $39 and $15 in 2013, 2012 and 2011, respectively, for environmental obligations related to former, primarily historic, mining activities, and have classified $32 as a current liability. Expenditures for 2013 relate primarily to the Dawn mill site in Washington State, the Con mine in Canada which was acquired as part of the Miramar acquisition and Resurrection, a mine site in Leadville, Colorado. Expenditures for 2012 related primarily to the Con mine, the San Luis property in Colorado, the Mt. Leyshon property in Australia, which is a legacy Normandy site, and Resurrection. Expenditures for 2011 related primarily to the Con mine, the Mt. Leyshon property, and the Dawn mill site. For more information on the Company’s obligations associated with former mining activities, see Note 31 to the Consolidated Financial Statements.

NEWMONT MINING CORPORATION

Included in capital expenditures were $94, $207 and $172 in 2013, 2012 and 2011, respectively, to comply with environmental regulations. Ongoing costs to comply with environmental regulations have not been a significant component of Costs applicable to sales.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

Adjusted net income (loss)

Management of the Company uses Adjusted net income (loss) to evaluate the Company’s operating performance, and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to compare results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the production and sale of minerals to similar operating results of other mining companies, by excluding exceptional or unusual items. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	Years Ended December 31,
	2013	2012	2011
Net income (loss) attributable to Newmont stockholders	$(2,534)	$1,802	$332
Loss (income) from discontinued operations	(61)	76	136
Impairments	2,875	80	1,766
Tax valuation allowance	535	—	—
Asset Sales	(246)	(90)	(52)
TMAC transaction costs	30	—	—
Boddington contingent consideration (gain) loss	(12)	8	1
Acquisition costs	—	—	18
Restructuring and other	36	26	—
Income tax benefit from internal restructuring	—	(59)	(65)

Adjusted net income	$623	$1,843	$2,136

Adjusted net income per share, basic	$1.25	$3.72	$4.32
Adjusted net income per share, diluted	$1.25	$3.69	$4.24

Net income (loss) attributable to Newmont stockholders for 2013, 2012, and 2011 were impacted by stockpile and leach pad write-downs of $547, $17 and $1, respectively, net of tax and minority interest, which are not adjusted in the table above.

Costs applicable to sales per ounce/pound

Costs applicable to sales per ounce/pound are non-GAAP financial measures. These measures are calculated by dividing the costs applicable to sales of gold and copper by gold ounces or copper pounds sold, respectively. These measures are calculated on a consistent basis for the periods presented on both a consolidated and attributable to Newmont basis. Attributable costs applicable to sales are based on our economic interest in production from our mines. For operations where we hold less than a 100% economic share in the production, we exclude the share of gold or copper production attributable to the noncontrolling interest. We include attributable costs applicable to sales per ounce/pound to provide management, investors and analysts with information with which to compare our performance to other gold producers. Costs applicable to sales per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently.

Net attributable costs applicable to sales per ounce measures the benefit of copper produced in conjunction with gold, as a credit against the cost of producing gold. A number of other gold producers present their costs net of the

NEWMONT MINING CORPORATION

contribution from copper and other non-gold sales. We believe that including a measure on this basis provides management, investors and analysts with information with which to compare our performance to other gold producers, and to better assess the overall performance of our business. In addition, this measure provides information to enable investors and analysts to understand the importance of non-gold revenues to our cost structure.

The following tables reconcile these non-GAAP measures to the most directly comparable GAAP measures.

Costs applicable to sales per ounce/pound

	Gold(1)			Copper(2)
	Years Ended December 31,			Years Ended December 31,
	2013	2012	2011	2013	2012	2011

Costs applicable to sales:
Consolidated per financial statements	$4,237	$3,739	$3,479	$1,062	$595	$494
Noncontrolling interests(3)	(388)	(362)	(442)	(420)	(198)	(171)

Attributable to Newmont	$3,849	$3,377	$3,037	$642	$397	$323

Gold/Copper sold (thousand ounces/million pounds):
Consolidated	5,489	5,466	5,820	258	257	380
Noncontrolling interests(3)	(521)	(679)	(795)	(81)	(84)	(153)

Attributable to Newmont(4)	4,968	4,787	5,025	177	173	227

Costs applicable to sales per ounce/pound:
Consolidated	$772	$684	$598	$4.12	$2.32	$1.30
Attributable to Newmont	$775	$705	$604	$3.63	$2.29	$1.42

(1)	Consolidated Costs applicable to sales per financial statements includes by-product credits of $106, $135 and $208 for 2013, 2012 and 2011, respectively.
(2)	Consolidated Costs applicable to sales per financial statements includes by-product credits of $96, $107, and $111 for 2013, 2012 and 2011, respectively.
(3)	Relates to partners’ interests in Batu Hijau and Yanacocha.
(4)	Does not include any sales from our non-consolidated interests in La Zanja and Duketon.

Net attributable costs applicable to sales per ounce

	Years Ended December 31,
	2013	2012	2011

Attributable costs applicable to sales:
Gold	$3,849	$3,377	$3,037
Copper	642	397	323

	4,491	3,774	3,360

Copper revenue:
Consolidated	(769)	(881)	(1,345)
Noncontrolling interests(1)	240	289	542

	(529)	(592)	(803)

Net attributable costs applicable to sales	$3,962	$3,182	$2,557

Attributable gold ounces sold (thousands)	4,968	4,787	5,025

Net attributable costs applicable to sales per ounce	$798	$665	$509

(1)	Relates to partners’ interests in Batu Hijau.

NEWMONT MINING CORPORATION

All-In Sustaining Costs

Newmont has worked to develop a metric that expands on GAAP measures such as cost of goods sold and non-GAAP measures to provide visibility into the economics of our gold mining operations related to expenditures, operating performance and the ability to generate cash flow from operations.

Current GAAP-measures used in the gold industry, such as cost of goods sold, do not capture all of the expenditures incurred to discover, develop, and sustain gold production. Therefore, we believe that All-in sustaining costs and attributable All-in sustaining costs are non-GAAP measures that provide additional information to management, investors, and analysts that aid in the understanding of the economics of our operations and performance compared to other gold producers and in the investor’s visibility by better defining the total costs associated with producing gold.

All-in sustaining cost (“AISC”) amounts are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently as a result of differences in the underlying accounting principles, policies applied and in accounting frameworks such as in International Financial Reporting Standards (“IFRS”), or by reflecting the benefit from selling non-gold metals as a reduction to AISC. Differences may also arise related to definitional differences of sustaining versus development capital activities based upon each company’s internal policies.

The following disclosure provides information regarding the adjustments made in determining the All-in sustaining costs measure:

Cost Applicable to Sales - Includes all direct and indirect costs related to current gold production incurred to execute the current mine plan. Costs Applicable to Sales (“CAS”) includes by-product credits from certain metals obtained during the process of extracting and processing the primary ore-body. CAS is accounted for on an accrual basis and excludes Amortization and Reclamation and remediation, which is consistent with our presentation of CAS on the Statement of Consolidated Income. In determining All-in sustaining costs, only the CAS associated with producing and selling an ounce of gold is included in the measure. Therefore, the amount of gold CAS included in AISC is derived from the CAS presented in the Company’s Statement of Consolidated Income less the amount of CAS attributable to the production of copper at our Boddington and Batu Hijau mines. The copper CAS at those mine sites is disclosed in Note 3 – Segments that accompanies the Consolidated Financial Statements. The allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines is based upon the relative sales percentage of copper and gold sold during the period.

Remediation Costs - Includes accretion expense related to asset retirement obligations (“ARO”) and the amortization of the related Asset Retirement Cost (“ARC”) for the Company’s operating properties recorded as an ARC asset. Accretion related to ARO and the amortization of the ARC assets for reclamation and remediation do not reflect annual cash outflows but are calculated in accordance with GAAP. The accretion and amortization reflect the periodic costs of reclamation and remediation associated with current gold production and are therefore included in the measure. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

Advanced Projects and Exploration - Includes incurred expenses related to projects that are designed to increase or enhance current gold production and gold exploration. We note that as current resources are depleted, exploration and advance projects are necessary for us to replace the depleting reserves or enhance the recovery and processing of the current reserves. As this relates to sustaining our gold production, and is considered a continuing cost of a mining company, these costs are included in the AISC measure. These costs are derived from the Advanced projects, research and development and Exploration amounts presented in the Company’s Statement of Consolidated Income less the amount attributable to the production of copper at our Boddington and Batu Hijau mines. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

General and Administrative - Includes cost related to administrative tasks not directly related to current gold production, but rather related to support our corporate structure and fulfilling our obligations to operate as a public company. Including these expenses in the AISC metric provides visibility of the impact that general and administrative activities have on current operations and profitability on a per ounce basis.

Other Expense, net - Includes costs related to regional administration and community development to support current gold production. We exclude certain exceptional or unusual expenses from Other expense, net, such as

NEWMONT MINING CORPORATION

restructuring, as these are not indicative to sustaining our current gold operations. Furthermore, this adjustment to Other expense, net is also consistent with the nature of the adjustments made to Net income (loss) as disclosed in the Company’s non-GAAP financial measure Adjusted net income (loss). The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

Treatment and Refining Costs - Includes costs paid to smelters for treatment and refining of our concentrates to produce the salable precious metal. These costs are presented net as a reduction of Sales.

Sustaining Capital - We determined sustaining capital as those capital expenditures that are necessary to maintain current gold production and execute the current mine plan. Capital expenditures to develop new operations, or related to projects at existing operations where these projects will enhance gold production or reserves, are considered development. We determined the breakout of sustaining and development capital costs based on a systematic review of our project portfolio in light of the nature of each project. Sustaining capital costs are relevant to the AISC metric as these are needed to maintain the Company’s current gold operations and provide improved transparency related to our ability to finance these expenditures from current operations. The allocation of these costs to gold and copper is determined using the same allocation used in the allocation of CAS between gold and copper at the Batu Hijau, Boddington and Phoenix mines.

NEWMONT MINING CORPORATION

Years Ended December 31, 2013	Costs Applicable to Sales(1)(2)(3)	Remediation Costs(4)	Advanced Projects and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital(7)(8)	All-In Sustaining Costs	Ounces Sold (000)(9)	All-In Sustaining Costs per ounce

Carlin	$767	$5	$34	$—	$7	$14	$154	$981	1,013	$968
Phoenix	164	3	7	—	2	9	20	205	225	911
Twin Creeks	273	6	7	—	4	—	56	346	518	668
La Herradura	177	—	42	—	—	—	74	293	183	1,601
Other North America	—	—	42	—	4	—	23	69	—	—

North America	1,381	14	132	—	17	23	327	1,894	1,939	977

Yanacocha	684	90	41	—	63	—	148	1,026	1,022	1,004
Other South America	—	—	34	—	4	—	—	38	—	—

South America	684	90	75	—	67	—	148	1,064	1,022	1,041

Attributable to Newmont								552	525	1,051

Boddington	805	6	1	—	2	4	90	908	743	1,222
Tanami	270	3	11	—	3	—	91	378	325	1,163
Jundee	206	13	7	—	1	—	45	272	279	975
Waihi	103	3	5	—	2	—	7	120	111	1,081
Kalgoorlie	342	7	3	—	1	—	19	372	329	1,131
Other Australia/New Zealand	—	—	13	—	34	—	4	51	—	—

Australia/New Zealand	1,726	32	40	—	43	4	256	2,101	1,787	1,176

Batu Hijau	107	2	2	—	3	5	12	131	46	2,848
Other Indonesia	—	—	—	—	(2)	—	—	(2)	—	—

Indonesia	107	2	2	—	1	5	12	129	46	2,804

Attributable to Newmont								62	22	2,818

Ahafo	307	3	51	—	14	—	109	484	566	855
Akyem	32	—	8	—	3	—	—	43	129	333
Other Africa	—	—	8	—	10	—	—	18	—	—

Africa	339	3	67	—	27	—	109	545	695	784

Corporate and Other	—	—	137	203	25	—	12	377	—	—

Consolidated	$4,237	$141	$453	$203	$180	$32	$864	$6,110	5,489	$1,113

Attributable to Newmont								$5,531	4,968	$1,113

(1)	Excludes Amortization and Reclamation and remediation.
(2)	Excludes copper Costs applicable to sales at Phoenix, Boddington, and Batu Hijau of $1,062.
(3)	Includes gold by-product credits of $98.
(4)	Remediation costs include operating accretion of $61 and amortization of asset retirement costs of $94 which is further reduced by the copper allocation of Remediation costs of $14.
(5)	Excludes the copper allocation of Advanced projects and Exploration of $16.
(6)	Other expense, net is adjusted for restructuring of $67, TMAC transaction costs of $45, and the copper allocation of $26 offset by $18 for Boddington Contingent Consideration.
(7)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital of $915. The following are major development projects; Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Merian, Ahafo Mill Expansion, and Akyem for 2013.
(8)	Excludes the copper allocation of $121.
(9)	Excludes attributable gold sales from La Zanja and Duketon.

NEWMONT MINING CORPORATION

Years Ended December 31, 2012	Costs Applicable to Sales(1)(2)(3)	Remediation Costs(4)	Advanced Projects and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital(7)(8)	All-In Sustaining Costs	Ounces Sold (000)(9)	All-In Sustaining Costs per ounce

Carlin	$767	$4	$47	$—	$6	$14	$229	$1,067	978	$1,091
Phoenix	111	3	14	—	1	8	57	194	188	1,032
Twin Creeks	256	3	30	—	—	—	117	406	553	734
La Herradura	132	—	41	—	—	—	71	244	212	1,151
Other North America	—	—	40	—	11	—	66	117	—	—

North America	1,266	10	172	—	18	22	540	2,028	1,931	1,050

Yanacocha	669	34	59	—	70	—	479	1,311	1,325	989
Other South America	—	—	72	—	4	—	10	86	—	—

South America	669	34	131	—	74	—	489	1,397	1,325	1,054

Attributable to Newmont								730	681	1,072

Boddington	623	6	6	—	3	7	112	757	711	1,065
Tanami	250	2	28	—	3	—	130	413	180	2,294
Jundee	172	10	20	—	1	—	58	261	322	811
Waihi	97	4	12	—	3	—	4	120	62	1,935
Kalgoorlie	277	8	5	—	1	—	20	311	341	912
Other Australia/New Zealand	—	—	19	—	39	—	19	77	—	—

Australia/New Zealand	1,419	30	90	—	50	7	343	1,939	1,616	1,200

Batu Hijau	71	2	5	—	8	7	23	116	67	1,731
Other Indonesia	—	—	—	—	(3)	—	—	(3)	—	—

Indonesia	71	2	5	—	5	7	23	113	67	1,687

Attributable to Newmont								53	32	1,656

Ahafo	314	4	53	—	24	—	85	480	527	911
Akyem	—	—	19	—	1	—	—	20	—
Other Africa	—	—	10	—	1	—	—	11	—	—

Africa	314	4	82	—	26	—	85	511	527	970

Corporate and Other	—	—	188	212	18	—	25	443	—	—

Consolidated	$3,739	$80	$668	$212	$191	$36	$1,505	$6,431	5,466	$1,177

Attributable to Newmont								$5,704	4,787	$1,192

(1)	Excludes Amortization and Reclamation and remediation.
(2)	Excludes copper Costs applicable to sales at Phoenix, Boddington, and Batu Hijau of $595.
(3)	Includes gold by-product credits of $125.
(4)	Remediation costs include operating accretion of $55 and amortization of asset retirement costs of $40 which is further reduced by the copper allocation of Remediation costs of $15.
(5)	Excludes the copper allocation of Advanced projects and Exploration of $36.
(6)	Other expense, net is adjusted for restructuring of $58, Hope Bay care and maintenance of $144, Boddington Contingent Consideration of $12, and the copper allocation of $44.
(7)	Excludes development capital expenditures, capitalized interest, and the decrease in accrued capital of $1,521. The following are major development projects; Emigrant, Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Tanami Vent Shaft, Ahafo Mill Expansion, and Akyem for 2012.
(8)	Excludes the copper allocation of $ 184.
(9)	Excludes attributable gold sales from La Zanja and Duketon.

NEWMONT MINING CORPORATION

Years Ended December 31, 2011	Costs Applicable to Sales(1)(2)(3)	Remediation Costs(4)	Advanced Projects and Exploration(5)	General and Administrative	Other Expense, Net(6)	Treatment and Refining Costs	Sustaining Capital(7)(8)	All-In Sustaining Costs	Ounces Sold (000)(9)	All-In Sustaining Costs per ounce

Carlin	$715	$3	$41	$—	$17	$22	$214	$1,012	970	$1,043
Phoenix	100	5	11	—	3	6	45	170	231	736
Twin Creeks	263	3	46	—	7	—	132	451	522	864
La Herradura	110	—	18	—	—	—	81	209	210	995
Other North America	—	—	32	—	—	—	1	33	—

North America	1,188	11	148	—	27	28	473	1,875	1,933	970

Yanacocha	711	62	39	—	42	—	355	1,209	1,271	951
Other South America	—	—	39	—	1	—	3	43	—	—

South America	711	62	78	—	43	—	358	1,252	1,271	985

Attributable to Newmont								651	653	996

Boddington	470	6	9	—	2	6	173	666	688	968
Tanami	205	1	15	—	3	—	119	343	221	1,552
Jundee	140	6	18	—	2	—	53	219	333	658
Waihi	101	5	15	—	2	—	65	188	96	1,958
Kalgoorlie	235	7	3	—	1	—	33	279	376	742
Other Australia/New Zealand	—	—	18	—	43	—	18	79	—	—

Australia/New Zealand	1,151	25	78	—	53	6	461	1,774	1,714	1,035

Batu Hijau	164	4	3	—	20	29	65	285	344	828
Other Indonesia	—	—	—	—	(3)	—	—	(3)	—

Indonesia	164	4	3	—	17	29	65	282	344	820

Attributable to Newmont								135	167	808

Ahafo	265	4	40	—	24	—	53	386	558	692
Akyem	—	—	9	—	—	—	—	9	—
Other Africa	—	—	6	—	2	—	—	8	—

Africa	265	4	55	—	26	—	53	403	558	722

Corporate and Other	—	—	349	198	39	—	24	610	—

Consolidated	$3,479	$106	$711	$198	$205	$63	$1,434	$6,196	5,820	$1,065

Attributable to Newmont								$5,448	5,025	$1,084

(1)	Excludes Amortization and Reclamation and remediation.
(2)	Excludes copper Costs applicable to sales at Phoenix, Boddington, and Batu Hijau of $494.
(3)	Includes gold by-product credits of $208.
(4)	Remediation costs include operating accretion of $50 and amortization of asset retirement costs of $67 which is further reduced by the copper allocation of Remediation costs of $11.
(5)	Excludes the copper allocation of Advanced projects and Exploration of $12.
(6)	Other expense, net is adjusted for Hope Bay care and maintenance of $17, Boddington contingent consideration of $1, and the copper allocation of $42.
(7)	Excludes development capital expenditures, capitalized interest, and the increase in accrued capital of $1,160. The following are major development projects; Emigrant, Phoenix Copper Leach, Turf Vent Shaft, Yanacocha Bio Leach, Conga, Tanami Vent Shaft, Ahafo Mill Expansion, and Akyem for 2011.
(8)	Excludes the copper allocation of $ 193.
(9)	Excludes attributable gold sales from La Zanja and Duketon.

NEWMONT MINING CORPORATION

Operating margin per ounce/pound

Operating margin per ounce/pound are non-GAAP financial measures. These measures are calculated by subtracting the costs applicable to sales per ounce of gold and per pound of copper from the average realized gold price per ounce and copper price per pound, respectively. These measures are calculated on a consistent basis for the periods presented on a consolidated basis. Operating margin per ounce/pound statistics are intended to provide additional information only and do not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP. Other companies may calculate these measures differently. Operating margin per ounce/pound is calculated as follows:

	Gold			Copper
	Years Ended December 31,			Years Ended December 31,
	2013	2012	2011	2013	2012	2011

Average realized price per ounce/pound	$1,393	$1,662	$1,562	$2.98	$3.43	$3.54
Costs applicable to sales per ounce/pound	(772)	(684)	(598)	(4.12)	(2.32)	(1.30)

	$621	$978	$964	$(1.14)	$1.11	$2.24

NEWMONT MINING CORPORATION

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company’s management assessed the effectiveness of the Company’s internal control over financial reporting at December 31, 2013. In making this assessment, the Company’s management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework in 1992. Based upon its assessment, management concluded that, at December 31, 2013, the Company’s internal control over financial reporting was effective.

The effectiveness of the Company’s assessment of internal control over financial reporting at December 31, 2013 has been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report which appears herein.

NEWMONT MINING CORPORATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Newmont Mining Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows present fairly, in all material respects, the financial position of Newmont Mining Corporation and its subsidiaries at December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control - Integrated Framework 1992 issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing under Item 8. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ PricewaterhouseCoopers LLP

Denver, Colorado

February 20, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the revisions discussed in Note 2, “Revision of Financial Statements” and the change in the composition of reportable segments discussed in Note 4, “Segment Information”, as to which the date is June 12, 2014.

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED OPERATIONS

	Years Ended December 31,
	2013	2012	2011
	(in millions, except per share)

Sales (Note 4)	$8,414	$9,964	$10,441

Costs and expenses
Costs applicable to sales(1) (Note 4)	5,299	4,334	3,973
Amortization (Note 4)	1,362	1,032	1,036
Reclamation and remediation (Note 5)	81	96	120
Exploration	247	356	350
Advanced projects, research and development	222	348	373
General and administrative	203	212	198
Write-down of property, plant and mine development (Note 6)	4,352	52	2,084
Other expense, net (Note 7)	300	449	265

	12,066	6,879	8,399

Other income (expense)
Other income, net (Note 8)	349	278	12
Interest expense, net of capitalized interest of $88, $107 and $52, respectively	(303)	(249)	(244)

	46	29	(232)

Income (loss) before income and mining tax and other items	(3,606)	3,114	1,810
Income and mining tax benefit (expense) (Note 9)	755	(876)	(747)
Equity income (loss) of affiliates (Note 10)	(5)	(51)	11

Income (loss) from continuing operations	(2,856)	2,187	1,074
Income (loss) from discontinued operations (Note 11)	61	(76)	(136)

Net income (loss)	(2,795)	2,111	938
Net loss (income) attributable to noncontrolling interests (Note 12)	261	(309)	(606)

Net income (loss) attributable to Newmont stockholders	$(2,534)	$1,802	$332

Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(2,595)	$1,878	$468
Discontinued operations	61	(76)	(136)

	$(2,534)	$1,802	$332

Income (loss) per common share (Note 13)
Basic:
Continuing operations	$(5.21)	$3.79	$0.95
Discontinued operations	0.12	(0.15)	(0.28)

	$(5.09)	$3.64	$0.67

Diluted:
Continuing operations	$(5.21)	$3.76	$0.93
Discontinued operations	0.12	(0.15)	(0.27)

	$(5.09)	$3.61	$0.66

Cash dividends declared per common share	$1.225	$1.40	$1.00

(1)	Excludes Amortization and Reclamation and remediation.

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED COMPREHENSIVE INCOME (LOSS)

	Years Ended December 31,
	2013	2012	2011
	(in millions)

Net income (loss)	$(2,795)	$2,111	$938
Other comprehensive income (loss):
Unrealized gain (loss) on marketable securities, net of $57, $25 and $41 tax benefit (expense), respectively	(577)	(164)	(195)
Foreign currency translation adjustments	(31)	14	8
Change in pension and other post-retirement benefits, net of $(85), $30 and $32 tax benefit (expense), respectively
Net change from periodic revaluations	149	(72)	(76)
Net amount reclassified to income	3	21	16

Net unrecognized gain (loss) on pension and other post-retirement benefits	152	(51)	(60)

Change in fair value of cash flow hedge instruments, net of $116, $(36) and $168 tax benefit (expense), respectively
Net change from periodic revaluations	(167)	149	(73)
Net amount reclassified to income	(48)	(109)	(136)

Net unrecognized gain (loss) on derivatives	(215)	40	(209)

Other comprehensive income (loss)	(671)	(161)	(456)

Comprehensive income (loss)	$(3,466)	$1,950	$482

Comprehensive income (loss) attributable to:
Newmont stockholders	$(3,206)	$1,640	$(124)
Noncontrolling interests	(260)	310	606

	$(3,466)	$1,950	$482

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED CASH FLOWS

	Years Ended December 31,
	2013	2012	2011
	(in millions)
Operating activities:
Net income (loss)	$(2,795)	$2,111	$938
Adjustments:
Amortization	1,362	1,032	1,036
Stock based compensation and other non-cash benefits	64	72	79
Reclamation and remediation	81	96	101
Revaluation of contingent consideration	(18)	12	1
Loss (income) from discontinued operations	(61)	76	136
Write-downs	4,352	52	2,084
Impairment of marketable securities	105	47	180
Deferred income taxes	(1,256)	22	(637)
Gain on asset and investment sales, net	(286)	(107)	(81)
Other operating adjustments and write-downs	1,099	48	65
Net change in operating assets and liabilities (Note 27)	(1,086)	(1,073)	(311)

Net cash provided from continuing operations	1,561	2,388	3,591

Net cash used in discontinued operations (Note 11)	(18)	(16)	(7)

Net cash provided from operations	1,543	2,372	3,584

Investing activities:
Additions to property, plant and mine development	(1,900)	(3,210)	(2,787)
Acquisitions, net	(13)	(25)	(2,309)
Sale of marketable securities	589	210	81
Purchases of marketable securities	(1)	(220)	(21)
Proceeds from sale of other assets	63	41	9
Other	(51)	(60)	(40)

Net cash used in investing activities	(1,313)	(3,264)	(5,067)

Financing activities:
Proceeds from debt, net	1,538	3,524	2,011
Repayment of debt	(1,150)	(1,976)	(2,273)
Payment of conversion premium on debt	—	(172)	—
Proceeds from stock issuance, net	2	24	40
Sale of noncontrolling interests	32	—	—
Acquisition of noncontrolling interests	(17)	(10)	—
Dividends paid to noncontrolling interests	(2)	(3)	(117)
Dividends paid to common stockholders	(610)	(695)	(494)
Other	(5)	(3)	(21)

Net cash provided from (used in) financing activities	(212)	689	(854)

Effect of exchange rate changes on cash	(24)	4	41

Net change in cash and cash equivalents	(6)	(199)	(2,296)

Cash and cash equivalents at beginning of period	1,561	1,760	4,056

Cash and cash equivalents at end of period	$1,555	$1,561	$1,760

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

CONSOLIDATED BALANCE SHEETS

	At December 31,	At December 31,
	2013	2012
	(in millions)
ASSETS
Cash and cash equivalents	$1,555	$1,561
Trade receivables	230	283
Accounts receivable	252	577
Investments (Note 19)	78	86
Inventories (Note 20)	717	796
Stockpiles and ore on leach pads (Note 21)	805	786
Deferred income tax assets (Note 9)	246	195
Other current assets (Note 22)	1,006	1,661

Current assets	4,889	5,945
Property, plant and mine development, net (Note 23)	14,277	18,010
Investments (Note 19)	439	1,446
Stockpiles and ore on leach pads (Note 21)	2,680	2,896
Deferred income tax assets (Note 9)	1,478	404
Other long-term assets (Note 22)	844	872

Total assets	$24,607	$29,573

LIABILITIES
Debt (Note 24)	$595	$10
Accounts payable	478	657
Employee-related benefits (Note 14)	341	339
Income and mining taxes	13	51
Other current liabilities (Note 25)	1,313	2,084

Current liabilities	2,740	3,141
Debt (Note 24)	6,145	6,288
Reclamation and remediation liabilities (Note 5)	1,513	1,457
Deferred income tax liabilities (Note 9)	635	858
Employee-related benefits (Note 14)	323	586
Other long-term liabilities (Note 25)	342	372

Total liabilities	11,698	12,702

Commitments and contingencies (Note 31)
EQUITY
Common stock - $1.60 par value;	789	787
Authorized - 750 million shares
Issued and outstanding -
Common: 493 million and 492 million shares issued, less 322,000 and 277,000 treasury shares, respectively
Exchangeable: 56 million shares issued, less 51 million and 51 million redeemed shares, respectively
Additional paid-in capital	8,538	8,427
Accumulated other comprehensive income (loss)	(182)	490
Retained earnings	848	3,992

Newmont stockholders’ equity	9,993	13,696
Noncontrolling interests	2,916	3,175

Total equity	12,909	16,871

Total liabilities and equity	$24,607	$29,573

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

STATEMENTS OF CONSOLIDATED CHANGES IN EQUITY

			Additional Paid-In Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Noncontrolling Interests	Total Equity

	Common Stock
	Shares	Amount
	(in millions)
Balance at December 31, 2010	493	$778	$8,376	$1,108	$3,047	$2,371	$15,680
Net income (loss)	—	—	—	—	332	606	938
Other comprehensive income (loss)	—	—	—	(456)	—	—	(456)
Dividends paid	—	—	—	—	(494)	(102)	(596)
Stock based awards and related share issuances	2	3	132	—	—	—	135
Shares issued in exchange for exchangeable shares	—	3	(3)	—	—	—	—

Balance at December 31, 2011	495	$784	$8,505	$652	$2,885	$2,875	$15,701
Net income (loss)	—	—	—	—	1,802	309	2,111
Other comprehensive income (loss)	—	—	—	(162)	—	1	(161)
Dividends paid	—	—	—	—	(695)	—	(695)
Conversion premium on convertible notes	—	—	(172)	—	—	—	(172)
Acquisition of noncontrolling interests	—	—	—	—	—	(10)	(10)
Stock based awards and related share issuances	2	3	95	—	—	—	98
Shares issued in exchange for exchangeable shares	—	—	(1)	—	—	—	(1)

Balance at December 31, 2012	497	$787	$8,427	$490	$3,992	$3,175	$16,871
Net income (loss)	—	—	—	—	(2,534)	(261)	(2,795)
Other comprehensive income (loss)	—	—	—	(672)	—	1	(671)
Dividends paid	—	—	—	—	(610)	(2)	(612)
Sale of noncontrolling interests, net	—	—	48	—	—	3	51
Stock based awards and related share issuances	1	2	63	—	—	—	65

Balance at December 31, 2013	498	$789	$8,538	$(182)	$848	$2,916	$12,909

The accompanying notes are an integral part of these consolidated financial statements.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 1	THE COMPANY

Newmont Mining Corporation and its affiliates and subsidiaries (collectively, “Newmont” or the “Company”) predominantly operates in the mining industry, focused on the production of and exploration for gold and copper. The Company has significant assets in the United States, Australia, Peru, Indonesia, Ghana, New Zealand, Mexico, and Suriname. The cash flow and profitability of the Company’s operations are significantly affected by the market price of gold, and to a lesser extent, copper. The prices of gold and copper are affected by numerous factors beyond the Company’s control.

References to “A$” refers to Australian currency, “C$” to Canadian currency and “NZ$” to New Zealand currency.

NOTE 2	REVISION OF FINANCIAL STATEMENTS

Certain amounts in prior years have been reclassified to conform to the updated segment presentation (see Note 4). Reclassifications are related to a change in our reportable segments, and include a change from by-product accounting for our Phoenix segment to co-product accounting.

In March 2014, we completed a review of our deferred tax and stockpile balances that resulted in the identification of certain errors in these accounts. We determined our deferred tax assets related to certain foreign subsidiaries and Yanacocha stockpiles were overstated by $143 and $21 ($14 net of tax) at December 31, 2013, respectively. The overstatement of our deferred tax assets is the cumulative effect of the incorrect application of our policy with respect to unborn foreign tax credits relating to foreign subsidiaries since 2005. The impact of this error resulted in an adjustment to the opening balances of Newmont stockholders equity of $36 at January 1, 2011. We have assessed the materiality of these misstatements in accordance with the Securities and Exchange Commission’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that these errors are not material to our previously issued consolidated financial statements. Accordingly, by reference to SAB No. 108, our previously issued consolidated financial statements have been revised as follows:

	Year Ended December 31, 2013
Statement of Consolidated Operations	As Previously Reported	Co-product Reclassification(1)	Revision	As Revised

Sales	$8,322	$92	$—	$8,414
Costs applicable to sales	5,186	92	21	5,299
Income (loss) before income and mining tax and other items	(3,585)	—	(21)	(3,606)
Income and mining tax benefit (expense)	813	—	(58)	755
Net income (loss)	(2,716)	—	(79)	(2,795)
Net loss (income) attributable to noncontrolling interests	254	—	7	261
Net income (loss) attributable to Newmont stockholders	(2,462)	—	(72)	(2,534)

Income (loss) per common share
Basic	$(4.94)	$—	$(0.15)	$(5.09)
Diluted	$(4.94)	$—	$(0.15)	$(5.09)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Year Ended December 31, 2012
Statement of Consolidated Operations	As Previously Reported	Co-product Reclassification(1)	Revision	As Revised

Sales	$9,868	$96	$—	$9,964
Costs applicable to sales	4,238	96	—	4,334
Income (loss) before income and mining tax and other items	3,114	—	—	3,114
Income and mining tax benefit (expense)	(869)	—	(7)	(876)
Net income (loss)	2,118	—	(7)	2,111
Net income (loss) attributable to Newmont stockholders	1,809	—	(7)	1,802

Income (loss) per common share
Basic	$3.65	$—	$(0.01)	$3.64
Diluted	$3.63	$—	$(0.02)	$3.61

	Year Ended December 31, 2011
Statement of Consolidated Operations	As Previously Reported	Co-product Reclassification(1)	Revision	As Revised

Sales	$10,358	$83	$—	$10,441
Costs applicable to sales	3,890	83	—	3,973
Income (loss) before income and mining tax and other items	1,810	—	—	1,810
Income and mining tax benefit (expense)	(713)	—	(34)	(747)
Net income (loss)	972	—	(34)	938
Net income (loss) attributable to Newmont stockholders	366	—	(34)	332

Income (loss) per common share
Basic	$0.74	$—	$(0.07)	$0.67
Diluted	$0.73	$—	$(0.07)	$0.66

	Year Ended December 31, 2013
Consolidated Statement of Cash Flows	As Previously Reported	Revision	As Revised

Net income	$(2,716)	$(79)	$(2,795)
Adjustments:
Deferred income taxes	(1,314)	58	(1,256)
Net changes in operating assets and liabilities	(1,107)	21	(1,086)
Net cash provided from continuing operations	1,561	—	1,561

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Year Ended December 31, 2012
Consolidated Statement of Cash Flows	As Previously Reported	Revision	As Revised

Net income	$2,118	$(7)	$2,111
Adjustments:
Deferred income taxes	15	7	22
Net cash provided from continuing operations	2,388	—	2,388

	Year Ended December 31, 2011
Consolidated Statement of Cash Flows	As Previously Reported	Revision	As Revised

Net income	$972	$(34)	$938
Adjustments:
Deferred income taxes	(671)	34	(637)
Net cash provided from continuing operations	3,591	—	3,591

	At December 31, 2013
Consolidated Balance Sheet	As Previously Reported	Revision	As Revised

Stockpiles and ore on leach pads(2)	$3,506	$(21)	$3,485
Deferred income tax assets(3)	1,860	(136)	1,724
Total Assets	24,764	(157)	24,607

Employee-related benefits	325	(2)	323
Total liabilities	11,700	(2)	11,698

Additional paid-in capital	8,441	97	8,538
Retained earnings	1,093	(245)	848
Newmont stockholders’ equity	10,141	(148)	9,993
Noncontrolling interests	2,923	(7)	2,916
Total equity	13,064	(155)	12,909
Total liabilities and equity	24,764	(157)	24,607

	At December 31, 2012
Consolidated Balance Sheet	As Previously Reported	Revision	As Revised

Deferred income tax assets(3)	676	(77)	599
Total Assets	29,650	(77)	29,573

Additional paid-in capital	8,330	97	8,427
Retained earnings	4,166	(174)	3,992
Newmont stockholders’ equity	13,773	(77)	13,696
Total equity	16,948	(77)	16,871
Total liabilities and equity	29,650	(77)	29,573

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

(1)	Refer to Note 4 for information on the segment reclassifications.
(2)	Includes current and noncurrent stockpiles and ore on leach pads.
(3)	Includes current and noncurrent deferred tax assets.

NOTE 3	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The Company’s Consolidated Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”). The preparation of the Company’s Consolidated Financial Statements requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and the related disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenues and expenses during the reporting period. The more significant areas requiring the use of management estimates and assumptions relate to mineral reserves that are the basis for future cash flow estimates utilized in impairment calculations and units-of-production amortization calculations; environmental, reclamation and closure obligations; estimates of recoverable gold and other minerals in stockpile and leach pad inventories; estimates of fair value for certain reporting units and asset impairments (including impairments of goodwill, long-lived assets and investments); write-downs of inventory, stockpiles and ore on leach pads to net realizable value; post-employment, post-retirement and other employee benefit liabilities; valuation allowances for deferred tax assets; reserves for contingencies and litigation; and the fair value and accounting treatment of financial instruments including marketable securities and derivative instruments. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Accordingly, actual results will differ from these amounts estimated in these financial statements.

Principles of Consolidation

The Consolidated Financial Statements include the accounts of Newmont Mining Corporation and the more-than-50%-owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights. The Company also includes its pro-rata share of assets, liabilities and operations for unincorporated joint ventures in which it has an interest. All significant intercompany balances and transactions have been eliminated. The functional currency for the majority of the Company’s operations, including the Australian operations, is the U.S. dollar.

The Company follows FASB Accounting Standards Codification (“ASC”) guidance for identification and reporting of entities over which control is achieved through means other than voting rights. The guidance defines such entities as Variable Interest Entities (“VIEs”). The Company has identified VIEs in connection with our interests in PT Newmont Nusa Tenggara (“PTNNT” or “Batu Hijau”) due to certain funding arrangements and shareholder commitments. The Company has financing arrangements with PT Pukuafu Indah (“PTPI”) and PT Indonesia Masbaga Investama (“PTIMI”), unrelated noncontrolling shareholders of PTNNT, whereby the Company agreed to advance certain funds to them in exchange for (i) a pledge of their combined 20% share of PTNNT, (ii) an assignment of dividends payable on the shares, net of withholding tax, (iii) a commitment from them to support the application of our standards to the operation of Batu Hijau and (iv) as of September 16, 2011 in respect of PTPI only, powers of attorney to vote and sell PTNNT shares in support of the pledge, enforceable in an event of default as further security for the funding. The Company has determined itself to be the primary beneficiary of these entities, controls the operations of Batu Hijau and has the obligation to absorb losses and the right to receive benefits that are significant to PTNNT. Therefore, the Company consolidates PTNNT in its financial statements.

On March 12, 2013, Newmont completed the sale of the Hope Bay Project to TMAC Resources Inc. (“TMAC”). At December 31, 2013, Newmont held a 49.9% voting interest in TMAC and an economic interest of 70.4%. The Company has made available a CAD $15 credit facility due June 2014 which was drawn down in December 2013. Newmont has identified TMAC as a Variable Interest Entity (“VIE”) under FASB Accounting Standards Codification (“ASC”)—Consolidation guidance. Based upon the ASC guidance for VIEs, and the ownership structure, Newmont has determined that it has a controlling financial interest in TMAC and is therefore the primary beneficiary. As such, Newmont consolidated TMAC in its consolidated financial statements. TMAC has indicated that they anticipate raising funds at an

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

undetermined date through an initial public offering (“IPO”). Should such an IPO occur, which there can be no assurance of such offering occurring, it is expected that Newmont’s ownership will be reduced and Newmont would reevaluate whether or not it is still required to consolidate TMAC under the applicable ASC guidance.

Cash and Cash Equivalents

Cash and cash equivalents consist of all cash balances and highly liquid investments with an original maturity of three months or less. Because of the short maturity of these investments, the carrying amounts approximate their fair value. Cash and cash equivalents are invested in United States Treasury securities and money market securities. Restricted cash is excluded from cash and cash equivalents and is included in other current and long-term assets.

Investments

Management determines the appropriate classification of its investments in equity securities at the time of purchase and reevaluates such determinations at each reporting date. Investments in incorporated entities in which the Company’s ownership is greater than 20% and less than 50%, or which the Company does not control through majority ownership or means other than voting rights, are accounted for by the equity method and are included in long-term assets. The Company accounts for its marketable security investments as available for sale securities in accordance with ASC guidance on accounting for certain investments in debt and equity securities. The Company periodically evaluates whether declines in fair values of its investments below the Company’s carrying value are other-than-temporary in accordance with ASC guidance. The Company’s policy is to generally treat a decline in the investment’s quoted market value that has lasted continuously for more than six months as an other-than-temporary decline in value. The Company also monitors its investments for events or changes in circumstances that have occurred that may have a significant adverse effect on the fair value of the investment and evaluates qualitative and quantitative factors regarding the severity and duration of the unrealized loss and the Company’s ability to hold the investment until a forecasted recovery occurs to determine if the decline in value of an investment is other-than-temporary. Declines in fair value below the Company’s carrying value deemed to be other-than-temporary are charged to earnings.

Stockpiles, Ore on Leach Pads and Inventories

As described below, costs that are incurred in or benefit the productive process are accumulated as stockpiles, ore on leach pads and inventories. Stockpiles, ore on leach pads and inventories are carried at the lower of average cost or net realizable value. Net realizable value represents the estimated future sales price of the product based on current and long-term metals prices, less the estimated costs to complete production and bring the product to sale. Write-downs of stockpiles, ore on leach pads and inventories to net realizable value are reported as a component of Costs applicable to sales and Amortization. The current portion of stockpiles, ore on leach pads and inventories is determined based on the expected amounts to be processed within the next 12 months. Stockpiles, ore on leach pads and inventories not expected to be processed within the next 12 months are classified as long-term. The major classifications are as follows:

Stockpiles

Stockpiles represent ore that has been extracted from the mine and is available for further processing. Stockpiles are measured by estimating the number of tons added and removed from the stockpile, the number of contained ounces or pounds (based on assay data) and the estimated metallurgical recovery rates (based on the expected processing method). Stockpile ore tonnages are verified by periodic surveys. Costs are allocated to stockpiles based on current mining costs incurred including applicable overhead and amortization relating to mining operations, and removed at each stockpile’s average cost per recoverable unit.

Ore on Leach Pads

The recovery of gold from certain gold oxide ores is achieved through the heap leaching process. Under this method, oxide ore is placed on leach pads where it is treated with a chemical solution, which dissolves the gold contained in the ore. The resulting gold-bearing solution is further processed in a plant where the gold is recovered. Costs are added to ore on leach pads based on current mining costs, including applicable amortization relating to mining operations. Costs are removed from ore on leach pads as ounces are recovered based on the average cost per estimated recoverable ounce of gold on the leach pad.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

The estimates of recoverable gold on the leach pads are calculated from the quantities of ore placed on the leach pads (measured tons added to the leach pads), the grade of ore placed on the leach pads (based on assay data) and a recovery percentage (based on ore type). In general, leach pads recover between 50% and 95% of the recoverable ounces in the first year of leaching, declining each year thereafter until the leaching process is complete.

Although the quantities of recoverable gold placed on the leach pads are reconciled by comparing the grades of ore placed on pads to the quantities of gold actually recovered (metallurgical balancing), the nature of the leaching process inherently limits the ability to precisely monitor inventory levels. As a result, the metallurgical balancing process is constantly monitored and estimates are refined based on actual results over time. Historically, the Company’s operating results have not been materially impacted by variations between the estimated and actual recoverable quantities of gold on its leach pads. Variations between actual and estimated quantities resulting from changes in assumptions and estimates that do not result in write-downs to net realizable value are accounted for on a prospective basis.

In-process Inventory

In-process inventories represent materials that are currently in the process of being converted to a saleable product. Conversion processes vary depending on the nature of the ore and the specific processing facility, but include mill in-circuit, flotation, leach and carbon-in-leach in circuits. In-process material is measured based on assays of the material fed into the process and the projected recoveries of the respective plants. In-process inventories are valued at the average cost of the material fed into the process attributable to the source material coming from the mines, stockpiles and/or leach pads plus the in-process conversion costs, including applicable amortization relating to the process facilities incurred to that point in the process.

Precious Metals Inventory

Precious metals inventories include gold doré and/or gold bullion. Precious metals that result from the Company’s mining and processing activities are valued at the average cost of the respective in-process inventories incurred prior to the refining process, plus applicable refining costs.

Copper Cathode Inventory

Copper heap leaching is performed on copper oxide ore and enriched copper sulphide ore to produce copper cathodes. Heap leaching is accomplished by stacking uncrushed ore onto synthetically lined pads where it is contacted with a dilute sulphuric acid solution thus leaching the acid soluble minerals into a copper sulphate solution. The copper sulphate solution is then collected and pumped to the solvent extraction (“SX”) plant. The SX process consists of two steps. During the first step, the copper is extracted into an organic solvent solution. The loaded organic solution is then pumped to the second step where copper is stripped with a strong acid solution before being sent through the electrowinning process. Cathodes produced in electrowinning are 99.99% copper.

Copper cathode is produced at our Phoenix operations by solution extraction and electrowinning (SX/EW). The inventory is valued at the average cost to produce the cathode or net realizable value.

Concentrate Inventory

Concentrate inventories represent copper and gold concentrate available for shipment or in transit for further processing when the sales process has not been completed. The Company values concentrate inventory at the average cost, including an allocable portion of support costs and amortization. Costs are added and removed to the concentrate inventory based on metal in the concentrate and are valued at the lower of average cost or net realizable value.

Materials and Supplies

Materials and supplies are valued at the lower of average cost or net realizable value. Cost includes applicable taxes and freight.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Property, Plant and Mine Development

Facilities and equipment

Expenditures for new facilities or equipment and expenditures that extend the useful lives of existing facilities or equipment are capitalized and recorded at cost. The facilities and equipment are amortized using the straight-line method at rates sufficient to amortize such costs over the estimated productive lives of such facilities. These estimated productive lives do not exceed the related estimated mine lives, which are based on proven and probable reserves.

Mine Development

Mine development costs include engineering and metallurgical studies, drilling and other related costs to delineate an ore body, the removal of overburden to initially expose an ore body at open pit surface mines and the building of access ways, shafts, lateral access, drifts, ramps and other infrastructure at underground mines. Costs incurred before mineralization is classified as proven and probable reserves are expensed and classified as Exploration or Advanced projects, research and development expense. Capitalization of mine development project costs, that meet the definition of an asset, begins once mineralization is classified as proven and probable reserves.

Drilling and related costs are capitalized for an ore body where proven and probable reserves exist and the activities are directed at obtaining additional information on the ore body or converting mineralized material to proven and probable reserves. All other drilling and related costs are expensed as incurred. Drilling costs incurred during the production phase for operational ore control are allocated to inventory costs and then included as a component of Costs applicable to sales.

The cost of removing overburden and waste materials to access the ore body at an open-pit mine prior to the production phase are referred to as “pre-stripping costs.” Pre-stripping costs are capitalized during the development of an open-pit mine. Where multiple open pits exist at a mining complex utilizing common processing facilities, pre-stripping costs are capitalized at each pit. The removal, production, and sale of de minimis saleable materials may occur during development and are recorded as Other income, net of incremental mining and processing costs.

The production phase of an open-pit mine commences when saleable minerals, beyond a de minimis amount, are produced. Stripping costs incurred during the production phase of a mine are variable production costs that are included as a component of inventory to be recognized in Costs applicable to sales in the same period as the revenue from the sale of inventory. The Company’s definition of a mine and the mine’s production phase may differ from that of other companies in the mining industry resulting in incomparable allocations of stripping costs to deferred mine development and production costs. Other mining companies may expense pre-stripping costs associated with subsequent pits within a mining complex. Other mining companies may capitalize stripping costs incurred in connection with the production phase.

Mine development costs are amortized using the units-of-production (“UOP”) method based on estimated recoverable ounces or pounds in proven and probable reserves. To the extent that these costs benefit an entire ore body, they are amortized over the estimated life of the ore body. Costs incurred to access specific ore blocks or areas that only provide benefit over the life of that area are amortized over the estimated life of that specific ore block or area.

Mineral Interests

Mineral interests include acquired interests in production, development and exploration stage properties. The mineral interests are capitalized at their fair value at the acquisition date, either as an individual asset purchase or as part of a business combination.

The value of such assets is primarily driven by the nature and amount of mineralized material believed to be contained in such properties. Production stage mineral interests represent interests in operating properties that contain proven and probable reserves. Development stage mineral interests represent interests in properties under development that contain proven and probable reserves. Exploration stage mineral interests represent interests in properties that are believed to potentially contain mineralized material consisting of (i) mineralized material such as inferred material within pits; measured, indicated and inferred material with insufficient drill spacing to qualify as proven and probable reserves; and inferred material in close proximity to proven and probable reserves; (ii) around-mine exploration potential such as inferred material not immediately adjacent to existing reserves and mineralization, but located within the immediate mine area; (iii) other mine-related exploration potential that is not part of measured, indicated or inferred material and is

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

comprised mainly of material outside of the immediate mine area; (iv) greenfields exploration potential that is not associated with any other production, development or exploration stage property, as described above; or (v) any acquired right to explore or extract a potential mineral deposit. The Company’s mineral rights generally are enforceable regardless of whether proven and probable reserves have been established. In certain limited situations, the nature of a mineral right changes from an exploration right to a mining right upon the establishment of proven and probable reserves. The Company has the ability and intent to renew mineral interests where the existing term is not sufficient to recover all identified and valued proven and probable reserves and/or undeveloped mineralized material.

Asset Impairment

The Company reviews and evaluates its long-lived assets for impairment when events or changes in circumstances indicate that the related carrying amounts may not be recoverable. An impairment is considered to exist if the total estimated future cash flows on an undiscounted basis are less than the carrying amount of the assets, including goodwill, if any. An impairment loss is measured and recorded based on discounted estimated future cash flows. Future cash flows are estimated based on quantities of recoverable minerals, expected gold and other commodity prices (considering current and historical prices, trends and related factors), production levels, operating costs, capital requirements and reclamation costs, all based on life-of-mine plans. Existing proven and probable reserves and value beyond proven and probable reserves, including mineralization that is not part of the measured, indicated or inferred resource base, are included when determining the fair value of mine site reporting units at acquisition and, subsequently, in determining whether the assets are impaired. The term “recoverable minerals” refers to the estimated amount of gold or other commodities that will be obtained after taking into account losses during ore processing and treatment. Estimates of recoverable minerals from such exploration stage mineral interests are risk adjusted based on management’s relative confidence in such materials. In estimating future cash flows, assets are grouped at the lowest level for which there are identifiable cash flows that are largely independent of future cash flows from other asset groups. The Company’s estimates of future cash flows are based on numerous assumptions and it is possible that actual future cash flows will be significantly different than the estimates, as actual future quantities of recoverable minerals, gold and other commodity prices, production levels and costs and capital are each subject to significant risks and uncertainties.

Revenue Recognition

Revenue is recognized, net of treatment and refining charges, from a sale when persuasive evidence of an arrangement exists, the price is determinable, the product has been delivered, the title has been transferred to the customer and collection of the sales price is reasonably assured. Revenues from by-product sales are credited to Costs applicable to sales as a by-product credit.

Concentrate sales are initially recorded based on 100% of the provisional sales prices. Until final settlement occurs, adjustments to the provisional sales prices are made to take into account the mark-to-market changes based on the forward prices for the estimated month of settlement. For changes in metal quantities upon receipt of new information and assay, the provisional sales quantities are adjusted as well. The principal risks associated with recognition of sales on a provisional basis include metal price fluctuations between the date initially recorded and the date of final settlement. If a significant decline in metal prices occurs between the provisional pricing date and the final settlement date, it is reasonably possible that the Company could be required to return a portion of the sales proceeds received based on the provisional invoice.

The Company’s sales based on a provisional price contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the concentrates at the forward exchange price at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is marked to market through earnings each period prior to final settlement.

Income and Mining Taxes

The Company accounts for income taxes using the liability method, recognizing certain temporary differences between the financial reporting basis of the Company’s liabilities and assets and the related income tax basis for such liabilities and assets. This method generates either a net deferred income tax liability or asset for the Company, as measured by the statutory tax rates in effect. The Company derives its deferred income tax charge or benefit by recording the change in either the net deferred income tax liability or asset balance for the year. Mining taxes represent state and provincial taxes levied on mining operations and are classified as income taxes; as such taxes are based on a percentage

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

of mining profits. With respect to the earnings that the Company derives from the operations of its consolidated subsidiaries, in those situations where the earnings are indefinitely reinvested, no deferred taxes have been provided on the unremitted earnings (including the excess of the carrying value of the net equity of such entities for financial reporting purposes over the tax basis of such equity) of these consolidated companies.

The Company’s deferred income tax assets include certain future tax benefits. The Company records a valuation allowance against any portion of those deferred income tax assets when it believes, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred income tax asset will not be realized.

The Company’s operations involve dealing with uncertainties and judgments in the application of complex tax regulations in multiple jurisdictions. The final taxes paid are dependent upon many factors, including negotiations with taxing authorities in various jurisdictions and resolution of disputes arising from federal, state, and international tax audits. The Company recognizes potential liabilities and records tax liabilities for anticipated tax audit issues in the U.S. and other tax jurisdictions based on its estimate of whether, and the extent to which, additional taxes will be due. The Company adjusts these reserves in light of changing facts and circumstances; however, due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the Company’s current estimate of the tax liabilities. If the Company’s estimate of tax liabilities proves to be less than the ultimate assessment, an additional charge to expense would result. If the estimate of tax liabilities proves to be greater than the ultimate assessment, a tax benefit would result. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in Income and mining tax expense.

Reclamation and Remediation Costs

Reclamation obligations are recognized when incurred and recorded as liabilities at fair value. The liability is accreted over time through periodic charges to earnings. In addition, the asset retirement cost is capitalized as part of the asset’s carrying value and amortized over the life of the related asset. Reclamation costs are periodically adjusted to reflect changes in the estimated present value resulting from the passage of time and revisions to the estimates of either the timing or amount of the reclamation costs. The estimated reclamation obligation is based on when spending for an existing disturbance is expected to occur. The Company reviews, on an annual basis, unless otherwise deemed necessary, the reclamation obligation at each mine site in accordance with ASC guidance for reclamation obligations.

Future remediation costs for inactive mines are accrued based on management’s best estimate at the end of each period of the costs expected to be incurred at a site. Such cost estimates include, where applicable, ongoing care, maintenance and monitoring costs. Changes in estimates at inactive mines are reflected in earnings in the period an estimate is revised.

Foreign Currency

The functional currency for the majority of the Company’s operations, including the Australian operations, is the U.S. dollar. All monetary assets and liabilities where the functional currency is the U.S. dollar are translated at current exchange rates and the resulting adjustments are included in Other income, net. All assets and liabilities recorded in functional currencies other than U.S. dollars are translated at current exchange rates and the resulting adjustments are charged or credited directly to Accumulated other comprehensive income in Equity. Revenues and expenses in foreign currencies are translated at the weighted-average exchange rates for the period.

Derivative Instruments

Newmont has forward contracts designated as cash flow hedges in place to hedge against changes in foreign exchanges rates and diesel prices, and forward starting swap contracts to hedge against changes in treasury rates. The fair value of derivative contracts qualifying as cash flow hedges are reflected as assets or liabilities in the balance sheet. To the extent these hedges are effective in offsetting forecasted cash flows from production costs (the “effective portion”), changes in fair value are deferred in Accumulated other comprehensive income. Amounts deferred in Accumulated other comprehensive income are reclassified to income when the hedged transaction has occurred. The ineffective portion of the change in the fair value of the derivative is recorded in Other income, net in each period. Cash transactions related to the Company’s derivative contracts accounted for as hedges are classified in the same category as the item being hedged in the statement of cash flows.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

When derivative contracts qualifying as cash flow hedges are settled, accelerated or restructured before the maturity date of the contracts, the related amount in Accumulated other comprehensive income at the settlement date is deferred and reclassified to earnings, as applicable, when the originally designated hedged transaction impacts earnings.

The fair value of derivative contracts qualifying as fair value hedges are reflected as assets or liabilities in the balance sheet. Changes in fair value are recorded in income in each period, consistent with recording changes to the mark-to-market value of the underlying hedged asset or liability in income. Prior to maturity in May 2011, changes in the mark-to-market value of the effective portion of interest rate swaps utilized by the Company to swap a portion of its fixed rate interest rate risk to floating rate risk were recognized as a component of Interest expense, net.

Newmont assesses the effectiveness of the derivative contracts periodically using either regression analysis or the dollar offset approach, both retrospectively and prospectively, to determine whether the hedging instruments have been highly effective in offsetting changes in the fair value of the hedged items. The Company will also assess periodically whether the hedging instruments are expected to be highly effective in the future. If a hedging instrument is not expected to be highly effective, the Company will stop hedge accounting prospectively. In those instances, the gains or losses remain in Accumulated other comprehensive income until the hedged item affects earnings.

Net Income (loss) per Common Share

Basic and diluted income per share are presented for Net income (loss) attributable to Newmont stockholders and for Income (loss) from continuing operations attributable to Newmont stockholders. Basic income per share is computed by dividing income available to common shareholders by the weighted-average number of outstanding common shares for the period, including the exchangeable shares (see Notes 13 and 24). Diluted income per share reflects the potential dilution that could occur if securities or other contracts that may require the issuance of common shares in the future were converted. Diluted income per share is computed by increasing the weighted-average number of outstanding common shares to include the additional common shares that would be outstanding after conversion and adjusting net income for changes that would result from the conversion. Only those securities or other contracts that result in a reduction in earnings per share are included in the calculation.

Comprehensive Income

In addition to Net income (loss), Comprehensive income (loss) includes all changes in equity during a period, such as adjustments to minimum pension liabilities, foreign currency translation adjustments, the effective portion of changes in fair value of derivative instruments that qualify as cash flow hedges and cumulative unrecognized changes in fair value of marketable securities available-for-sale or other investments, except those resulting from investments by and distributions to owners.

Reclassifications

Certain amounts in prior years have been reclassified to conform to the 2013 presentation.

Recently Adopted Accounting Pronouncements

Reporting of Amounts reclassified out of Accumulated Other Comprehensive Income

In February 2013, ASC guidance was issued related to items reclassified from Accumulated Other Comprehensive Income(Loss). The new standard requires either in a single note or parenthetically on the face of the financial statements: (i) the effect of significant amounts reclassified from each component of accumulated other comprehensive income based on its source and (ii) the income statement line items affected by the reclassification. Adoption of the new guidance, effective for the fiscal year beginning January 1, 2013, had no impact on the consolidated financial position, results of operations or cash flows.

Disclosures about Offsetting Assets and Liabilities

In November 2011, ASC guidance was issued related to disclosures about offsetting assets and liabilities. The new standard requires disclosures to allow investors to better compare financial statements prepared under U.S. GAAP with financial statements prepared under IFRS. In January 2013, an update was issued to further clarify that the

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

disclosure requirements are limited to derivatives, repurchase agreements, and securities lending transactions to the extent that they are (i) offset in the financial statements or (ii) subject to an enforceable master netting arrangement or similar agreement. Adoption of the new guidance, effective for the fiscal year beginning January 1, 2013, had no impact on the consolidated financial position, results of operations or cash flows.

Recently Issued Accounting Pronouncements

Presentation of an Unrecognized Tax Benefit

In July 2013, ASC guidance was issued related to the presentation of an unrecognized tax benefit when a net operating loss carryforward, a similar tax loss or a tax credit carryforward exists. The updated guidance requires an entity to net its unrecognized tax benefits against the deferred tax assets for all same jurisdiction net operating loss carryforward, a similar tax loss, or tax credit carryforwards. A gross presentation will be required only if such carryforwards are not available or would not be used by the entity to settle any additional income taxes resulting from disallowance of the uncertain tax position. The update is effective prospectively for the Company’s fiscal year beginning January 1, 2014. The Company is still evaluating the impact of the updated guidance on the consolidated financial position, results of operations or cash flows.

Foreign Currency Matters

In March 2013, ASC guidance was issued related to Foreign Currency Matters to clarify the treatment of cumulative translation adjustments when a parent sells a part or all of its investment in a foreign entity or no longer holds a controlling financial interest in a subsidiary or group of assets that is a business within a foreign entity. The updated guidance also resolves the diversity in practice for the treatment of business combinations achieved in stages in a foreign entity. The update is effective prospectively for the Company’s fiscal year beginning January 1, 2014. The Company does not expect the updated guidance to have an impact on the consolidated financial position, results of operations or cash flows.

NOTE 4	SEGMENT INFORMATION

The Company’s reportable segments are based upon the Company’s management structure that is focused on the geographic region for the Company’s operations. Geographic regions include North America, South America, Australia/New Zealand, Indonesia, Africa and Corporate and Other. Segment results for all years have been retrospectively revised to reflect a change in our reportable segments to align with a change in the chief operating decision makers’ evaluation of the organization, effective in the first quarter of 2014. The Nevada operations have been revised to reflect Carlin, Phoenix and Twin Creeks segments and Other segments. Australia/New Zealand operations have been revised to reflect Tanami, Jundee, Waihi and Kalgoorlie segments. The Conga development project will be reported in the Other South America segment. The Nimba and Merian development projects, historically reported in Other Africa and Other South America, respectively, will be reported in Corporate and Other. Earnings from operations do not reflect general corporate expenses, interest (except project-specific interest) or income and mining taxes (except for equity investments). Intercompany revenue and expense amounts have been eliminated within each segment in order to report on the basis that management uses internally for evaluating segment performance. The financial information relating to the Company’s segments is as follows:

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Sales	Costs Applicable to Sales	Amortization	Advanced Projects and Exploration	Pre-Tax Income (Loss)(1)	Total Assets	Capital Expenditures(2)
Year Ended December 31, 2013
Carlin	$1,390	$767	$142	$34	$440	$2,424	$237
Phoenix
Gold	295	164	32
Copper	92	52	11

Total Phoenix	387	216	43	10	101	1,022	120
Twin Creeks	728	273	80	7	364	847	67
La Herradura	258	177	34	42	5	434	102
Other North America	—	—	—	42	(2,131)	1,541	27

North America	2,763	1,433	299	135	(1,221)	6,268	553

Yanacocha	1,458	684	333	41	292	2,797	176
Other South America	—	—	1	34	(32)	1,731	190

South America	1,458	684	334	75	260	4,528	366

Boddington:
Gold	1,038	805	165
Copper	211	195	37

Total Boddington	1,249	1,000	202	1	(2,056)	2,209	113

Tanami	449	270	81	11	(33)	518	93
Jundee	398	206	80	7	106	140	45
Waihi	157	103	31	5	15	127	11
Kalgoorlie	460	342	23	3	96	375	19
Other Australia/New Zealand	—	—	14	13	(39)	136	5

Australia/New Zealand	2,713	1,921	431	40	(1,911)	3,505	286

Batu Hijau
Gold	57	107	22
Copper	466	815	163

Total Batu Hijau	523	922	185	14	(658)	3,424	105

Other Indonesia	—	—	—	—	2	3	—

Indonesia	523	922	185	14	(656)	3,427	105

Ahafo	793	307	78	51	344	1,628	169
Akyem	164	32	13	8	105	1,260	236
Other Africa	—	—	—	9	(14)	1	—

Africa	957	339	91	68	435	2,889	405

Corporate and Other	—	—	22	137	(513)	3,990	84

Consolidated	$8,414	$5,299	$1,362	$469	$(3,606)	$24,607	$1,799

(1)	Includes write-downs of property plant and mine development of $2,082 for Long Canyon in Nevada and $2,107 for Boddington in Australia.
(2)	Accrual basis includes an increase in accrued capital expenditures of $101; consolidated capital expenditures on a cash basis were $1,900.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Sales	Costs Applicable to Sales	Amortization	Advanced Projects and Exploration	Pre-Tax Income	Total Assets	Capital Expenditures(1)
Year Ended December 31, 2012
Carlin	$1,828	$767	$137	$47	$845	$2,236	$336
Phoenix
Gold	305	111	22
Copper	96	60	9

Total Phoenix	401	171	31	21	179	908	139
Twin Creeks	718	256	61	30	392	805	131
La Herradura	354	132	21	41	157	438	89
Other North America	—	—	1	40	(44)	3,615	71

North America	3,301	1,326	251	179	1,529	8,002	766

Yanacocha	2,202	669	254	59	1,100	2,921	510
Other South America	—	—	—	72	(91)	1,650	601

South America	2,202	669	254	131	1,009	4,571	1,111

Boddington
Gold	1,184	623	159
Copper	224	150	34

Total Boddington	1,408	773	193	8	407	4,629	141

Tanami	302	250	50	28	(24)	632	179
Jundee	537	172	50	20	292	202	58
Waihi	104	97	23	12	(33)	160	19
Kalgoorlie	569	277	18	5	255	447	21
Other Australia/New Zealand	—	—	5	19	86	235	19

Australia/New Zealand	2,920	1,569	339	92	983	6,305	437

Batu Hijau
Gold	106	71	12
Copper	561	385	76

Total Batu Hijau	667	456	88	32	8	3,777	148

Other Indonesia	—	—	—	—	3	4	—

Indonesia	667	456	88	32	11	3,781	148

Ahafo	874	314	75	53	435	1,436	228
Akyem	—	—	—	19	(20)	981	388
Other Africa	—	—	—	10	10	11	—

Africa	874	314	75	82	425	2,428	616

Corporate and Other	—	—	25	188	(843)	4,486	74

Consolidated	$9,964	$4,334	$1,032	$704	$3,114	$29,573	$3,152

(2)	Accrual basis includes an increase in accrued capital expenditures of $58; consolidated capital expenditures on a cash basis were $3,210.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Sales	Costs Applicable to Sales	Amortization	Advanced Projects and Exploration	Pre-Tax Income(1)	Total Assets	Capital Expenditures(2)
Year Ended December 31, 2011
Carlin	$1,488	$715	$149	$41	$565	$1,665	$268
Phoenix
Gold	363	100	27
Copper	83	44	8

Total Phoenix	446	144	35	16	239	799	110
Twin Creeks	849	263	93	46	438	1,008	89
La Herradura	331	110	20	18	190	329	81
Other North America	—	—	—	32	13	3,545	92

North America	3,114	1,232	297	153	1,445	7,346	640

Yanacocha	2,003	711	234	39	988	2,696	360
Other South America	—	—	—	39	(42)	1,101	739

South America	2,003	711	234	78	946	3,797	1,099

Boddington
Gold	1,056	470	122
Copper	210	118	28

Total Boddington	1,266	588	150	11	506	4,586	217

Tanami	346	205	40	15	81	484	144
Jundee	530	140	56	18	310	178	53
Waihi	149	101	22	15	15	169	32
Kalgoorlie	588	235	17	3	324	423	65
Other Australia/New Zealand	—	—	3	18	(69)	168	18

Australia/New Zealand	2,879	1,269	288	80	1,167	6,008	529

Batu Hijau
Gold	524	164	35
Copper	1,052	332	71

Total Batu Hijau	1,576	496	106	8	890	3,582	196

Other Indonesia	—	—	—	—	3	3	—

Indonesia	1,576	496	106	8	893	3,585	196

Ahafo	869	265	76	40	465	1,146	116
Akyem	—	—	—	9	(10)	552	248
Other Africa	—	—	—	6	7	—	—

Africa	869	265	76	55	462	1,698	364

Corporate and Other	—	—	35	349	(3,103)	3,607	136

Consolidated	$10,441	$3,973	$1,036	$723	$1,810	$26,041	$2,964

(1)	Includes write-downs of property plant and mine development of $2,080 for the Hope Bay project.
(2)	Accrual basis includes an increase in accrued capital expenditures of $177; consolidated capital expenditures on a cash basis were $2,787.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Revenues from sales were as follows:

	Years Ended December 31,
	2013	2012	2011
United Kingdom	$6,373	$7,943	$7,510
Germany	324	266	304
Japan	376	435	549
Korea	360	331	712
Indonesia	130	67	531
Mexico	258	357	331
Philippines	242	225	287
Other	351	340	217

	$8,414	$9,964	$10,441

As gold can be sold through numerous gold market traders worldwide, the Company is not economically dependent on a limited number of customers for the sale of its product. In 2013, 2012 and 2011, sales to Bank of Nova Scotia were $1,787 (23%), $802 (9%) and $1,143 (13%), respectively, of total gold sales. In 2013, 2012 and 2011 sales to Royal Bank of Scotland were $0, $1,449 (16%) and $2,048 (23%) of total gold sales, respectively. Additionally, in 2013 and 2012, the Company had sales to Barclays that totaled $1,338 (17%) and $1,022 (11%) of total gold sales.

The Company sells copper predominantly in the form of copper concentrates which are sold directly to smelters located in Asia and to a lesser extent Germany. The copper concentrates are sold under long-term supply contracts based on the demand for these concentrates in the global market place.

Long-lived assets, excluding deferred tax assets, investments and restricted cash, were as follows:

	At December 31,
	2013	2012
United States	$5,481	$7,252
Australia	2,895	5,510
Peru	3,597	3,592
Indonesia	2,782	2,719
Ghana	2,440	2,189
Other	511	426

	$17,706	$21,688

NOTE 5	RECLAMATION AND REMEDIATION

The Company’s mining and exploration activities are subject to various federal and state laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations to protect public health and the environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures. Estimated future reclamation costs are based principally on legal and regulatory requirements.

The Company’s reclamation and remediation expenses consisted of:

	Years Ended December 31,
	2013	2012	2011
Reclamation	$11	$32	$61
Accretion - operating	61	55	50
Accretion - non-operating	9	9	9

	$81	$96	$120

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Reclamation expense decreased in 2013, primarily due to a reduction in estimated water treatment operating costs at Mt. Leyshon, which was a former Normandy mining operation in Australia and a reduction in estimated waste rock reclamation costs at the Hope Bay project.

At December 31, 2013 and 2012, $1,432 and $1,341, respectively, were accrued for reclamation obligations relating to mineral properties. In addition, the Company is involved in several matters concerning environmental obligations associated with former, primarily historic, mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. At December 31, 2013 and 2012, $179 and $198, respectively, were accrued for such obligations. These amounts are also included in Reclamation and remediation liabilities.

The following is a reconciliation of Reclamation and remediation liabilities:

Balance January 1, 2012	$1,240
Additions, changes in estimates and other	308
Liabilities settled	(73)
Accretion expense	64

Balance December 31, 2012	1,539
Additions, changes in estimates and other	61
Liabilities settled	(59)
Accretion expense	70

Balance December 31, 2013	$1,611

Additions to the reclamation liability in 2013 of $61 include $48 for currently or recently producing properties due to a reduction in Boddington’s mine life as well as for an increase in water treatment costs at Yanacocha and $13 for historic mining operations primarily related to additional water management costs.

Additions to the reclamation liability in 2012 of $308 include $245 for currently or recently producing properties due mainly to increased water treatment costs at Yanacocha and $63 for historic mining operations primarily related to additional water management costs and assuming the United States government liability for Dawn with the receipt of $42 in a trust fund.

The current portion of Reclamation and remediation liabilities of $98 and $82 at December 31, 2013 and 2012, respectively, are included in Other current liabilities (see Note 25).

Included in Other long-term assets at December 31, 2013 and 2012 is $11 and $12, respectively, of restricted cash that is legally restricted for purposes of settling asset retirement obligations related to the Con mine in Yellowknife, NWT, Canada. In addition, included in Other long-term assets at December 31, 2013 and 2012 is $42 in a trust fund related to the Black Cloud Mine (Dawn Mining) in Washington State.

Included in Investments at December 31, 2013 and 2012 are $17 and $16 of long-term equity securities, respectively, which are legally pledged for purposes of settling asset retirement obligations related to the San Jose Reservoir in Yanacocha.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 6	WRITE-DOWNS

	Years Ended December 31,
	2013	2012	2011
Property, plant and mine development
Carlin	$—	$—	$2
Other North America	2,082	25	—
Yanacocha	8	—	1
Other South America	—	17	—
Boddington	2,107	—	—
Tanami	67	—	—
Kalgoorlie	—	5	—
Batu Hijau	1	5	1
Corporate and Other	—	—	2,080

	4,265	52	2,084

Other long-term assets
Boddington	31	—	—
Tanami	56	—	—

	87	—	—

	$4,352	$52	$2,084

Write-downs totaled $4,352, $52 and $2,084 in 2013, 2012 and 2011, respectively. The 2013 write-down at Boddington in Australia was primarily due to a decrease in the Company’s long-term gold and copper price assumptions combined with rising operating costs. The 2013 write-down at Other North America’s Long Canyon project was primarily due to a decrease in the Company’s long-term gold price assumption and improved understanding of the ore body. These factors represented significant changes in the business, requiring the Company to evaluate long-lived assets for impairment. For purposes of this evaluation, estimates of future cash flows of the individual reporting units were used to determine fair value. The estimated cash flows were derived from life-of-mine plans, developed using long-term pricing reflective of the current price environment and management’s projections for operating costs. Refer to Note 17 for additional information related to long-term gold and copper price assumptions and to the fair value determination of the impairment.

Due to the above conditions, Goodwill was included in the Company’s impairment analysis. After-tax discounted future cash flows of reporting units with Goodwill were analyzed. Goodwill at Jundee, Kalgoorlie, Tanami and Waihi had a carrying value of $188 at December 31, 2012. As a result of this evaluation, the Company recorded an impairment of $56, resulting in a carrying value of $132 at December 31, 2013 related to Kalgoorlie, Jundee and Waihi.

The 2012 write-down was primarily due to an impairment of the FALC JV diamond project as well as write-downs of non-essential surface equipment at Conga.

The 2011 write-down was primarily due to an impairment related to the Hope Bay project after evaluating existing development options and economic feasibility for the project compared with other projects and development opportunities within the Company’s wider project pipeline. The amount of the Hope Bay write-down was recorded at fair value based on the estimated recoverable value, net of transportation and selling costs utilizing the liquidation model.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 7	OTHER EXPENSE, NET

	Years Ended December 31,
	2013	2012	2011
Community development	$84	$95	$67
Restructuring and other	67	58	—
Regional administration	59	88	78
Transaction/Acquisition costs	27	12	22
Western Australia power plant	19	13	15
World Gold Council dues	5	11	7
Hope Bay care and maintenance	—	144	17
Indonesian value added tax settlement	—	—	21
Other	39	28	38

	$300	$449	$265

NOTE 8	OTHER INCOME, NET

	Years Ended December 31,
	2013	2012	2011
Gain on sale of investments, net	$280	$2	$64
Foreign currency exchange, net	59	(5)	(4)
Canadian Oil Sands dividends	35	42	34
Refinery income, net	32	27	27
Interest	13	12	11
Development projects, net	9	66	42
Gain on asset sales, net	6	105	17
Reduction of allowance for loan receivable	—	49	—
Derivative ineffectiveness, net	—	2	(17)
Impairment of marketable securities	(105)	(47)	(180)
Other	20	25	18

	$349	$278	$12

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 9	INCOME AND MINING TAXES

The Company’s Income and mining tax benefit (expense) consisted of:

	Years Ended December 31,
	2013	2012	2011
Current:
United States	$(129)	$(210)	$(346)
Foreign	(372)	(644)	(1,038)

	(501)	(854)	(1,384)

Deferred:
United States	805	100	151
Foreign	451	(122)	486

	1,256	(22)	637

	$755	$(876)	$(747)

The Company’s Income before income and mining tax and other items consisted of:

	Years Ended December 31,
	2013	2012	2011
United States	$(1,625)	$1,036	$878
Foreign	(1,981)	2,078	932

	$(3,606)	$3,114	$1,810

The Company’s Income and mining tax benefit (expense) differed from the amounts computed by applying the United States statutory corporate income tax rate for the following reasons:

	Years Ended December 31,
	2013	2012	2011
Income before income and mining tax and other items	$(3,606)	$3,114	$1,810
United States statutory corporate income tax rate	35%	35%	35%

Income tax benefit (expense) computed at United States statutory corporate income tax rate	1,262	(1,090)	(634)

Reconciling items:
Tax benefit generated on change in form of a non-U.S. subsidiary	—	694	65
Percentage depletion	134	267	172
Change in valuation allowance on deferred tax assets	(665)	(716)	(263)
Tax planning on sale of Canadian Oil Sands and Canadian capital gains tax rate	61	—	—
Effect of foreign earnings, net of credits	(19)	6	(69)
State tax benefit on asset impairment	62	—	—
Mining taxes, net	(45)	(77)	(42)
Other	(35)	40	24

Income and mining tax benefit (expense)	$755	$(876)	$(747)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Factors that Significantly Impact Effective Tax Rate

The Company reviews the measurement of its deferred tax assets at each balance sheet date. On the basis of available information at December 31, 2013, the Company has provided valuation allowance for certain of its deferred tax assets where the Company believes it is more likely than not that some portion or all of such assets will not be realized. The valuation allowance totaled $2,724 at December 31, 2013, and $1,626 at December 31, 2012. The overall valuation allowance increased $1,098 during 2013. This increase is reflected in the Company’s effective tax rate to the extent it relates to U.S. foreign tax credits, U.S. alternative minimum tax credits, and long-term stockpile write-downs in Indonesia. Changes in valuation allowance for other items such as depreciation in marketable securities are reflected in Other Comprehensive Income. Other net increases, such as those that relate to Australian asset impairments and Australian net operating losses have no impact on the consolidated financial statements due to the tax accounting treatment of non-U.S. entities that are disregarded for U.S. income tax purposes.

During 2013, the Company recognized a $791 deferred tax benefit (at a blended federal and state statutory rate of 38%) due to the impairment of the Long Canyon and Northumberland assets. This benefit reflects a reduction of the deferred tax liability that was established upon the Company’s purchase of Fronteer Gold Inc. in 2011.

In 2012, the Company made an election to convert a non-U.S. subsidiary to a partnership or flow-through entity for U.S. federal income tax purposes. As a result of this election, the Company recognized a capital loss equal to the difference between the Company’s tax basis in the non-U.S. subsidiary and the fair market value of the assets held by the non-U.S. subsidiary. The Company recognized a current U.S. federal income tax benefit for that portion of the capital loss that was used to offset other non-related 2012 capital gains and that has been used to absorb 2010 and 2011 net capital gains for which the Company has submitted a carry-back refund claim. The Company recorded a $605 deferred tax asset for the remaining capital loss which will be carried forward to future years. The Company also recorded a related valuation allowance of $605 due to its analysis of the future realization of this deferred tax asset under a more likely than not standard. In addition, the Company realized an increase in the basis of assets held by the non-U.S. subsidiary with no corresponding tax liability. The most notable of these assets was the non-U.S. subsidiary’s investment in the Canadian Oil Sands Corporation. This investment was sold in the third quarter of 2013 and the Company recorded a book gain of $280 on this sale. Due to the increase in U.S. tax basis, the Company realized a U.S. tax capital loss and therefore only recognized tax expense equal to the Company’s Canadian tax cost of $37.

In 2011, the Company converted certain non-U.S. entities to U.S. entities for U.S. income tax purposes. As a result of the elections, the subsidiaries are treated as flow-through entities for U.S. federal income tax purposes. The restructurings in 2011 resulted in the recording of a deferred tax asset, calculated as the difference between fair market valuations of the subsidiaries compared to the underlying financial statement basis in the assets.

Percentage depletion allowances (tax deductions for depletion that may exceed the tax basis in the mineral reserves) are available to the Company under the income tax laws of the United States for operations conducted in the United States or through branches and partnerships owned by U.S. subsidiaries included in the consolidated United States income tax return. These deductions are highly sensitive to the price of gold and other minerals produced by the Company.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Components of the Company’s deferred income tax assets (liabilities) are as follows:

	At December 31,
	2013	2012
Deferred income tax assets:
Property, plant and mine development	$1,554	$621
Reclamation and remediation	314	306
Net operating losses, capital losses and tax credits	2,003	1,933
Investment in partnerships	224	281
Employee-related benefits	231	280
Derivative instruments and unrealized loss on investments	319	145
Other	289	148

	4,934	3,714
Valuation allowances	(2,724)	(1,626)

	2,210	2,088

Deferred income tax liabilities:
Property, plant and mine development	(629)	(1,724)
Reclamation and remediation	(7)	—
Net undistributed earnings of subsidiaries	(406)	(301)
Derivative instruments and unrealized gain on investments	(79)	(217)
Other	(74)	(170)

	(1,195)	(2,412)

Net deferred income tax assets (liabilities)	$1,015	$(324)

Net deferred income tax assets and liabilities consist of:

	At December 31,
	2013	2012
Current deferred income tax assets	$246	$195
Long-term deferred income tax assets	1,478	404
Current deferred income tax liabilities	(74)	(65)
Long-term deferred income tax liabilities	(635)	(858)

	$1,015	$(324)

Company’s Unrecognized Tax Benefits

At December 31, 2013, 2012 and 2011, the Company had $320, $391 and $336 of total gross unrecognized tax benefits, respectively. A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2013	2012	2011
Total amount of gross unrecognized tax benefits at beginning of year	$391	$336	$116
Additions for tax positions of prior years	19	81	160
Additions for tax positions of current year	—	—	64
Reductions due to settlements with taxing authorities	(75)	(5)	—
Reductions due to lapse of statute of limitations	(15)	(21)	(4)

Total amount of gross unrecognized tax benefits at end of year	$320	$391	$336

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

At December 31, 2013, 2012 and 2011, $77, $120 and $137, respectively, represent the amount of unrecognized tax benefits that, if recognized, would impact the Company’s effective income tax rate.

The Company operates in numerous countries around the world and is subject to, and pays annual income taxes under, the various income tax regimes in the countries in which it operates. Some of these tax regimes are defined by contractual agreements with the local government, and others are defined by the general corporate income tax laws of the country. The Company has historically filed, and continues to file, all required income tax returns and paid the taxes reasonably determined to be due. The tax rules and regulations in many countries are highly complex and subject to interpretation. From time to time, the Company is subject to a review of its historic income tax filings and in connection with such reviews, disputes can arise with the taxing authorities over the interpretation or application of certain rules to the Company’s business conducted within the country involved.

In 2010 and 2012, PTNNT, the Company’s partially owned subsidiary in Indonesia, received income tax assessment letters for 2008 and 2010 for additional amounts of $119 and $10, respectively. The Company has since paid the 2008 and 2010 amounts in full, including penalties. In 2013, the Company received a refund of the 2010 income tax assessment of $10. PTNNT is vigorously defending its positions through all available processes. PTNNT believes it is more likely than not that it will prevail based on prior experience and has recorded a corresponding receivable of $119 for the 2008 assessment.

In 2011, the U.S. Internal Revenue Service issued a Technical Advice Memorandum (“TAM”) to the Company regarding the U.S. income tax treatment of the Price Capped Forward Sales Contracts settled in cash in 2007. The TAM provides guidance which is unfavorable to the Company. The Company is vigorously defending its positions through all processes available to it and believes it should prevail.

The Company or one of its subsidiaries files income tax returns in the U.S. federal jurisdiction, and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. Federal, state and local, and non-U.S. income tax examinations by tax authorities for years before 2005. As a result of (i) statute of limitations that will begin to expire within the next 12 months in various jurisdictions, and (ii) possible settlements of audit-related issues with taxing authorities in various jurisdictions with respect to which none of the issues are individually significant, the Company believes that it is reasonably possible that the total amount of its net unrecognized income tax liability will decrease between $5 to $10 in the next 12 months.

The Company’s continuing practice is to recognize interest and/or penalties related to unrecognized tax benefits as part of its income and mining tax expense. At December 31, 2013 and 2012, the total amount of accrued income-tax-related interest and penalties included in the Consolidated Balance Sheets was $12 and $14, respectively. During 2013, the Company released through the Statements of Consolidated Income an additional $2 of interest and penalties. During 2012, the Company released through the Statements of Consolidated Income an additional $4 of interest and penalties. During 2011, the Company accrued through the Statements of Consolidated Income an additional $1 of interest and penalties.

Tax Loss Carryforwards, Foreign Tax Credits, and AMT Credits

At December 31, 2013 and 2012, the Company had (i) $875 and $741 of net operating loss carry forwards, respectively; and (ii) $492 and $405 of tax credit carry forwards, respectively. At December 31, 2013 and 2012, $357 and $281, respectively, of net operating loss carry forwards are attributable to operations in Australia, Ghana and France for which current tax law provides no expiration period. The remaining net operating loss carry forwards expire at various dates through 2033. Valuation allowances have been recorded on net operating loss carry forwards where the Company believes based on the available evidence it is more likely than not that the net operating losses will not be realized.

Tax credit carry forwards for 2013 and 2012 of $296 and $249 consist of foreign tax credits available in the United States; substantially all such credits not utilized will expire at the end of 2023. Other credit carry forwards at the end of 2013 and 2012 in the amounts of $196 and $156, respectively, represent alternative minimum tax credits attributable to the Company’s U.S. operations for which the current tax law provides no period of expiration.

Differences in tax rates and other foreign income tax law variations make the ability to fully utilize all available foreign income tax credits on a year-by-year basis highly dependent on the price of the gold and copper produced by the Company and the costs of production, since lower prices or higher costs can result in having insufficient sources of taxable income in the United States to utilize all available foreign tax credits. Such credits have limited carry back and carry forward periods and can only be used to reduce the United States income tax imposed on foreign earnings included in the annual United States consolidated income tax return.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Alternative minimum tax credits are utilized to the extent the Company incurs U.S. regular income tax in excess of U.S. alternative minimum tax. These credits carry forward indefinitely. However, based upon long range income forecasts, the Company is not expected to incur regular tax in excess of alternative minimum tax in any given year. Accordingly, a valuation allowance has been established.

Other

Newmont intends to indefinitely reinvest earnings from certain foreign operations. Accordingly, non-U.S. income and withholding taxes for which deferred taxes might otherwise be required have not been provided on a cumulative amount of temporary differences. For this purpose, any difference between the tax basis in the stock of a consolidated subsidiary and the amount of the subsidiary’s net equity determined for financial reporting purposes related to investments in foreign subsidiaries is immaterial to the Company. The Company does not anticipate the need to repatriate funds to satisfy liquidity needs arising in the ordinary course of business, including liquidity needs associated with any debt service requirements.

NOTE 10 EQUITY INCOME (LOSS) OF AFFILIATES

	Years Ended December 31,
	2013	2012	2011
Minera La Zanja S.R.L.	$19	$18	$52
Euronimba Ltd.	(25)	(69)	(41)
Novo Resources Corporation	1	—	—

	$(5)	$(51)	$11

Minera La Zanja S.R.L.

Newmont holds a 46.94% interest in Minera La Zanja, S.R.L. (“La Zanja”), a gold project near the city of Cajamarca, Peru. The remaining interest is held by Compañia de Minas Buenaventura, S.A.A. (“Buenaventura”). The mine commenced operations in September 2011 and is operated by Buenaventura.

Euronimba Ltd.

Newmont holds a 43.50% interest in Euronimba Ltd. (“Euronimba”), with the remaining interests held by BHP Billiton (43.50%) and Areva (13%). Euronimba owns 95% of the Nimba iron ore project located in the Republic of Guinea which is in the early stages of development.

Novo Resources Corporation

In September 2013, the Company purchased a 35.7% share of Novo Resources Corporation (“Novo”) for approximately $16. Subsequently, in December 2013, Novo issued additional shares for the exercise of warrants and stock options which reduced Newmont’s ownership to 32%. Novo owns a majority of the Beaton’s Creek discovery with Millennium Minerals in the Pilbara region of Western Australia.

NOTE 11	DISCONTINUED OPERATIONS

Discontinued operations include Holloway Mining Company, which owned the Holt-McDermott property (“Holt property”) that was sold to St. Andrew Goldfields Ltd. (“St. Andrew”) in 2006. In 2009, the Superior Court issued a decision finding Newmont Canada Corporation (“Newmont Canada”) liable for a sliding scale royalty on production from the Holt property, which was upheld in 2011 by the Ontario Court of Appeal. The Company records adjustments based on short and long term gold price assumptions and resource estimates published by St. Andrew.

For the years ended 2013, 2012 and 2011 the Company recorded a benefit of $61 and charges of $76 and $136, net of tax expense of $28 and benefits of $4 and $7, respectively.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Net cash used in discontinued operations was $18, $16 and $7 for the year ended 2013, 2012 and 2011, respectively. Discontinued operations in 2013 and 2012 relate to payments on the Holt property royalty.

NOTE 12	NET INCOME (LOSS) ATTRIBUTABLE TO NONCONTROLLING INTERESTS

	Years Ended December 31,
	2013	2012	2011
Minera Yanacocha	$68	$305	$326
TMAC	(18)	—	—
Batu Hijau	(320)	(2)	287
Other	9	6	(7)

	$(261)	$309	$606

Newmont has a 51.35% ownership interest in Minera Yanacocha S.R.L. (“Yanacocha”), with the remaining interests held by Compañia de Minas Buenaventura, S.A.A. (43.65%) and the International Finance Corporation (5%).

Newmont has a 70.4% economic ownership interest in TMAC, with remaining interests held by various outside investors.

Newmont has a 48.50% effective economic interest in PT Newmont Nusa Tenggara (“PTNNT”) with remaining interests held by an affiliate of Sumitomo Corporation of Japan and various Indonesian entities. PTNNT operates the Batu Hijau copper and gold mine in Indonesia. Based on ASC guidance for variable interest entities, Newmont consolidates PTNNT in its Consolidated Financial Statements.

NOTE 13	NEWMONT EQUITY AND INCOME/LOSS PER SHARE

Newmont Common Stock

In September 2012, Newmont filed a shelf registration statement on Form S-3 under which it can issue an indeterminate number or amount of common stock, preferred stock, debt securities, guarantees of debt securities and warrants from time to time at indeterminate prices. It also included the resale of an indeterminate amount of common stock, preferred stock and debt securities from time to time upon exercise of warrants or conversion of convertible securities.

Treasury Stock

Treasury stock is acquired by the Company when certain restricted stock awards vest or are forfeited. At vesting, a participant has a tax liability and, pursuant to the participant’s award agreement, may elect withholding of restricted stock to satisfy tax withholding obligations. The withheld or forfeited stock is accounted for as treasury stock and carried at the par value of the related common stock.

Exchangeable Shares

In connection with the acquisition of Franco-Nevada Corporation (“Franco”) in February 2002, certain holders of Franco common stock received 0.8 of an exchangeable share of Newmont Mining Corporation of Canada Limited (formerly Franco) for each share of common stock held. These exchangeable shares were convertible, at the option of the holder, into shares of Newmont common stock on a one-for-one basis, and entitle holders to dividends and other rights economically equivalent to holders of Newmont common stock. On December 15, 2011, as a result of a plan of arrangement, holders of exchangeable shares received, at their election, for each existing exchangeable share, one new exchangeable share of Newmont Mining Corporation of Canada Limited or one share of Newmont common stock. In connection with the plan of arrangement, 1.6 million shares were converted from exchangeable shares to Newmont common stock and 4.9 million new exchangeable shares were issued. On December 20, 2013, the Company announced February 18, 2014 as the redemption date (“Redemption Date”) for all outstanding exchangeable shares (other than those held by Newmont and its affiliates). On the Redemption Date, holders of exchangeable shares received, in exchange for each exchangeable share, one share of common stock of Newmont. At December 31, 2013, 2012 and 2011, the value of the remaining exchangeable shares was included in Additional paid-in capital and outstanding shares.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Net Income (Loss) per Common Share

Basic income per common share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted income per common share is computed similarly to basic income per common share except that the weighted average number of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued.

	Years Ended December 31,
	2013	2012	2011
Net income (loss) attributable to Newmont stockholders:
Continuing operations	$(2,595)	$1,878	$468
Discontinued operations	61	(76)	(136)

	$(2,534)	$1,802	$332

Weighted average common shares (millions):
Basic	498	496	494
Effect of employee stock based awards	—	—	2
Effect of convertible notes	—	3	8

Diluted	498	499	504

Net income (loss) attributable to Newmont stockholders per common share
Basic:
Continuing operations	$(5.21)	$3.79	$0.95
Discontinued operations	0.12	(0.15)	(0.28)

	$(5.09)	$3.64	$0.67

Diluted:
Continuing operations	$(5.21)	$3.76	$0.93
Discontinued operations	0.12	(0.15)	(0.27)

	$(5.09)	$3.61	$0.66

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Options to purchase 3, 2, and 2 million shares of common stock at average exercise prices of $48, $58, and $58 at December 31, 2013, 2012 and 2011, respectively, were excluded from the computation of diluted weighted average common shares because their exercise prices exceeded the average price of the Company’s common stock for each year.

Other outstanding performance-based stock awards totaling 2 million shares of common stock were not included in the computation of diluted weighted average common shares at December 31, 2013 because their effect would have been anti-dilutive.

In July 2007, Newmont issued $1,150 of Convertible Senior Notes that, if converted in the future, may have a dilutive effect on the Company’s weighted average number of common shares. The notes issued in 2007 are convertible, at the holder’s option, equivalent to a conversion price of $43.70 (26,318,259 shares of common stock) per share of common stock. Under the convertible note indenture, Newmont is required to settle the principal amount of the Convertible Senior Notes in cash and may elect to settle the remaining conversion obligation (Newmont average share price in excess of the conversion price), if any, in cash, shares or a combination thereof. The effect of contingently convertible instruments on diluted earnings per share is calculated under the net share settlement method in accordance with ASC guidance. The conversion price for the notes exceeded the Company’s share price for the year ended December 31, 2013, therefore no additional shares were included in the computation of diluted weighted average common shares. The average price of the Company’s common stock for the year ended December 31, 2012 and 2011 exceeded the conversion price for the notes issued in 2007 and therefore, 3 and 8 million additional shares, respectively, were included in the computation of diluted weighted average common shares for the year ended December 31, 2012 and 2011, respectively.

In connection with the 2007 Convertible Senior Notes offering, the Company entered into Call Spread Transactions which included the purchase of call options and the sale of warrants. As a result of the Call Spread Transactions, the conversion price of $43.70 was effectively increased to $56.99. Should the warrant transactions become dilutive to the Company’s earnings per share (Newmont’s average share price exceeds $56.99) the effect of the warrant transactions on diluted earnings per share will be calculated in accordance with the net share settlement method.

In February 2012, the holders of the Company’s 2012 Convertible Senior Notes exercised their election to convert the notes. The Company elected to pay the $172 conversion premium with cash, and as a result no common shares were issued.

NOTE 14 EMPLOYEE-RELATED BENEFITS

	At December 31,
	2013	2012
Current:
Accrued payroll and withholding taxes	$285	$256
Peruvian workers’ participation	32	45
Employee pension benefits	10	9
Other post-retirement plans	2	2
Accrued severance	1	3
Other employee-related payables	11	24

	$341	$339

	At December 31,
	2013	2012
Long-term:
Employee pension benefits	$67	$297
Other post-retirement benefit plans	115	130
Accrued severance	124	113
Peruvian workers’ participation	—	20
Other employee-related payables	17	26

	$323	$586

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Pension and Other Benefit Plans

The Company provides defined benefit pension plans to eligible employees. Benefits are generally based on years of service and the employee’s average annual compensation. Various international pension plans are based on local laws and requirements. Pension costs are determined annually by independent actuaries and pension contributions to the qualified plans are made based on funding standards established under the Employee Retirement Income Security Act of 1974, as amended.

The Company sponsors retiree health care plans that provide prescription drug benefits to eligible retirees that our plans’ actuaries have determined are actuarially equivalent to Medicare Part D. In 2010, Congress passed certain measures of healthcare reform which changed the tax-free status of Medicare Part D subsidies and eliminated the impact on the post-retirement ABO.

The following tables provide a reconciliation of changes in the plans’ benefit obligations and assets’ fair values for 2013 and 2012:

	Pension Benefits		Other Benefits
	2013	2012	2013	2012
Change in Benefit Obligation:
Benefit obligation at beginning of year	$944	$772	$132	$107
Service cost	33	30	4	3
Interest cost	40	41	6	6
Actuarial loss	(109)	136	(22)	18
Amendments	(87)	—	—	—
Foreign currency exchange gain	(8)	(3)	—	—
Settlement payments	(19)	—	—	—
Benefits paid	(36)	(32)	(3)	(2)

Projected benefit obligation at end of year	$758	$944	N/A	N/A

Accumulated Benefit Obligation	$661	$780	$117	$132

Change in Fair Value of Assets:
Fair value of assets at beginning of year	$638	$540	$—	$—
Actual return on plan assets	44	81	—	—
Employer contributions	54	49	3	2
Settlement payments	(19)	—	—	—
Benefits paid	(36)	(32)	(3)	(2)

Fair value of assets at end of year	$681	$638	$—	$—

Unfunded status, net	$77	$306	$117	$132

The Company’s qualified pension plans are funded with cash contributions in compliance with Internal Revenue Service (“IRS”) rules and regulations. The Company’s non-qualified and other benefit plans are currently not funded, but exist as general corporate obligations. The information contained in the above tables presents the combined funded status of qualified and non-qualified plans. The Company reviews its retirement benefit programs on a regular basis and will consider market conditions and the funded status of its Qualified Plans in determining whether additional contributions are appropriate in calendar year 2014.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

The following table provides the net pension and other benefits amounts recognized in the Consolidated Balance Sheets at December 31:

	Pension Benefits		Other Benefits
	2013	2012	2013	2012
Accrued employee benefit liability	$77	$306	$117	$132

Accumulated other comprehensive income (loss):
Net actuarial gain (loss)	$(282)	$(413)	$10	$(12)
Prior service credit (cost)	79	(6)	3	4

	(203)	(419)	13	(8)
Less: Income taxes	71	147	(5)	4

	$(132)	$(272)	$8	$(4)

The following table provides components of the net periodic pension and other benefits costs for the years ended December 31:

	Pension Benefit Costs			Other Benefit Costs
	2013	2012	2011	2013	2012	2011
Service cost	$33	$30	$25	$4	$3	$2
Interest cost	40	41	39	6	6	5
Expected return on plan assets	(50)	(44)	(42)	—	—	—
Amortization, net	6	33	26	(1)	(1)	(1)

	$29	$60	$48	$9	$8	$6

The following table provides the components recognized in Other comprehensive income (loss) for the years ended December 31:

	Pension Benefits			Other Benefits
	2013	2012	2011	2013	2012	2011

Net gain (loss)	$210	$(96)	$(111)	$22	$(17)	$(6)
Amortization, net	6	33	26	(1)	(1)	(1)

Total recognized in Other comprehensive income (loss)	$216	$(63)	$(85)	$21	$(18)	$(7)

Total recognized in net periodic benefit cost and Other comprehensive income (loss)	$187	$(123)	$(133)	$12	$(26)	$(13)

The expected recognition of amounts in Accumulated other comprehensive income is $22 and $(8) for net actuarial loss and prior service cost for pension benefits in 2014, respectively, and $nil and $1 for net actuarial gain and prior service credit for other benefits in 2014, respectively.

Significant assumptions were as follows:

	Pension Benefits		Other Benefits
	At December 31,		At December 31,
	2013	2012	2013	2012
Weighted-average assumptions used in measuring the Company’s benefit obligation:
Discount rate	5.25%	4.30%	5.25%	4.30%
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%

	Pension Benefits			Other Benefits
	Years Ended December 31,			Years Ended December 31,
	2013	2012	2011	2013	2012	2011
Weighted-average assumptions used in measuring the net periodic pension benefit cost:
Discount long-term rate	4.30%	5.35%	5.75%	4.30%	5.35%	5.75%
Expected return on plan assets	7.75%	7.75%	8.00%	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.00%	5.00%	5.00%	5.00%

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Yield curves matching our benefit obligations were derived using a model based on high quality corporate bond data from Bloomberg. The model develops a discount rate by selecting a portfolio of high quality corporate bonds whose projected cash flows match the projected benefit payments of the plan. The resulting curves were used to identify a discount rate for the Company of 5.25% and 4.30% at December 31, 2013 and 2012, respectively, based on the timing of future benefit payments. The expected long-term return on plan assets used for each period in the three years ended December 2013 was made based on an analysis of the asset returns over multiple time horizons for the Company’s actual plan and for other comparable U.S. corporations. At December 31, 2013, Newmont has estimated the expected long term return on plan assets to be 7.75% in calculating its benefit obligation, which will be used in determining future net periodic benefit cost. Determination of the long-term return on plan assets is a result of considering the most recent capital market forecasts and the plans’ current allocation as well as the actual return on plan assets as compared to the expected return on assets over the last 5 years. The average actual return on plan assets during the 25 years ended December 31, 2013 approximated 9%.

Newmont has two pension calculations for salaried U.S. employees. The first is a “Final Average Pay” pension calculation which pays a monthly amount to employees in retirement based in part on their highest five year eligible earnings and years of credited service. This option is only eligible to salaried employees hired before 2007 and who elected in 2007 to remain in this plan over the Stable Value formula. The second is the “Stable Value” calculation which provides a lump sum payment to employees upon retirement. In 2013, Newmont announced that all employees in the “Final Average Pay” pension formula would transition to the “Stable Value” calculation for future pension earnings. The anticipated effective date for this transition is mid-2014.

The pension plans employ several independent investment firms which invest the assets of the plans in certain approved funds that correspond to specific asset classes with associated target allocations. The goal of the pension fund investment program is to achieve prudent actuarial funding ratios while maintaining acceptable risk levels. The investment performance of the plans and that of the individual investment firms is measured against recognized market indices. The performance of the pension funds are monitored by an investment committee comprised of members of the Company’s management, which is advised by an independent investment consultant. With the exception of global capital market economic risks, the Company has identified no significant portfolio risks associated to asset classes. The following is a summary of the target asset allocations for 2013 and the actual asset allocation at December 31, 2013.

Asset Allocation	Target	Actual at December 31, 2013
U.S. equity investments	21%	22%
International equity investments	22%	22%
Fixed income investments	49%	48%
Other	8%	8%

The following table sets forth the Company’s pension plan assets measured at fair value by level within the fair value hierarchy. Assets are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2013
	Level 1	Level 2	Level 3	Total
Plan Assets:
Cash and cash equivalents	$2	$—	$—	$2
Commingled funds	—	679	—	679

	$2	$679	$—	$681

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Fair Value at December 31, 2012
	Level 1	Level 2	Level 3	Total
Plan Assets:
Cash and cash equivalents	$2	$—	$—	$2
Commingled funds	—	636	—	636

	$2	$636	$—	$638

The pension plans’ cash and cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash equivalent instruments that are valued based on quoted market prices in active markets are primarily money market securities and U.S. Treasury securities.

The pension plans’ commingled fund investments are classified within Level 2. The funds are managed by several fund managers and are valued at the net asset value per share for each fund. Although the majority of underlying assets in the funds consist of actively traded equity securities and bonds, the unit of account is considered to be at the fund level, and therefore, the investments are classified as Level 2. At December 31, 2013, the underlying assets of the commingled funds consist of U.S. equity investments (22%), international equity investments (22%), fixed income investments (48%), and other investments (8%).

The assumed health care trend rate used to measure the expected cost of benefits is 7.40% in 2014 and decreases gradually each year to 5.00% in 2019, which is used thereafter.

	One-percentage-point Increase	One-percentage-point Decrease
Effect on total of service and interest cost components of net periodic post-retirement health care benefit cost	$2	$(1)
Effect on the health care component of the accumulated post-retirement benefit obligation	$18	$(14)

Cash Flows

Benefit payments expected to be paid to pension plans are as follows: $35 in 2014, $35 in 2015, $37 in 2016, $44 in 2017, $47 in 2018, and $312 in total over the five years from 2019 through 2023. Benefit payments made to other benefit plan participants are expected to be as follows: $5 in 2014, $5 in 2015, $5 in 2016, $6 in 2017, $6 in 2018, and $40 in total over the five years from 2019 through 2023.

Savings Plans

The Company has two qualified defined contribution savings plans, one that covers salaried and non-union hourly employees and one that covers substantially all hourly union employees. In addition, the Company has one non-qualified supplemental savings plan for salaried employees whose benefits under the qualified plan are limited by federal regulations. When an employee meets eligibility requirements, the Company matches 100% of employee contributions of up to 6% of eligible earnings for the salaried and hourly union plans. The Company makes a contribution between 5.0% and 7.5%, based on continuous years of service, to each Western Nevada hourly employee’s retirement contribution account at its sole discretion. Matching contributions were made with Newmont stock up until August 2013; however, no holding restrictions are placed on such contributions, which totaled $14 in 2013, $20 in 2012, and $17 in 2011. Beginning in September 2013, matching contributions were made in cash.

NOTE 15	STOCK BASED COMPENSATION

The Company has stock incentive plans for executives and eligible employees. Stock incentive awards include restricted stock units, performance leveraged stock units, financial performance stock bonuses, and strategic stock units. The Company issues new shares of common stock to satisfy exercises and vesting under all of its stock incentive awards. Prior to 2012, the Company also granted options to purchase shares of stock with exercise prices not less than fair market value of the underlying stock at the date of grant. At December 31, 2013, 9,307,308 shares were available for future stock incentive plan awards.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Employee Stock Options

Stock options granted under the Company’s stock incentive plans vest over periods of three years or more and are exercisable over a period of time not to exceed 10 years from the grant date. The value of each option award is estimated at the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of subjective assumptions, including the expected term of the option award and stock price volatility. The expected term of options granted is derived from historical data on employee exercise and post-vesting employment termination experience. Expected volatility is based on the historical volatility of our stock at the grant date. These estimates involve inherent uncertainties and the application of management’s judgment. In addition, the Company is required to estimate the expected forfeiture rate and only recognize expense for those options expected to vest. As a result, if other assumptions had been used, the Company’s recorded stock based compensation expense would have been different from that reported. The Black-Scholes option pricing model used the following weighted-average assumptions:

	2013	2012	2011	2010	2009
Weighted-average risk-free interest rate	N/A	N/A	2.0%	2.5%	2.0%
Dividend yield	N/A	N/A	1.4%	0.7%	1.0%
Expected life in years	N/A	N/A	6	5	5
Volatility	N/A	N/A	37%	38%	36%

The following table summarizes annual activity for all stock options for each of the three years ended December 31:

	2013		2012		2011
	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price	Number of Shares	Weighted- Average Exercise Price
Outstanding at beginning of year	4,409,924	$48.69	5,481,341	$48.40	5,414,205	$45.36
Granted	—	$—	—	$—	1,276,250	$58.72
Exercised	(46,697)	$35.22	(591,859)	$41.22	(928,037)	$43.67
Forfeited and expired	(1,175,464)	$50.20	(479,558)	$54.57	(281,077)	$56.56

Outstanding at end of year	3,187,763	$48.33	4,409,924	$48.69	5,481,341	$48.40

Options exercisable at year-end	2,934,718	$47.47	3,191,850	$48.07	3,166,178	$46.22

Weighted-average fair value per share of options granted during the year	N/A		N/A		$18.90

The following table summarizes information about stock options outstanding and exercisable at December 31, 2013:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding	Weighted- Average Remaining Contractual Life (in years)	Weighted- Average Exercise Price	Number Exercisable	Weighted- Average Exercise Price
$20 to $30	300,000	4.8	$26.91	300,000	$26.91
$30 to $40	524,237	4.9	$39.75	524,237	$39.75
$40 to $50	796,618	3.1	$43.95	791,236	$43.95
$50 to $60	1,556,403	6.3	$57.47	1,312,243	$57.28
$60+	10,505	7.9	$66.48	7,002	$66.48

	3,187,763	5.2	$48.33	2,934,718	$47.47

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

At December 31, 2013, there was $2 of unrecognized compensation cost related to 253,045 unvested stock options. All unrecognized compensation costs related to unvested stock options are expected to be recognized during 2014. The total intrinsic value of options exercised in 2013, 2012 and 2011 was $0, $5 and $18, respectively. At December 31, 2013, outstanding and exercisable options had no aggregated intrinsic value.

The following stock options vested in each of the three years ended December 31:

	2013	2012	2011
Stock options vested	862,127	1,003,888	950,119
Weighted-average exercise price	$46.86	$52.09	$46.73

Other Stock Based Compensation

The Company grants restricted stock units to executives and eligible employees upon achievement of certain financial and operating results. Restricted stock units vest over periods of three years or more. Prior to vesting, holders of restricted stock units do not have the right to vote the underlying shares; however, executives accrue dividend equivalents on their restricted stock units, which are paid at the time the restricted stock units vest. The restricted stock units are subject to forfeiture risk and other restrictions. Upon vesting, the employee is entitled to receive one share of the Company’s common stock for each restricted stock unit. In 2013, 2012 and 2011, the Company granted 958,060, 1,062,819 and 586,944 restricted stock units, respectively, at a weighted-average fair market value of $40, $51 and $57, respectively, per underlying share of the Company’s common stock. At December 31, 2013, 776,674, 506,206 and 108,884 shares remain unvested for the 2013, 2012 and 2011 grants, respectively.

The Company grants performance leveraged stock units (“PSUs”) to eligible executives, based upon certain measures of shareholder return. In 2013, 2012, and 2011, the Company granted 272,683, 241,448, and 102,313 PSUs, respectively, at a weighted-average fair market value of $46, $77, and $76, respectively. The actual number of PSUs that vest are determined at the end of a three year performance period. At December 31, 2013, 272,683, 210,549, and 102,313 PSUs remained unvested for the 2013, 2012, and 2011 grants.

The Company granted financial performance stock bonuses to eligible executives upon achievement of certain financial and operating results, based on a targeted number of shares at the beginning of each performance period. At the end of the performance period, one third of the bonus was paid in common stock and two-thirds of the bonus were paid in restricted stock units that vest in equal annual increments at the second and third anniversaries of the start of the performance period. In 2012 and 2011 the Company granted 35,245 and 42,932 common shares, respectively, and 70,501 and 85,632 restricted stock units, respectively, included in the restricted stock unit grants above at a fair market value of $59 and $55 per underlying share of the Company’s common stock, respectively, under the financial performance stock bonus plan.

Beginning in 2013, the Company grants strategic stock units (“SSUs”) to eligible executives, based upon certain measures of adjusted earnings before income tax, depreciation and amortization (“Adjusted EBITDA”), based on a targeted number of shares at the beginning of each performance period. At the end of the performance period, one third of the SSUs are issued without restriction in the form of common stock, and two-thirds of the bonus is paid in restricted stock units that vest in equal annual increments at the second and third anniversaries of the start of the performance period. In 2013, the Company granted 50,997 common shares and 102,009 restricted stock units, included in the restricted stock unit grants above, at a fair market value of $41 per underlying share of the Company’s common stock, under the SSU stock bonus plan. At December 31, 2013, 61,030 SSUs remained unvested for the 2013 grant.

The total intrinsic value of other stock based compensation awards that vested in 2013, 2012 and 2011 was $34, $37 and $33, respectively. At December 31, 2013, there was $60 of unrecognized compensation costs related to the unvested other stock based compensation awards. This cost is expected to be recognized over a weighted-average period of approximately two years.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

The Company recognized stock based compensation as follows:

	Years Ended December 31,
	2013	2012	2011
Restricted stock units	$31	$26	$32
Stock options	7	13	19
Performance leveraged stock units	8	10	7
Strategic stock units	5	2	—

	$51	$51	$58

NOTE 16	ACQUISITIONS

On April 6, 2011, Newmont acquired all of the outstanding common shares of Fronteer Gold Inc. (“Fronteer”). Pursuant to the terms of the acquisition, shareholders of Fronteer received C$14.00 in cash and one-fourth of a common share in Pilot Gold, which retained certain exploration assets of Fronteer, for each common share of Fronteer. Newmont completed the acquisition to acquire, among other assets, the exploration stage Long Canyon project, which is located approximately one hundred miles from the Company’s existing infrastructure in Nevada and provides the potential for significant development and operating synergies. In connection with the acquisition, Newmont incurred transaction costs of $22, which were recorded in Other Expense, net. See Note 17 for additional information regarding impairments of assets related to the Fronteer Acquisition.

The Fronteer purchase price allocation was based on the estimated fair value of assets acquired and liabilities assumed as follows:

Assets:
Cash	$2
Property, plant and mine development, net	3,226
Investments	281
Other assets	7

$3,516

Liabilities:
Deferred income tax liability	$1,241
Other liabilities	16

1,257

Net assets acquired	$2,259

The pro forma impact of the acquisition on Net Income was not material as Fronteer was not in production.

On June 25, 2009 the Company completed the acquisition of the remaining 33.33% interest in Boddington from AngloGold Ashanti Australia Limited (“AngloGold”). Consideration for the acquisition consisted of $982 and a contingent royalty capped at $100, equal to 50% of the average realized operating margin (Revenue less Costs applicable to sales on a by-product basis), if any, exceeding $600 per ounce, payable quarterly beginning in the second quarter of 2010 on one-third of gold sales from Boddington. At the acquisition date, the Company estimated the fair value of the contingent consideration at $62.

At December 31, 2013 and 2012, the estimated fair value of the unpaid contingent consideration was approximately $10 and $41, respectively. Changes to the estimated fair value resulting from periodic revaluations are recorded to Other expense, net. This contingent royalty is capped at $100 in aggregate payments. At December 31, 2013, the Company recorded a decrease to the accrual of $18 due to changes in economic conditions and revised mine plans at Boddington. During 2013, 2012 and 2011, the Company paid $13, $25 and $30, respectively, related to the contingent consideration. The range of remaining undiscounted amounts the Company could pay is between $0 and $28.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 17	FAIR VALUE ACCOUNTING

Fair value accounting establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are described below:

Level 1	Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities;

Level 2	Quoted prices in markets that are not active, or inputs that are observable, either directly or indirectly, for substantially the full term of the asset or liability; and

Level 3	Prices or valuation techniques that require inputs that are both significant to the fair value measurement and unobservable (supported by little or no market activity).

The following table sets forth the Company’s assets and liabilities measured at fair value on a recurring basis (at least annually) by level within the fair value hierarchy. As required by accounting guidance, assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement.

	Fair Value at December 31, 2013
	Total	Level 1	Level 2	Level 3
Assets:
Cash equivalents	$918	$918	$—	$—
Marketable equity securities:
Extractive industries	350	350	—	—
Other	17	17	—	—
Marketable debt securities:
Asset backed commercial paper	25	—	—	25
Auction rate securities	5	—	—	5
Trade receivable from provisional copper and gold concentrate sales, net	177	177	—	—
Derivative instruments, net:
Diesel forward contracts	4	—	4	—

	$1,496	$1,462	$4	$30

Liabilities:
Foreign exchange forward contracts	$95	$—	$95	$—
Boddington contingent consideration	10	—	—	10
Holt Property Royalty	134	—	—	134

	$239	$—	$95	$144

The fair values of the derivative instruments in the table above are presented on a net basis. The gross amounts related to the fair value of the derivatives instruments above are included in the Derivatives Instruments Note (see Note 18). All other Fair Value disclosures in the above table are presented on a gross basis.

The Company’s cash equivalent instruments are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices. The cash equivalent instruments that are valued based on quoted market prices in active markets are primarily money market securities and U.S. Treasury securities.

The Company’s marketable equity securities are valued using quoted market prices in active markets and as such are classified within Level 1 of the fair value hierarchy. The securities are segregated based on industry. The fair value of the marketable equity securities is calculated as the quoted market price of the marketable equity security multiplied by the quantity of shares held by the Company.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

The Company’s marketable corporate debt securities are mainly comingled fund investments that are classified within Level 2 with the unit of account considered to be at the fund level.

The Company’s marketable debt securities also include investments in auction rate securities and asset backed commercial paper. The Company reviews the fair value for auction rate securities and asset backed commercial paper on a quarterly basis. The auction rate securities are traded in markets that are not active, trade infrequently and have little price transparency. Therefore, the investments are classified as Level 3 of the fair value hierarchy. See table below which sets forth a summary of the quantitative and qualitative information related to the significant unobservable inputs used in the calculation of the fair value.

The Company’s net trade receivable from provisional copper and gold concentrate sales, subject to final pricing, is valued using quoted market prices based on forward curves and, as such, is classified within Level 1 of the fair value hierarchy.

The Company’s derivative instruments are valued using pricing models and the Company generally uses similar models to value similar instruments. Valuation models require a variety of inputs, including contractual terms, market prices, yield curves, credit spreads, measures of volatility, and correlations of such inputs. The Company’s derivatives trade in liquid markets, and as such, model inputs can generally be verified and do not involve significant management judgment. Such instruments are classified within Level 2 of the fair value hierarchy.

The estimated value of the Boddington contingent royalty was determined using a Monte Carlo valuation model which simulates future gold and copper prices and costs applicable to sales. This contingent royalty is capped at $100. The Company decreased the liability to $10 at December 31, 2013 due to the decrease in commodity prices. The Boddington contingent royalty is classified within Level 3 of the fair value hierarchy. See table below which sets forth a summary of the quantitative and qualitative information related to the significant unobservable inputs used in the calculation of the fair value.

The estimated fair value of the Holt sliding scale royalty was determined using a Monte Carlo valuation model to simulate future gold prices, various weighted gold production scenarios from publicly available reserve and resource information and a weighted average discount rate. The sliding scale royalty liability is classified within Level 3 of the fair value hierarchy. See table below which sets forth a summary of the quantitative and qualitative information related to the significant unobservable inputs used in the calculation of the fair value.

The following table sets forth a summary of the quantitative and qualitative information related to the unobservable inputs used in the calculation of the Company’s Level 3 financial assets and liabilities for the year ended December 31, 2013:

Description	At December 31, 2013	Valuation technique	Unobservable input	Range/Weighted average

Auction Rate Securities	$5	Discounted cash flow	Weighted average recoverability rate	58%
Asset Backed Commercial Paper	25	Discounted cash flow	Recoverability rate	80-90%
Boddington Contingent Consideration	10	Monte Carlo	Discount rate	5%
			LT Gold price	$1,300
			LT Copper price	$3.00
Holt property royalty	134	Monte Carlo	Weighted average discount rate	5%
			LT Gold price	$1,300
			Weighted average gold production scenarios (in 000’s of ounces)	393-1,180

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

The following table sets forth a summary of changes in the fair value, on a recurring basis, of the Company’s Level 3 financial assets and liabilities for the year ended December 31, 2013:

	Auction Rate Securities	Asset Backed Commercial Paper	Total Assets	Boddington Contingent Consideration	Holt Property Royalty	Total Liabilities
December 31, 2012	$5	$19	$24	$41	$240	$281
Revaluation	—	6	6	(18)	(88)	(106)
Settlements	—	—	—	(13)	(18)	(31)

December 31, 2013	$5	$25	$30	$10	$134	$144

At December 31, 2013, the assets and liabilities classified within Level 3 of the fair value hierarchy represent 2% and 60% of the total assets and liabilities measured at fair value, on a recurring basis.

During the second and fourth quarters of 2013, Newmont recorded write-downs related to Property, plant and equipment, net. (See Note 6). The estimated fair values of Property, plant and mine development, net, Goodwill and Intangible assets used in determining the impairments followed the discounted cash flow approach. The total write-downs recorded during 2013 totaled $ 4,352. The discounted cash flow model used significant unobservable inputs and is, therefore, considered within Level 3 of the fair value hierarchy.

The following table sets forth a summary of the quantitative and qualitative information related to the unobservable inputs used in the calculation of the Company’s nonrecurring Level 3 non-financial assets:

Description	At December 31, 2013	Valuation technique	Unobservable input	Range/Weighted average
Property, plant and mine development, net	$14,277	Discounted cash flow	Discount rate	4.25-5.00%
			Long Term Gold price	$1,300-1,400
			Long Term Copper price	$3.00
			Long Term Exchange rate A$/US$	0.920-0.935

Goodwill and Intangible assets	230	Discounted cash flow	Discount rate	3.75-5.00%
			Long Term Gold price	$1,300-1,400
			Long Term Copper price	$3.00
			Long Term Exchange rate A$/US$	0.920-0.935

NOTE 18	DERIVATIVE INSTRUMENTS

The Company’s strategy is to provide shareholders with leverage to changes in gold and copper prices by selling its production at spot market prices. Consequently, the Company does not hedge its gold and copper sales. The Company continues to manage certain risks associated with commodity input costs, interest rates and foreign currencies using the derivative market. All of the derivative instruments utilized by the Company and described below were transacted for risk management purposes and qualify as cash flow or fair value hedges.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Cash Flow Hedges

The foreign currency, diesel and forward starting swap contracts are designated as cash flow hedges, and as such, the effective portion of unrealized changes in market value have been recorded in Accumulated other comprehensive income (loss) and are reclassified to income during the period in which the hedged transaction affects earnings. Gains and losses from hedge ineffectiveness are recognized in current earnings.

Foreign Currency Contracts

Newmont utilizes foreign currency contracts to reduce the variability of the US dollar amount of forecasted foreign currency expenditures caused by changes in exchange rates. Newmont hedges a portion of the Company’s A$ and NZ$ denominated operating expenditures which results in a blended rate realized each period. The hedging instruments are fixed forward contracts with expiration dates ranging up to five years from the date of issue. The principal hedging objective is reduction in the volatility of realized period-on-period $/A$ and $/NZ$ rates, respectively and the related reduction in volatility of the underlying operating and capital costs as a result of currency changes.

Newmont hedged A$ denominated capital expenditures related to the Akyem project in Africa utilizing fixed forward contracts. The $1 net realized gain associated with the capital expenditures was recorded in Accumulated other comprehensive income (loss) net of tax and is being recognized in Amortization over the life of the related Akyem assets. During 2013, the A$ capital expenditure hedge program increased Akyem amortization by $nil. At December 31, 2013, the Company had no outstanding hedges for the Akyem capital program.

In July 2011, Newmont began hedging a portion of the Company’s A$ denominated capital expenditures related to the planned construction of a mine shaft at Tanami in Australia utilizing foreign currency contracts. In November 2012, Newmont decided to defer further construction of the project to evaluate the impact of the Auron discovery on the overall life of the mine plan. As a result, the forecasted transaction is no longer probable to occur within the original expected time frame, and hedge accounting has been discontinued. This resulted in a $3 gain reclassified from Accumulated other comprehensive income (loss), net of tax to Income.

Newmont had the following foreign currency derivative contracts outstanding at December 31, 2013:

	Expected Maturity Date
	2014	2015	2016	2017	2018	Total/ Average
A$ Operating Fixed Forward Contracts:
A$ notional (millions)	312	270	158	105	6	851
Average rate ($/A$)	1.00	0.98	0.95	0.93	0.92	0.97
Expected hedge ratio	20%	18%	11%	7%	4%
NZ$ Operating Fixed Forward Contracts:
NZ$ notional (millions)	65	24				89
Average rate ($/NZ$)	0.80	0.78				0.79
Expected hedge ratio	59%	21%

In order to reduce derivative exposure to a lower Australian dollar, in October 2013 the Company began closing out certain foreign currency contracts. As of October 25, 2013 the Company settled approximately A$2,100 in notional contracts for a net gain of approximately $46. These gains are recorded in Accumulated other comprehensive income (loss) as the hedged transactions, A$ denominated operating costs, are still probable of occurring over the original time period. The amount deferred in OCI will be recognized in earnings over a period of five years as the original hedge transactions occur. From time to time, and depending upon business considerations and market conditions, the Company may consider closing out additional Australian dollar hedging contracts, or conversely, may enter into new Australian dollar hedging contracts.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Diesel Fixed Forward Contracts

Newmont hedges a portion of its operating cost exposure related to diesel consumed at its Nevada operations to reduce the variability in realized diesel prices. The hedging instruments consist of a series of financially settled fixed forward contracts with expiration dates up to three years.

Newmont had the following diesel derivative contracts outstanding at December 31, 2013:

	Expected Maturity Date
	2014	2015	2016	Total/ Average
Diesel Fixed Forward Contracts:
Diesel gallons (millions)	24	14	6	44
Average rate ($/gallon)	2.87	2.77	2.69	2.82
Expected Nevada hedge ratio	62%	36%	14%

Forward Starting Swap Contracts

During 2011, Newmont entered into forward starting interest rate swap contracts with a total notional value of $2,000. These contracts hedged movements in treasury rates related to a debt issuance that occurred in the first quarter of 2012. On March 8, 2012, Newmont closed its sale of $2,500 senior notes consisting of 3.5% senior notes due 2022 in the principal amount of $1,500 (10-year notes), and 4.875% senior notes due 2042 in the principal amount of $1,000 (30-year notes). As a result, the forward-starting interest rate swaps were settled for $362, of which $349 represented the effective portion of the hedging instrument included in Accumulated other comprehensive income (loss) and recognized in Interest expense consistent with the interest incurred on the senior notes issued in 2012. The net proceeds from the debt issuance were adjusted by the settlement amount of the swap contracts and included as a financing activity in the Consolidated Statements of Cash Flow.

Fair Value Hedges

Interest Rate Swap Contracts

Newmont had $222 fixed to floating swap contracts designated as a hedge against 8 5/8% debentures which matured in May 2011.

Derivative Instrument Fair Values

Newmont had the following derivative instruments designated as hedges at December 31, 2013 and December 31, 2012:

	Fair Values of Derivative Instruments
	At December 31, 2013
	Other Current Assets	Other Long-Term Assets	Other Current Liabilities	Other Long-Term Liabilities
Foreign currency exchange contracts:
A$ operating fixed forward contracts	$—	$—	$36	$60
NZ$ operating fixed forward contracts	1	—	—	—
Diesel fixed forward contracts	3	1	—	—

Total derivative instruments (Notes 22 and 25)	$4	$1	$36	$60

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Fair Values of Derivative Instruments
	At December 31, 2012
	Other Current Assets	Other Long-Term Assets	Other Current Liabilities	Other Long-Term Liabilities
Foreign currency exchange contracts:
A$ operating fixed forward contracts	$108	$143	$—	$1
NZ$ operating fixed forward contracts	2	—	—	—
Diesel fixed forward contracts	2	1	1	1

Total derivative instruments (Notes 22 and 25)	$112	$144	$1	$2

The following tables show the location and amount of gains (losses) reported in the Company’s Consolidated Financial Statements related to the Company’s cash flow hedges.

	Foreign Currency Exchange Contracts			Diesel Fixed Forward Contracts
For the years ended December 31,	2013	2012	2011	2013	2012	2011

Cash flow hedging relationships:
Gain (loss) recognized in other comprehensive income (effective portion)	$(266)	$192	$151	$3	$7	$6
Gain reclassified from Accumulated other comprehensive income into income (effective portion) (1)	$85	$166	$188	$2	$7	$14

	Forward Starting Swap Contracts
For the years ended December 31,	2013	2012	2011

Cash flow hedging relationships:
Gain (loss) recognized in other comprehensive income (effective portion)	$—	$36	$(399)
(Loss) reclassified from Accumulated other comprehensive income into income (effective portion) (1)	$(19)	$(10)	$—
Gain (loss) reclassified from Accumulated other comprehensive income into income (ineffective portion) (2)	$—	$2	$(15)

(1)	The gain (loss) for the effective portion of the foreign exchange and diesel cash flow hedges reclassified from Accumulated other comprehensive income (loss) is included in Costs applicable to sales. The loss for the effective portion of the forward starting swaps reclassified from Accumulated other comprehensive income (loss) is included in Interest Expense.
(2)	The ineffective portion recognized for cash flow hedges is included in Other Income, net.

	Interest Rate Swap Contracts			8 5/8% Debentures (Hedged Portion)
For the years ended December 31,	2013	2012	2011	2013	2012	2011

Fair value hedging relationships:
Gain (loss) recognized in income (effective portion) (1)	$—	$—	$3	$—	$—	$(6)
Gain (loss) recognized in income (ineffective portion) (2)	$—	$—	$(2)	$—	$—	$—

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

(1)	The gain (loss) recognized for the effective portion of cash flow hedges is included in Cost Applicable to Sales, Write-downs and Interest expense, net.
(2)	The ineffective portion recognized for cash flow hedges is included in Other income, net.

The amount to be reclassified from Accumulated other comprehensive income (loss), net of tax to income during the next 12 months is a loss of approximately $34.

Provisional Copper and Gold Sales

The Company’s provisional copper and gold sales contain an embedded derivative that is required to be separated from the host contract for accounting purposes. The host contract is the receivable from the sale of the gold and copper concentrates at the prevailing indices’ prices at the time of sale. The embedded derivative, which does not qualify for hedge accounting, is marked to market through earnings each period prior to final settlement.

London Metal Exchange (“LME”) copper prices averaged $3.32 per pound during 2013, compared with the Company’s recorded average provisional price of $3.30 per pound before mark-to-market adjustments and treatment and refining charges. During 2013 changes in copper prices resulted in a provisional pricing mark-to-market loss of $11 ($0.05 per pound). At December 31, 2013, Newmont had copper sales of 61 million pounds priced at an average of $3.34 per pound, subject to final pricing over the next several months.

The average London P.M. fix for gold was $1,411 per ounce during 2013, compared to the Company’s recorded average provisional price of $1,402 per ounce before mark-to-market adjustments and treatment and refining charges. During 2013, changes in gold prices resulted in a provisional pricing mark-to-market loss of $17 ($3 per ounce). At December 31, 2013, Newmont had gold sales of 100,000 ounces priced at an average of $1,215 per ounce, subject to final pricing over the next several months.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 19	INVESTMENTS

	At December 31, 2013
	Cost/Equity	Unrealized		Fair/Equity
	Basis	Gain	Loss	Basis
Current:
Marketable Equity Securities:
Gabriel Resources Ltd.	$37	$—	$—	$37
Paladin Energy Ltd.	21	1	—	22
Other	19	4	(4)	19

	$77	$5	$(4)	$78

Long-term:
Marketable Debt Securities:
Asset backed commercial paper	$23	$2	$—	$25
Auction rate securities	8	—	(3)	5

	31	2	(3)	30

Marketable Equity Securities:
Regis Resources Ltd.	165	88	—	253
Other	30	5	—	35

	195	93	—	288

Other investments, at cost	13	—	—	13

Investment in Affiliates:
Minera La Zanja S.R.L	92	—	—	92
Novo Resources Corp.	16	—	—	16

	$347	$95	$(3)	$439

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2012
	Cost/Equity	Unrealized		Fair/Equity
	Basis	Gain	Loss	Basis
Current:
Marketable Equity Securities:
Paladin Energy Ltd.	$60	$—	$(3)	$57
Other	17	14	(2)	29

	$77	$14	$(5)	$86

Long-term:
Marketable Debt Securities:
Asset backed commercial paper	$25	$—	$(6)	$19
Auction rate securities	7	—	(2)	5

	32	—	(8)	24

Marketable Equity Securities:
Canadian Oil Sands Trust	310	318	—	628
Gabriel Resources Ltd.	78	42	—	120
Regis Resources Ltd.	166	352	—	518
Other	65	14	—	79

	619	726	—	1,345

Other investments, at cost	12	—	—	12

Investment in Affiliates:
Minera La Zanja S.R.L	65	—	—	65

	$728	$726	$(8)	$1,446

In 2013, the Company recognized impairments for other-than-temporary declines in value of $105 for marketable equity securities, including $39 related to its holdings of Paladin Energy, Ltd and $36 related to its holdings of Gabriel Resources Ltd. In 2012, the Company recognized impairments for other-than-temporary declines in value of $47 for marketable equity securities.

In September 2013, the Company purchased a 35.7% share of Novo for approximately $16. Subsequently, in December 2013, Novo issued additional shares for the exercise of warrants and stock options which reduced Newmont’s ownership to 32%. Novo owns a majority of the Beaton’s Creek discovery with Millennium Minerals in the Pilbara region of Western Australia. The Company accounts for this ownership interest as an equity method investment.

On July 8, 2013, the Company sold its investment in Canadian Oil Sands Limited for $587, resulting in a pretax gain of $280 recorded in Other income, net.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

The following tables present the gross unrealized losses and fair value of the Company’s investments with unrealized losses that are not deemed to be other-than-temporarily impaired, aggregated by length of time that the individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Greater		Total
At December 31, 2013	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed commercial paper	$—	$—	$25	$—	$25	$—
Auction rate securities	—	—	5	3	5	3
Marketable equity securities	54	4	—	—	54	4

	$54	$4	$30	$3	$84	$7

	Less than 12 Months		12 Months or Greater		Total
At December 31, 2012	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Asset backed commercial paper	$—	$—	$19	$6	$19	$6
Auction rate securities	—	—	5	2	5	2
Marketable equity securities	79	5	—	—	79	5

	$79	$5	$24	$8	$103	$13

Included in the tables above are the unrealized losses of $7 and $13 at December 31, 2013 and 2012, respectively, related to the Company’s investments in asset backed commercial paper, auction rate securities and marketable equity securities. While the fair values of these investments are below their respective cost, the Company views these declines as temporary. The Company intends to hold its investment in auction rate securities and asset backed commercial paper until maturity or such time that the market recovers and therefore considers these losses temporary.

NOTE 20	INVENTORIES

	At December 31,
	2013	2012
In-process	$97	$143
Concentrate	108	152
Precious metals	26	31
Materials, supplies and other	486	470

	$717	$796

In 2013, the Company recorded write-downs of $14 and $3, classified as components of Costs applicable to sales and Amortization, respectively, to reduce the carrying value of inventories to net realizable value. Of the write-downs in 2013, $2 is related to Carlin, $1 to Twin Creeks, $6 to Boddington, $1 to Tanami and $7 to Batu Hijau.

In 2012, the Company recorded write-downs of $5, classified as a component of Costs applicable to sales. Of the write-downs in 2012, $1 is related to Carlin, $2 to Yanacocha and $2 to Tanami.

In 2011, the Company recorded write-downs of $26 of which $17 is related to the Hope Bay project and is classified as a component of Other Expense, net. Of the remaining amount, $4 is related to Carlin, $1 to Phoenix, $1 to Twin Creeks and $3 to Batu Hijau, and is classified as a component of Costs applicable to sales.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 21	STOCKPILES AND ORE ON LEACH PADS

	At December 31,
	2013	2012
Current:
Stockpiles	$580	$602
Ore on leach pads	225	184

	$805	$786

Long-term:
Stockpiles	$2,434	$2,514
Ore on leach pads	246	382

	$2,680	$2,896

	At December 31,
	2013	2012
Stockpiles and ore on leach pads:
Carlin	$439	$358
Phoenix	109	77
Twin Creeks	327	264
La Herradura	57	57
Yanacocha	504	498
Boddington	304	474
Tanami	12	7
Jundee	7	34
Waihi	2	—
Kalgoorlie	107	132
Batu Hijau	1,290	1,543
Ahafo	292	235
Akyem	35	3

	$3,485	$3,682

In 2013, the Company recorded write-downs of $958 and $236, classified as components of Costs applicable to sales and Amortization, respectively, to reduce the carrying value of stockpiles and ore on leach pads to net realizable value. Of the write-downs in 2013, $85 are related to Carlin, $32 to La Herradura, $174 to Yanacocha, $222 to Boddington, $2 to Tanami, $4 to Waihi, $48 to Kalgoorlie and $627 to Batu Hijau.

In 2012, the company recorded write-downs of $28, classified as components of Costs applicable to sales and Amortization, of which $6 is related to Yanacocha, $6 to Tanami and $16 to Waihi.

In 2011, the company recorded write-downs of $1 related to Waihi and Tanami which are classified as components of Costs applicable to sales.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 22	OTHER ASSETS

	At December 31,
	2013	2012
Other current assets:
Refinery metal inventory and receivable	$679	$1,183
Prepaid assets	157	213
Other refinery metal receivables	130	110
Derivative instruments	4	112
Restricted cash	—	12
Other	36	31

	$1,006	$1,661

Other long-term assets:
Income tax receivable	$229	$76
Goodwill	132	188
Prepaid Royalties	103	78
Intangible assets	98	136
Restricted cash	95	90
Debt issuance costs	62	73
Prepaid maintenance costs	31	17
Derivative instruments	1	144
Other	93	70

	$844	$872

NOTE 23	PROPERTY, PLANT AND MINE DEVELOPMENT

		At December 31, 2013			At December 31, 2012
	Depreciable Life	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value
	(in years)
Land	—	$227	$—	$227	$223	$—	$223
Facilities and equipment	1-35	15,945	(8,671)	7,274	13,996	(6,596)	7,400
Mine development	1-35	4,792	(2,582)	2,210	4,793	(2,031)	2,762
Mineral interests	1-35	2,163	(710)	1,453	4,854	(752)	4,102
Asset retirement cost	1-35	1,043	(465)	578	988	(340)	648
Construction-in-progress	—	2,535	—	2,535	2,875	—	2,875

		$26,705	$(12,428)	$14,277	$27,729	$(9,719)	$18,010

Leased assets included above in facilities and equipment	1-35	$9	$(1)	$8	$5	$(1)	$4

		At December 31, 2013			At December 31, 2012
Mineral Interests	Amortization Period	Gross Carrying Value	Accumulated Amortization	Net Book Value	Gross Carrying Value	Accumulated Amortization	Net Book Value
	(in years)
Production stage	1-22	$959	$(710)	$249	$1,257	$(752)	$505
Development stage	—	162	—	162	149	—	149
Exploration stage	—	1,042	—	1,042	3,448	—	3,448

		$2,163	$(710)	$1,453	$4,854	$(752)	$4,102

Construction-in-progress at December 31, 2013 of $2,535 included $1,534 at South America primarily related to engineering and construction at Conga and infrastructure at Yanacocha, $389 at Africa related to infrastructure at Akyem and Ahafo, $348 at North America related to infrastructure at Nevada and Mexico, $114 at Australia/New Zealand related to infrastructure at Boddington, Tanami, and Kalgoorlie, and $30 at Indonesia related to infrastructure at Batu Hijau.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Construction-in-progress at December 31, 2012 of $2,875 included $1,519 at South America primarily related to engineering and construction at Conga and infrastructure at Yanacocha, $592 at Africa related to engineering and construction at Akyem and infrastructure at Ahafo, $338 at Australia/New Zealand related to infrastructure at Boddington, Tanami, and Kalgoorlie, $285 at North America related to infrastructure at Nevada, and $55 at Indonesia related to infrastructure at Batu Hijau.

Write-down of property, plant and mine development totaled $4,352, $52 and $2,084 for 2013, 2012 and 2011, respectively. The 2013 write-downs were primarily related to assets at Boddington and Long Canyon resulting from a decrease in the Company’s long-term gold and copper price assumptions combined with rising operating costs. See Note 17 for additional information. The 2012 write-down was primarily due to an impairment of the FALC JV diamond project as well as write-downs of non-essential surface equipment at Conga. The 2011 write-down was primarily due to an impairment related to the Hope Bay project after evaluating existing development options and economic feasibility for the project compared with other projects and development opportunities within the Company’s wider project pipeline. The amount of the Hope Bay write-down was recorded in 2011 at fair value based on the estimated recoverable value, net of transportation and selling costs utilizing the liquidation model.

NOTE 24	DEBT

	At December 31, 2013		At December 31, 2012
	Current	Non-Current	Current	Non-Current
2014 Convertible Senior Notes, net	561	—	—	535
2017 Convertible Senior Notes, net	—	492	—	471
2019 Senior Notes, net	—	897	—	897
2022 Senior Notes, net	—	1,490	—	1,489
2035 Senior Notes, net	—	598	—	598
2039 Senior Notes, net	—	1,087	—	1,087
2042 Senior Notes, net	—	992	—	992
Ahafo project finance facility	10	25	10	35
PTNNT revolving credit facility	—	555	—	180
Other	24	9	—	4

	$595	$6,145	$10	$6,288

Scheduled minimum debt repayments are $609 in 2014, $166 in 2015, $221 in 2016, $771 in 2017, $1 in 2018 and $5,104 thereafter.

Corporate Revolving Credit Facility

Effective May 20, 2011, the Company entered into a new uncollateralized $2,500 revolving credit facility with a syndicate of commercial banks. This new revolving credit facility replaced the existing revolving credit facility which was cancelled upon the effectiveness of the new facility. The new facility provides for borrowings in U.S. dollars and contains a letter of credit sub-facility. The new facility originally matured in May 2016. Facility fees vary based on the credit ratings of the Company’s senior, uncollateralized, long-term debt. Borrowings under the facility bear interest at a market based rate plus a margin determined by the Company’s credit rating. At December 31, 2013, we had $0 in borrowings outstanding under the facility. There was $173 and $394 outstanding in letters of credit at December 31, 2013 and 2012, respectively.

In May 2012, the Company’s Corporate Revolving Credit Facility was amended to increase the capacity to $3,000 and extend the facility one year to 2017. The available capacity under the Corporate Revolving Credit Facility prior to the amendment was $2,500.

In September 2013, the Company entered into a Letter of Credit Facility Agreement (“LC Agreement”) with BNP Paribas, New York Branch. The LC Agreement establishes a $175 letter of credit facility for a three year period to support reclamation obligations. Under the LC Agreement, the Company transferred $153 of letters of credit from the Corporate Revolving Credit Facility to the LC Agreement.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Subsidiary Financings

PTNNT Revolving Credit Facility

Effective May 27, 2011, PTNNT entered into a $600 reducing revolving credit facility with a syndicate of banks. This reducing revolving facility provides for borrowings in U.S. dollars. The facility matures in March 2017. The facility is non-recourse to Newmont and certain assets of PTNNT are pledged as collateral. Borrowings under the facility bear interest at a rate per annum equal to LIBOR plus a margin of 4.00%. Commitment fees currently accrue on the daily average unused amount of the commitment of each lender at an annual rate of 2.00%. A one-time arrangement fee and other debt issuance costs, net of amortization, of $18 related to the facility were capitalized and will be amortized over the term of the debt. There were $555 in borrowings outstanding under the facility at December 31, 2013.

2014 and 2017 Convertible Senior Notes

In July 2007, the Company issued $1,150 uncollateralized convertible senior notes due in 2014 and 2017, each with a principal amount of $575 for net proceeds of $1,126. The 2014 notes, maturing on July 15, 2014, pay interest semi-annually at a rate of 1.25% per annum, and the 2017 notes, maturing on July 15, 2017, pay interest semi-annually at a rate of 1.63% per annum. The effective interest rates are 6.0% and 6.25% for the 2014 and 2017 notes, respectively. The notes are convertible, at the holder’s option, at a conversion price of $43.70 per share of common stock. Upon conversion, the principal amount and all accrued interest will be repaid in cash and any conversion premium will be settled in shares of our common stock or, at our election, cash or any combination of cash and shares of our common stock. In connection with the convertible senior notes offering, the Company entered into Call Spread Transactions. The Call Spread Transactions included the purchase of call options and the sale of warrants. As a result of the Call Spread Transactions, the conversion price of $43.70 was effectively increased to $56.99. The Company is not entitled to redeem the notes prior to their stated maturity dates. Using prevailing interest rates on similar instruments, the estimated fair value of the 2014 and 2017 senior notes was $560 and $503, respectively, at December 31, 2013 and $636 and $613, respectively, at December 31, 2012. The foregoing fair value estimates were prepared with the assistance of an independent third party and may or may not reflect the actual trading value of this debt.

The Company’s Consolidated Balance Sheets report the following related to the convertible senior notes:

	At December 31, 2013		At December 31, 2012
	Convertible Senior Notes Due		Convertible Senior Notes Due
	2014	2017	2014	2017
Additional paid-in capital	$97	$123	$97	$123

Principal amount	$575	$575	$575	$575
Unamortized debt discount	(14)	(83)	(40)	(104)

Net carrying amount	$561	$492	$535	$471

For the years ended December 31, 2013, 2012, and 2011, the Company recorded $17, $18, and $32 of interest expense for the contractual interest coupon and $46, $46, and $67 of amortization of the debt discount, respectively, related to the convertible senior notes. At December 31, 2013 the conversion price exceeded the Company’s stock price and other limited circumstances required for conversion were not met, as a result the bondholders did not have the option to convert the senior notes.

2019 and 2039 Senior Notes

In September 2009, the Company completed a two part public offering of $900 and $1,100 uncollateralized senior notes maturing on October 1, 2019 and October 1, 2039, respectively. Net proceeds from the 2019 and 2039 notes were $895 and $1,080, respectively. The 2019 notes pay interest semi-annually at a rate of 5.13% per annum and the 2039 notes pay semi-annual interest of 6.25% per annum. Using prevailing interest rates on similar instruments, the estimated fair value of the 2019 and 2039 senior notes was $951 and $999, respectively, at December 31, 2013 and $1,029 and $1,306, respectively, at December 31, 2012. The foregoing fair value estimates were prepared with the assistance of an independent third party and may or may not reflect the actual trading value of this debt.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

2035 Senior Notes

In March 2005, Newmont issued uncollateralized senior notes with a principal amount of $600 due April 2035 bearing an annual interest rate of 5 7/8%. Interest on the notes is paid semi-annually in April and October. Using prevailing interest rates on similar instruments, the estimated fair value of these senior notes was $516 and $678 at December 31, 2013 and 2012, respectively. The foregoing fair value estimate was prepared with the assistance of an independent third party and may or may not reflect the actual trading value of this debt.

2022 and 2042 Senior Notes

In March 2012, the Company completed a two part public offering of $1,500 and $1,000 uncollateralized Senior Notes maturing on March 15, 2022 and March 15, 2042, respectively. Net proceeds from the 2022 and 2042 Senior Notes were $1,479 and $983, respectively. The 2022 Senior Notes pay interest semi-annually at a rate of 3.50% per annum and the 2042 Senior Notes pay semi-annual interest of 4.875% per annum. Using prevailing interest rates on similar instruments, the estimated fair value of the 2022 and 2042 senior notes was $1,297 and $758, respectively, at December 31, 2013 and $1,530 and $1,028, respectively, at 2012. The foregoing fair value estimates were prepared with the assistance of an independent third party and may or may not reflect the actual trading value of this debt.

Ahafo Project Facility

Newmont Ghana Gold Limited (“NGGL”) has an $85 project financing agreement with the International Finance Corporation (“IFC”) ($75) and a commercial lender ($10). Amounts borrowed are guaranteed by Newmont. Semi-annual payments through April 2017 are required. Borrowings bear interest of LIBOR plus 3.5%.

Debt Covenants

The Company’s senior notes and revolving credit facilities contain various covenants and default provisions including payment defaults, limitation on liens, leases, sales and leaseback agreements and merger restrictions.

The Ahafo project facility contains a financial ratio covenant requiring the Company to maintain a net debt (total debt net of cash and cash equivalents) to EBITDA (earnings before interest expense, income and mining taxes, depreciation and amortization) ratio of less than or equal to 4.0 and a net debt to total capitalization ratio of less than or equal to 62.5%.

The corporate revolving credit facility contains a financial ratio covenant requiring the Company to maintain a net debt (total debt net of cash and cash equivalents) to total capitalization ratio of less than or equal to 62.5% in addition to the covenants noted above. Furthermore, the corporate revolving credit facility contains covenants limiting the sale of all or substantially all of the Company’s assets, certain change of control provisions and a negative pledge on certain assets.

The PTNNT revolving credit facility requires PTNNT to maintain certain financial ratios and to comply with certain terms and conditions with regards to its mine plan, contract of work, dividends, financing activities, leasing, investments and other matters.

At December 31, 2013 and 2012, the Company and its related entities were in compliance with all debt covenants and provisions related to potential defaults.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 25	OTHER LIABILITIES

	At December 31,
	2013	2012
Other current liabilities:
Refinery metal payable and liabilities	$679	$1,183
Accrued operating costs	157	336
Reclamation and remediation liabilities	98	82
Deferred income tax	74	65
Interest	74	74
Accrued capital expenditures	72	172
Royalties	58	42
Derivative instruments	36	1
Holt property royalty	15	21
Taxes other than income and mining	6	14
Boddington contingent consideration	—	26
Other	44	68

	$1,313	$2,084

Other long-term liabilities:
Holt property royalty	$119	$219
Income and mining taxes	70	65
Derivative instruments	60	2
Power supply agreements	39	46
Boddington contingent consideration	10	15
Other	44	25

	$342	$372

NOTE 26	RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

	Unrealized gain (loss) on marketable securities, net	Foreign currency translation adjustments	Pension and other post- retirement benefit adjustments	Changes in fair value of cash flow hedge instruments	Total

December 31, 2012	$542	$177	$(276)	$47	$490

Change in other comprehensive income (loss) before reclassifications	(436)	(32)	149	(167)	(486)
Reclassifications from accumulated other comprehensive income (loss)	(141)	—	3	(48)	(186)

Net current-period other comprehensive income (loss)	(577)	(32)	152	(215)	(672)

December 31, 2013	$(35)	$145	$(124)	$(168)	$(182)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Details about Accumulated Other Comprehensive Income (Loss) Components	Amount Reclassified from Accumulated Other Comprehensive Income (Loss)	Affected Line Item in the Consolidated Statement of Income (Loss)
	Years Ended December 31, 2013
Marketable securities adjustments:
Sale of marketable securities	$(280)	Other income, net
Impairment of marketable securities	105	Other income, net

Total before tax	(175)
Tax expense (benefit)	34

Net of tax	$(141)

Pension and other benefit liability adjustments:
Amortization, net	$5	(1)

Total before tax	5
Tax expense (benefit)	(2)

Net of tax	$3

Hedge instruments adjustments:
Operating cash flow hedges	$(106)	Costs applicable to sales
Capital cash flow hedges	1	Amortization
Capital cash flow hedges	18	Write-downs
Forward starting swap hedges	19	Interest expense, net

Total before tax	(68)
Tax expense (benefit)	20

Net of tax	$(48)

Total reclassifications for the period, net of tax	$(186)

(1)	This accumulated other comprehensive income (loss) component is included in General and administrative and costs that benefit the inventory/production process, as appropriate. Refer to Note 3 for information on costs that benefit the inventory/production process.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 27	NET CHANGE IN OPERATING ASSETS AND LIABILITIES

Net cash provided from operations attributable to the net change in operating assets and liabilities is composed of the following:

	Years Ended December 31,
	2013	2012	2011
Decrease (increase) in operating assets:
Trade and accounts receivable	$245	$19	$52
Inventories, stockpiles and ore on leach pads	(755)	(729)	(495)
EGR refinery and other assets	475	(346)	(266)
Other assets	(37)	(80)	(51)
Increase (decrease) in operating liabilities:
Accounts payable and other accrued liabilities	(480)	(210)	226
EGR refinery and other liabilities	(475)	346	266
Reclamation liabilities	(59)	(73)	(43)

	$(1,086)	$(1,073)	$(311)

NOTE 28	SUPPLEMENTAL CASH FLOW INFORMATION

	Years Ended December 31,
	2013	2012	2011
Income and mining taxes, net of refunds	$361	$1,261	$1,526
Pension plan and other benefits and contributions	$57	$50	$29
Interest, net of amounts capitalized	$247	$177	$179

Noncash Investing Activities and Financing Activities

Newmont sold non-core assets in exchange for 23 million shares of Regis Resources which resulted in non-cash increases to Investments of $129 in 2012. Newmont sold a royalty interest in exchange for 4 million shares of Regis Resources which resulted in non-cash increases to Investments of $12 in 2011.

NOTE 29	OPERATING LEASE COMMITMENTS

The Company leases certain assets, such as equipment and facilities, under operating leases expiring at various dates through 2020. Future minimum annual lease payments are $12 in 2014, $10 in 2015, $10 in 2016, $8 in 2017, $7 in 2018 and $14 thereafter, totaling $61. Rent expense for 2013, 2012 and 2011 was $52, $72 and $75, respectively.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 30	CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

The following Condensed Consolidating Financial Statements are presented to satisfy disclosure requirements of Rule 3-10(e) of Regulation S-X resulting from the inclusion of Newmont USA Limited (“Newmont USA”), a wholly-owned subsidiary of Newmont, as a co-registrant with Newmont on debt securities issued under a shelf registration statement on Form S-3 filed under the Securities Act of 1933 under which securities of Newmont (including debt securities guaranteed by Newmont USA) may be issued (the “Shelf Registration Statement”). In accordance with Rule 3-10(e) of Regulation S-X, Newmont USA, as the subsidiary guarantor, is 100% owned by Newmont, the guarantees are full and unconditional, and no other subsidiary of Newmont guaranteed any security issued under the Shelf Registration Statement. There are no restrictions on the ability of Newmont or Newmont USA to obtain funds from its subsidiaries by dividend or loan.

In April 2013, the Company merged one of its subsidiaries into Newmont USA. As a result of the merger, the prior periods presented have been revised to reflect this change as if the transaction had occurred at the beginning of the earliest period presented in accordance with the accounting guidance for business combinations between entities under common control. Additionally, the changes related to the revisions as described in Note 2 have also been included herein.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2013
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated

Sales	$—	$2,356	$6,058	$—	$8,414

Costs and expenses
Costs applicable to sales (1)	—	1,151	4,148	—	5,299
Amortization	—	223	1,139	—	1,362
Reclamation and remediation	—	9	72	—	81
Exploration	—	46	201	—	247
Advanced projects, research and development	—	45	177	—	222
General and administrative	—	101	102	—	203
Write-down of property, plant and mine development	—	—	4,352	—	4,352
Other expense, net	—	69	231	—	300

	—	1,644	10,422	—	12,066

Other income (expense)
Other income, net	(4)	15	338	—	349
Interest income - intercompany	144	23	21	(188)	—
Interest expense - intercompany	(9)	—	(179)	188	—
Interest expense, net	(291)	(10)	(2)	—	(303)

	(160)	28	178	—	46

Income (loss) before income and mining tax and other items	(160)	740	(4,186)	—	(3,606)
Income and mining tax benefit (expense)	56	(224)	923	—	755
Equity loss of affiliates	(2,430)	(252)	(334)	3,011	(5)

Income (loss) from continuing operations	(2,534)	264	(3,597)	3,011	(2,856)
Income from discontinued operations	—	—	61	—	61

Net income (loss)	(2,534)	264	(3,536)	3,011	(2,795)

Net loss attributable to noncontrolling interests	—	—	478	(217)	261

Net income (loss) attributable to Newmont stockholders	$(2,534)	$264	$(3,058)	$2,794	$(2,534)

Comprehensive income (loss)	$(3,206)	$409	$(4,363)	$3,694	$(3,466)
Comprehensive loss attributable to noncontrolling interests	—	—	477	(217)	260

Comprehensive income (loss) attributable to Newmont stockholders	$(3,206)	$409	$(3,886)	$3,477	$(3,206)

(1)	Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2012
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated

Sales	$—	$2,726	$7,238	$—	$9,964

Costs and expenses
Costs applicable to sales (1)	—	1,094	3,240	—	4,334
Amortization	—	196	836	—	1,032
Reclamation and remediation	—	9	87	—	96
Exploration	—	86	270	—	356
Advanced projects, research and development	—	48	300	—	348
General and administrative	—	122	90	—	212
Write-down of property, plant and mine development	—	—	52	—	52
Other expense, net	—	48	401	—	449

	—	1,603	5,276	—	6,879

Other income (expense)
Other income, net	2	25	251	—	278
Interest income - intercompany	174	29	21	(224)	—
Interest expense - intercompany	(15)	—	(209)	224	—
Interest expense, net	(245)	(6)	2	—	(249)

	(84)	48	65	—	29

Income (loss) before income and mining tax and other items	(84)	1,171	2,027	—	3,114
Income and mining tax benefit (expense)	29	(316)	(589)	—	(876)
Equity income of affiliates	1,857	432	229	(2,569)	(51)

Income from continuing operations	1,802	1,287	1,667	(2,569)	2,187
Loss from discontinued operations	—	—	(76)	—	(76)

Net income	1,802	1,287	1,591	(2,569)	2,111
Net income attributable to noncontrolling interests	—	—	(443)	134	(309)

Net income attributable to Newmont stockholders	$1,802	$1,287	$1,148	$(2,435)	$1,802

Comprehensive income	$1,640	$1,210	$1,421	$(2,321)	$1,950
Comprehensive income attributable to noncontrolling interests	—	—	(444)	134	(310)

Comprehensive income attributable to Newmont stockholders	$1,640	$1,210	$977	$(2,187)	$1,640

(1)	Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2011
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated

Sales	$—	$2,540	$7,901	$—	$10,441

Costs and expenses
Costs applicable to sales (1)	—	1,086	2,887	—	3,973
Amortization	—	214	822	—	1,036
Reclamation and remediation	—	18	102	—	120
Exploration	—	89	261	—	350
Advanced projects, research and development	—	44	329	—	373
General and administrative	—	89	109	—	198
Write-down of property, plant and mine development	—	2	2,082	—	2,084
Other expense, net	—	39	226	—	265

	—	1,581	6,818	—	8,399

Other income (expense)
Other income, net	(166)	14	164	—	12
Interest income - intercompany	152	25	23	(200)	—
Interest expense - intercompany	(19)	—	(181)	200	—
Interest expense, net	(232)	(8)	(4)	—	(244)

	(265)	31	2	—	(232)

Income (loss) before income and mining tax and other items	(265)	990	1,085	—	1,810
Income and mining tax benefit (expense)	199	(263)	(683)	—	(747)
Equity income of affiliates	398	372	278	(1,037)	11

Income from continuing operations	332	1,099	680	(1,037)	1,074
Loss from discontinued operations	—	—	(136)	—	(136)

Net income	332	1,099	544	(1,037)	938
Net income attributable to noncontrolling interests	—	—	(714)	108	(606)

Net income (loss) attributable to Newmont stockholders	$332	$1,099	$(170)	$(929)	$332

Comprehensive income (loss)	$(124)	$985	$481	$(860)	$482
Comprehensive income attributable to noncontrolling interests	—	—	(714)	108	(606)

Comprehensive income (loss) attributable to Newmont stockholders	$(124)	$985	$(233)	$(752)	$(124)

(1)	Excludes Amortization and Reclamation and remediation.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2013
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income	$(2,534)	$264	$(3,536)	$3,011	$(2,795)
Adjustments	2,506	833	5,119	(3,016)	5,442
Net change in operating assets and liabilities	(24)	(245)	(817)	—	(1,086)

Net cash provided from (used in) continuing operations	(52)	852	766	(5)	1,561
Net cash used in discontinued operations	—	—	(18)	—	(18)

Net cash provided from (used in) operations	(52)	852	748	(5)	1,543

Investing activities:
Additions to property, plant and mine development	—	(441)	(1,459)	—	(1,900)
Acquisitions, net	—	—	(13)	—	(13)
Sale of marketable securities	—	—	589	—	589
Purchases of marketable securities	—	—	(1)	—	(1)
Proceeds from sale of other assets	—	—	63	—	63
Other	—	—	(51)	—	(51)

Net cash used in investing activities	—	(441)	(872)	—	(1,313)

Financing activities:
Proceeds from debt, net	1,024	—	514	—	1,538
Repayment of debt	(1,024)	—	(126)	—	(1,150)
Net intercompany borrowings (repayments)	661	(325)	(333)	(3)	—
Proceeds from stock issuance, net	2	—	—	—	2
Sale of noncontrolling interests	—	—	32	—	32
Acquisition of noncontrolling interests	—	—	(17)	—	(17)
Dividends paid to noncontrolling interests	—	—	(5)	3	(2)
Dividends paid to common stockholders	(610)	—	(5)	5	(610)
Other	(1)	—	(4)	—	(5)

Net cash provided from (used in) financing activities	52	(325)	56	5	(212)

Effect of exchange rate changes on cash	—	—	(24)	—	(24)

Net change in cash and cash equivalents	—	86	(92)	—	(6)
Cash and cash equivalents at beginning of period	—	342	1,219	—	1,561

Cash and cash equivalents at end of period	$—	$428	$1,127	$—	$1,555

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2012
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income (loss)	$1,802	$1,287	$1,591	$(2,569)	$2,111
Adjustments	(1,783)	(119)	697	2,555	1,350
Net change in operating assets and liabilities	142	(279)	(936)	—	(1,073)

Net cash provided from (used in) continuing operations	161	889	1,352	(14)	2,388
Net cash used in discontinued operations	—	—	(16)	—	(16)

Net cash provided from (used in) operations	161	889	1,336	(14)	2,372

Investing activities:
Additions to property, plant and mine development	—	(634)	(2,576)	—	(3,210)
Acquisitions, net	—	—	(25)	—	(25)
Sale of marketable securities	—	210	—	—	210
Purchases of marketable securities	—	(220)	—	—	(220)
Proceeds from sale of other assets	—	—	41	—	41
Other	—	—	(60)	—	(60)

Net cash used in investing activities	—	(644)	(2,620)	—	(3,264)

Financing activities:
Proceeds from debt, net	3,345	—	179	—	3,524
Repayment of debt	(1,802)	(164)	(10)	—	(1,976)
Payment of conversion premium on debt	(172)	—	—	—	(172)
Net intercompany borrowings (repayments)	(861)	252	613	(4)	—
Proceeds from stock issuance, net	24	—	—	—	24
Acquisition of noncontrolling interests	—	—	(10)	—	(10)
Dividends paid to noncontrolling interests	—	—	(7)	4	(3)
Dividends paid to common stockholders	(695)	—	(14)	14	(695)
Other	—	(1)	(2)	—	(3)

Net cash provided from (used in) financing activities	(161)	87	749	14	689

Effect of exchange rate changes on cash	—	—	4	—	4

Net change in cash and cash equivalents	—	332	(531)	—	(199)
Cash and cash equivalents at beginning of period	—	10	1,750	—	1,760

Cash and cash equivalents at end of period	$—	$342	$1,219	$—	$1,561

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2011
Condensed Consolidating Statement of Cash Flows	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Operating activities:
Net income (loss)	$332	$1,099	$544	$(1,037)	$938
Adjustments	(233)	39	2,193	965	2,964
Net change in operating assets and liabilities	(102)	(14)	(195)	—	(311)

Net cash provided from (used in) continuing operations	(3)	1,124	2,542	(72)	3,591
Net cash used in discontinued operations	—	—	(7)	—	(7)

Net cash provided from (used in) operations	(3)	1,124	2,535	(72)	3,584

Investing activities:
Additions to property, plant and mine development	—	(520)	(2,267)	—	(2,787)
Acquisitions, net	—	—	(2,309)	—	(2,309)
Sale of marketable securities	—	—	81	—	81
Purchases of marketable securities	—	—	(21)	—	(21)
Proceeds from sale of other assets	—	—	9	—	9
Advance to affiliate	—	(2,525)	—	2,525	—
Other	—	—	(40)	—	(40)

Net cash used in investing activities	—	(3,045)	(4,547)	2,525	(5,067)

Financing activities:
Proceeds from debt, net	2,034	—	(23)	—	2,011
Repayment of debt	(2,008)	(253)	(12)	—	(2,273)
Net intercompany borrowings (repayments)	431	(127)	2,259	(2,563)	—
Proceeds from stock issuance, net	40	—	—	—	40
Dividends paid to noncontrolling interests	—	—	(155)	38	(117)
Dividends paid to common stockholders	(494)	—	(72)	72	(494)
Other	—	—	(21)	—	(21)

Net cash provided from (used in) financing activities	3	(380)	1,976	(2,453)	(854)

Effect of exchange rate changes on cash	—	—	41	—	41

Net change in cash and cash equivalents	—	(2,301)	5	—	(2,296)
Cash and cash equivalents at beginning of period	—	2,311	1,745	—	4,056

Cash and cash equivalents at end of period	$—	$10	$1,750	$—	$1,760

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2013
Condensed Consolidating Balance Sheet	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Assets
Cash and cash equivalents	$—	$428	$1,127	$—	$1,555
Trade receivables	—	21	209	—	230
Accounts receivable	—	23	229	—	252
Intercompany receivable	1,400	6,089	5,672	(13,161)	—
Investments	22	1	55	—	78
Inventories	—	146	571	—	717
Stockpiles and ore on leach pads	—	358	447	—	805
Deferred income tax assets	3	157	86	—	246
Other current assets	—	73	933	—	1,006

Current assets	1,425	7,296	9,329	(13,161)	4,889
Property, plant and mine development, net	32	3,026	11,263	(44)	14,277
Investments	—	7	432	—	439
Investments in subsidiaries	13,982	5,158	2,807	(21,947)	—
Stockpiles and ore on leach pads	—	512	2,168	—	2,680
Deferred income tax assets	694	466	844	(526)	1,478
Long-term intercompany receivable	3,204	62	367	(3,633)	—
Other long-term assets	46	223	575	—	844

Total assets	$19,383	$16,750	$27,785	$(39,311)	$24,607

Liabilities
Debt	$561	$1	$33	$—	$595
Accounts payable	—	80	398	—	478
Intercompany payable	3,092	5,404	4,665	(13,161)	—
Employee-related benefits	—	175	166	—	341
Income and mining taxes	—	—	13	—	13
Other current liabilities	71	161	1,081	—	1,313

Current liabilities	3,724	5,821	6,356	(13,161)	2,740
Debt	5,556	7	582	—	6,145
Reclamation and remediation liabilities	—	176	1,337	—	1,513
Deferred income tax liabilities	—	23	1,138	(526)	635
Employee-related benefits	5	169	149	—	323
Long-term intercompany payable	196	—	3,481	(3,677)	—
Other long-term liabilities	—	20	322	—	342

Total liabilities	9,481	6,216	13,365	(17,364)	11,698

Equity
Newmont stockholders’ equity	9,902	10,534	9,816	(20,259)	9,993
Noncontrolling interests	—	—	4,604	(1,688)	2,916

Total equity	9,902	10,534	14,420	(21,947)	12,909

Total liabilities and equity	$19,383	$16,750	$27,785	$(39,311)	$24,607

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2012
Condensed Consolidating Balance Sheet	Newmont Mining Corporation	Newmont USA	Other Subsidiaries	Eliminations	Newmont Mining Corporation Consolidated
Assets
Cash and cash equivalents	$—	$342	$1,219	$—	$1,561
Trade receivables	—	57	226	—	283
Accounts receivable	20	10	547	—	577
Intercompany receivable	2,748	6,276	5,465	(14,489)	—
Investments	58	7	21	—	86
Inventories	—	147	649	—	796
Stockpiles and ore on leach pads	—	245	541	—	786
Deferred income tax assets	—	109	153	(67)	195
Other current assets	—	48	1,613	—	1,661

Current assets	2,826	7,241	10,434	(14,556)	5,945
Property, plant and mine development, net	—	2,869	15,178	(37)	18,010
Investments	—	6	1,440	—	1,446
Investments in subsidiaries	16,522	5,427	3,099	(25,048)	—
Stockpiles and ore on leach pads	—	448	2,448	—	2,896
Deferred income tax assets	791	146	608	(1,141)	404
Long-term intercompany receivable	3,907	45	564	(4,516)	—
Other long-term assets	52	172	648	—	872

Total assets	$24,098	$16,354	$34,419	$(45,298)	$29,573

Liabilities
Debt	$—	$—	$10	$—	$10
Accounts payable	—	97	560	—	657
Intercompany payable	3,969	5,240	5,280	(14,489)	—
Employee-related benefits	—	149	190	—	339
Income and mining taxes	—	16	35	—	51
Other current liabilities	71	175	1,838	—	2,084

Current liabilities	4,040	5,677	7,913	(14,489)	3,141
Debt	6,069	1	218	—	6,288
Reclamation and remediation liabilities	—	183	1,274	—	1,457
Deferred income tax liabilities	—	24	2,040	(1,206)	858
Employee-related benefits	5	385	196	—	586
Long-term intercompany	381	—	4,172	(4,553)	—
Other long-term liabilities	—	13	359	—	372

Total liabilities	10,495	6,283	16,172	(20,248)	12,702

Equity
Newmont stockholders’ equity	13,603	10,071	13,208	(23,186)	13,696
Noncontrolling interests	—	—	5,039	(1,864)	3,175

Total equity	13,603	10,071	18,247	(25,050)	16,871

Total liabilities and equity	$24,098	$16,354	$34,419	$(45,298)	$29,573

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2013
	Newmont Mining Corporation			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented

Sales	$—	$—	$—	$2,264	$92	$2,356	$6,058	$—	$6,058	$—	$—	$—

Costs and expenses
Costs applicable to sales	—	—	—	1,059	92	1,151	4,127	21	4,148	—	—	—
Amortization	—	—	—	223	—	223	1,139	—	1,139	—	—	—
Reclamation and remediation	—	—	—	9	—	9	72	—	72	—	—	—
Exploration	—	—	—	46	—	46	201	—	201	—	—	—
Advanced projects, research and development	—	—	—	45	—	45	177	—	177	—	—	—
General and administrative	—	—	—	101	—	101	102	—	102	—	—	—
Write-down of property, plant and mine development	—	—	—	—	—	—	4,352	—	4,352	—	—	—
Other expense, net	—	—	—	69	—	69	231	—	231	—	—	—

	—	—	—	1,552	92	1,644	10,401	21	10,422	—	—	—

Other income (expense)
Other income, net	(4)	—	(4)	15	—	15	338	—	338	—	—	—
Interest income - intercompany	144	—	144	23	—	23	21	—	21	(188)	—	(188)
Interest expense - intercompany	(9)	—	(9)	—	—	—	(179)	—	(179)	188	—	188
Interest expense, net	(291)	—	(291)	(10)	—	(10)	(2)	—	(2)	—	—	—

	(160)	—	(160)	28	—	28	178	—	178	—	—	—

Income (loss) before income and mining tax and other items	(160)	—	(160)	740	—	740	(4,165)	(21)	(4,186)	—	—	—
Income and mining tax benefit (expense)	56	—	56	(224)	—	(224)	981	(58)	923	—	—	—
Equity income (loss) of affiliates	(2,358)	(72)	(2,430)	(180)	(72)	(252)	(321)	(13)	(334)	2,854	157	3,011

Income from continuing operations	(2,462)	(72)	(2,534)	336	(72)	264	(3,505)	(92)	(3,597)	2,854	157	3,011
Loss from discontinued operations	—	—	—	—	—	—	61	—	61	—	—	—

Net income	(2,462)	(72)	(2,534)	336	(72)	264	(3,444)	(92)	(3,536)	2,854	157	3,011
Net income attributable to noncontrolling interests	—	—	—	—	—	—	464	14	478	(210)	(7)	(217)

Net income attributable to Newmont stockholders	$(2,462)	$(72)	$(2,534)	$336	$(72)	$264	$(2,980)	$(78)	$(3,058)	$2,644	$150	$2,794

Comprehensive income	$(3,134)	$(72)	$(3,206)	$481	$(72)	$409	$(4,271)	$(92)	$(4,363)	$3,537	$157	$3,694
Comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	463	14	477	(210)	(7)	(217)

Comprehensive income attributable to Newmont stockholders	$(3,134)	$(72)	$(3,206)	$481	$(72)	$409	$(3,808)	$(78)	$(3,886)	$3,327	$150	$3,477

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2012
	Newmont Mining Corporation			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented

Sales	$—	$—	$—	$2,375	$351	$2,726	$7,493	$(255)	$7,238	$—	$—	$—

Costs and expenses
Costs applicable to sales	—	—	—	967	127	1,094	3,271	(31)	3,240	—	—	—
Amortization	—	—	—	171	25	196	861	(25)	836	—	—	—
Reclamation and remediation	—	—	—	6	3	9	90	(3)	87	—	—	—
Exploration	—	—	—	71	15	86	285	(15)	270	—	—	—
Advanced projects, research and development	—	—	—	43	5	48	305	(5)	300	—	—	—
General and administrative	—	—	—	122	—	122	90	—	90	—	—	—
Write-down of property, plant and mine development	—	—	—	—	—	—	52	—	52	—	—	—
Other expense, net	—	—	—	45	3	48	404	(3)	401	—	—	—

	—	—	—	1,425	178	1,603	5,358	(82)	5,276	—	—	—

Other income (expense)
Other income, net	2	—	2	25	—	25	251	—	251	—	—	—
Interest income - intercompany	174	—	174	29	—	29	(8)	29	21	(195)	(29)	(224)
Interest expense - intercompany	(15)	—	(15)	—	—	—	(180)	(29)	(209)	195	29	224
Interest expense, net	(245)	—	(245)	(6)	—	(6)	2	—	2	—	—	—

	(84)	—	(84)	48	—	48	65	—	65	—	—	—

Income (loss) before income and mining tax and other items	(84)	—	(84)	998	173	1,171	2,200	(173)	2,027	—	—	—
Income and mining tax benefit (expense)	29	—	29	(268)	(48)	(316)	(630)	41	(589)	—	—	—
Equity income (loss) of affiliates	1,864	(7)	1,857	616	(184)	432	229	—	229	(2,760)	191	(2,569)

Income from continuing operations	1,809	(7)	1,802	1,346	(59)	1,287	1,799	(132)	1,667	(2,760)	191	(2,569)
Loss from discontinued operations	—	—	—	—	—	—	(76)	—	(76)	—	—	—

Net income	1,809	(7)	1,802	1,346	(59)	1,287	1,723	(132)	1,591	(2,760)	191	(2,569)
Net income attributable to noncontrolling interests	—	—	—	—	—	—	(443)	—	(443)	134	—	134

Net income attributable to Newmont stockholders	$1,809	$(7)	$1,802	$1,346	$(59)	$1,287	$1,280	$(132)	$1,148	$(2,626)	$191	$(2,435)

Comprehensive income	$1,647	$(7)	$1,640	$1,269	$(59)	$1,210	$1,553	$(132)	$1,421	$(2,512)	$191	$(2,321)
Comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	(444)	—	(444)	134	—	134

Comprehensive income attributable to Newmont stockholders	$1,647	$(7)	$1,640	$1,269	$(59)	$1,210	$1,109	$(132)	$977	$(2,378)	$191	$(2,187)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	For the Year Ended December 31, 2011
	Newmont Mining Corporation			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Statement of Operations and Comprehensive Income (Loss)	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented	As Previously Presented	Change	As Currently Presented

Sales	$—	$—	$—	$2,142	$398	$2,540	$8,216	$(315)	$7,901	$—	$—	$—

Costs and expenses
Costs applicable to sales	—	—	—	972	114	1,086	2,918	(31)	2,887	—	—	—
Amortization	—	—	—	184	30	214	853	(31)	822	(1)	1	—
Reclamation and remediation	—	—	—	15	3	18	105	(3)	102	—	—	—
Exploration	—	—	—	89	—	89	261	—	261	—	—	—
Advanced projects, research and development	—	—	—	44	—	44	330	(1)	329	(1)	1	—
General and administrative	—	—	—	89	—	89	109	—	109	—	—	—
Write-down of property, plant and mine development	—	—	—	2	—	2	2,082	—	2,082	—	—	—
Other expense, net	—	—	—	39	—	39	224	2	226	2	(2)	—

	—	—	—	1,434	147	1,581	6,882	(64)	6,818	—	—	—

Other income (expense)
Other income, net	(166)	—	(166)	14	—	14	164	—	164	—	—	—
Interest income - intercompany	152	—	152	25	—	25	(2)	25	23	(175)	(25)	(200)
Interest expense - intercompany	(19)	—	(19)	—	—	—	(156)	(25)	(181)	175	25	200
Interest expense, net	(232)	—	(232)	(8)	—	(8)	(4)	—	(4)	—	—	—

	(265)	—	(265)	31	—	31	2	—	2	—	—	—

Income (loss) before income and mining tax and other items	(265)	—	(265)	739	251	990	1,336	(251)	1,085	—	—	—
Income and mining tax benefit (expense)	199	—	199	(196)	(67)	(263)	(716)	33	(683)	—	—	—
Equity income (loss) of affiliates	432	(34)	398	664	(292)	372	285	(7)	278	(1,370)	333	(1,037)

Income from continuing operations	366	(34)	332	1,207	(108)	1,099	905	(225)	680	(1,370)	333	(1,037)
Loss from discontinued operations	—	—	—	—	—	—	(136)	—	(136)	—	—	—

Net income	366	(34)	332	1,207	(108)	1,099	769	(225)	544	(1,370)	333	(1,037)
Net income attributable to noncontrolling interests	—	—	—	—	—	—	(718)	4	(714)	112	(4)	108

Net income attributable to Newmont stockholders	$366	$(34)	$332	$1,207	$(108)	$1,099	$51	$(221)	$(170)	$(1,258)	$329	$(929)

Comprehensive income	$(90)	$(34)	$(124)	$1,093	$(108)	$985	$706	$(225)	$481	$(1,193)	$333	$(860)
Comprehensive income attributable to noncontrolling interests	—	—	—	—	—	—	(718)	4	(714)	112	(4)	108

Comprehensive income attributable to Newmont stockholders	$(90)	$(34)	$(124)	$1,093	$(108)	$985	$(12)	$(221)	$(233)	$(1,081)	$329	$(752)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2013
	Newmont Mining Company			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Statement of Cash Flows	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised
Operating activities:
Net income (loss)	$(2,462)	$(72)	$(2,534)	$336	$(72)	$264	$(3,444)	$(92)	$(3,536)	$2,854	$157	$3,011
Adjustments	2,434	72	2,506	761	72	833	5,048	71	5,119	(2,859)	(157)	(3,016)
Net change in operating assets and liabilities	(24)	—	(24)	(245)	—	(245)	(838)	21	(817)	—	—	—

Net cash provided from (used in) continuing operations	(52)	—	(52)	852	—	852	766	—	766	(5)	—	(5)
Net cash used in discontinued operations	—	—	—	—	—	—	(18)	—	(18)	—	—	—

Net cash provided from (used in) operations	(52)	—	(52)	852	—	852	748	—	748	(5)	—	(5)

Investing activities:
Additions to property, plant and mine development	—	—	—	(441)	—	(441)	(1,459)	—	(1,459)	—	—	—
Acquisitions, net	—	—	—	—	—	—	(13)	—	(13)	—	—	—
Sale of marketable securities	—	—	—	—	—	—	589	—	589	—	—	—
Purchases of marketable securities	—	—	—	—	—	—	(1)	—	(1)	—	—	—
Proceeds from sale of other assets	—	—	—	—	—	—	63	—	63	—	—	—
Other	—	—	—	—	—	—	(51)	—	(51)	—	—	—

Net cash used in investing activities	—	—	—	(441)	—	(441)	(872)	—	(872)	—	—	—

Financing activities:
Proceeds from debt, net	1,024	—	1,024	—	—	—	514	—	514	—	—	—
Repayment of debt	(1,024)	—	(1,024)	—	—	—	(126)	—	(126)	—	—	—
Net intercompany borrowings (repayments)	661	—	661	(325)	—	(325)	(333)	—	(333)	(3)	—	(3)
Proceeds from stock issuance, net	2	—	2	—	—	—	—	—	—	—	—	—
Sale of noncontrolling interests	—	—	—	—	—	—	32	—	32	—	—	—
Acquisition of noncontrolling interests	—	—	—	—	—	—	(17)	—	(17)	—	—	—
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(5)	—	(5)	3	—	3
Dividends paid to common stockholders	(611)	1	(610)	—	—	—	(5)	—	(5)	5	—	5
Other	—	(1)	(1)	—	—	—	(4)	—	(4)	—	—	—

Net cash provided from (used in) financing activities	52	—	52	(325)	—	(325)	56	—	56	5	—	5

Effect of exchange rate changes on cash	—	—	—	—	—	—	(24)	—	(24)	—	—	—

Net change in cash and cash equivalents	—	—	—	86	—	86	(92)	—	(92)	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	342	—	342	1,219	—	1,219	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$428	$—	$428	$1,127	$—	$1,127	$—	$—	$—

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2012
	Newmont Mining Company			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Statement of Cash Flows	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised
Operating activities:
Net income (loss)	$1,809	$(7)	$1,802	$1,346	$(59)	$1,287	$1,723	$(132)	$1,591	$(2,760)	$191	$(2,569)
Adjustments	(1,797)	14	(1,783)	(338)	219	(119)	732	(35)	697	2,746	(191)	2,555
Net change in operating assets and liabilities	142	—	142	(245)	(34)	(279)	(970)	34	(936)	—	—	—

Net cash provided from (used in) continuing operations	154	7	161	763	126	889	1,485	(133)	1,352	(14)	—	(14)
Net cash used in discontinued operations	—	—	—	—	—	—	(16)	—	(16)	—	—	—

Net cash provided from (used in) operations	154	7	161	763	126	889	1,469	(133)	1,336	(14)	—	(14)

Investing activities:
Additions to property, plant and mine development	—	—	—	(541)	(93)	(634)	(2,669)	93	(2,576)	—	—	—
Acquisitions, net	—	—	—	—	—	—	(25)	—	(25)	—	—	—
Sale of marketable securities	—	—	—	—	210	210	210	(210)	—	—	—	—
Purchases of marketable securities	—	—	—	—	(220)	(220)	(220)	220	—	—	—	—
Proceeds from sale of other assets	—	—	—	—	—	—	41	—	41	—	—	—
Other	—	—	—	—	—	—	(60)	—	(60)	—	—	—

Net cash used in investing activities	—	—	—	(541)	(103)	(644)	(2,723)	103	(2,620)	—	—	—

Financing activities:
Proceeds from debt, net	3,345	—	3,345	—	—	—	179	—	179	—	—	—
Repayment of debt	(1,802)	—	(1,802)	(164)	—	(164)	(10)	—	(10)	—	—	—
Payment of conversion premium on debt	(172)	—	(172)	—	—	—	—	—	—	—	—	—
Net intercompany borrowings (repayments)	(854)	(7)	(861)	274	(22)	252	580	33	613	—	(4)	(4)
Proceeds from stock issuance, net	24	—	24	—	—	—	—	—	—	—	—	—
Acquisition of noncontrolling interests	—	—	—	—	—	—	(10)	—	(10)	—	—	—
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(3)	(4)	(7)	—	4	4
Dividends paid to common stockholders	(695)	—	(695)	—	—	—	(14)	—	(14)	14	—	14
Other	—	—	—	—	(1)	(1)	(3)	1	(2)	—	—	—

Net cash provided from (used in) financing activities	(154)	(7)	(161)	110	(23)	87	719	30	749	14	—	14

Effect of exchange rate changes on cash	—	—	—	—	—	—	4	—	4	—	—	—

Net change in cash and cash equivalents	—	—	—	332	—	332	(531)	—	(531)	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	10	—	10	1,750	—	1,750	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$342	$—	$342	$1,219	$—	$1,219	$—	$—	$—

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2011
	Newmont Mining Company			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Statement of Cash Flows	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised
Operating activities:
Net income (loss)	$366	$(34)	$332	$1,207	$(108)	$1,099	$769	$(225)	$544	$(1,370)	$333	$(1,037)
Adjustments	(301)	68	(233)	(319)	358	39	2,252	(59)	2,193	1,298	(333)	965
Net change in operating assets and liabilities	(102)	—	(102)	14	(28)	(14)	(223)	28	(195)	—	—	—

Net cash provided from (used in) continuing operations	(37)	34	(3)	902	222	1,124	2,798	(256)	2,542	(72)	—	(72)
Net cash used in discontinued operations	—	—	—	—	—	—	(7)	—	(7)	—	—	—

Net cash provided from (used in) operations	(37)	34	(3)	902	222	1,124	2,791	(256)	2,535	(72)	—	(72)

Investing activities:
Additions to property, plant and mine development	—	—	—	(425)	(95)	(520)	(2,362)	95	(2,267)	—	—	—
Acquisitions, net	—	—	—	—	—	—	(2,309)	—	(2,309)	—	—	—
Sale of marketable securities	—	—	—	—	—	—	81	—	81	—	—	—
Purchases of marketable securities	—	—	—	—	—	—	(21)	—	(21)	—	—	—
Proceeds from sale of other assets	—	—	—	—	—	—	9	—	9	—	—	—
Advance to affiliate	—	—	—	(2,525)	—	(2,525)	—	—	—	2,525	—	2,525
Other	—	—	—	—	—	—	(40)	—	(40)	—	—	—

Net cash used in investing activities	—	—	—	(2,950)	(95)	(3,045)	(4,642)	95	(4,547)	2,525	—	2,525

Financing activities:
Proceeds from debt, net	2,034	—	2,034	—	—	—	(23)	—	(23)	—	—	—
Repayment of debt	(2,008)	—	(2,008)	(253)	—	(253)	(12)	—	(12)	—	—	—
Net intercompany borrowings (repayments)	465	(34)	431	—	(127)	(127)	2,094	165	2,259	(2,559)	(4)	(2,563)
Proceeds from stock issuance, net	40	—	40	—	—	—	—	—	—	—	—	—
Dividends paid to noncontrolling interests	—	—	—	—	—	—	(151)	(4)	(155)	34	4	38
Dividends paid to common stockholders	(494)	—	(494)	—	—	—	(72)	—	(72)	72	—	72
Other	—	—	—	—	—	—	(21)	—	(21)	—	—	—

Net cash provided from (used in) financing activities	37	(34)	3	(253)	(127)	(380)	1,815	161	1,976	(2,453)	—	(2,453)

Effect of exchange rate changes on cash	—	—	—	—	—	—	41	—	41	—	—	—

Net change in cash and cash equivalents	—	—	—	(2,301)	—	(2,301)	5	—	5	—	—	—
Cash and cash equivalents at beginning of period	—	—	—	2,311	—	2,311	1,745	—	1,745	—	—	—

Cash and cash equivalents at end of period	$—	$—	$—	$10	$—	$10	$1,750	$—	$1,750	$—	$—	$—

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2013
	Newmont Mining Corporation			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Balance Sheet	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised

Assets
Cash and cash equivalents	$—	$—	$—	$428	$—	$428	$1,127	$—	$1,127	$—	$—	$—
Trade receivables	—	—	—	21	—	21	209	—	209	—	—	—
Accounts receivable	—	—	—	23	—	23	229	—	229	—	—	—
Intercompany receivable	1,400	—	1,400	6,089	—	6,089	5,672	—	5,672	(13,161)	—	(13,161)
Investments	22	—	22	1	—	1	55	—	55	—	—	—
Inventories	—	—	—	146	—	146	571	—	571	—	—	—
Stockpiles and ore on leach pads	—	—	—	358	—	358	425	22	447	—	—	—
Deferred income tax assets	3	—	3	164	(7)	157	86	—	86	—	—	—
Other current assets	—	—	—	73	—	73	933	—	933	—	—	—

Current assets	1,425	—	1,425	7,303	(7)	7,296	9,307	22	9,329	(13,161)	—	(13,161)
Property, plant and mine development, net	32	—	32	3,026	—	3,026	11,263	—	11,263	(44)	—	(44)
Investments	—	—	—	7	—	7	432	—	432	—	—	—
Investments in subsidiaries	14,130	(148)	13,982	5,306	(148)	5,158	2,839	(32)	2,807	(22,275)	328	(21,947)
Stockpiles and ore on leach pads	—	—	—	512	—	512	2,211	(43)	2,168	—	—	—
Deferred income tax assets	694	—	694	459	7	466	980	(136)	844	(526)	—	(526)
Long-term intercompany receivable	3,204	—	3,204	62	—	62	367	—	367	(3,633)	—	(3,633)
Other long-term assets	46	—	46	223	—	223	575	—	575	—	—	—

Total assets	$19,531	$(148)	$19,383	$16,898	$(148)	$16,750	$27,974	$(189)	$27,785	$(39,639)	$328	$(39,311)

Liabilities
Debt	$561	$—	$561	$1	$—	$1	$33	$—	$33	$—	$—	$—
Accounts payable	—	—	—	80	—	80	398	—	398	—	—	—
Intercompany payable	3,092	—	3,092	5,404	—	5,404	4,665	—	4,665	(13,161)	—	(13,161)
Employee-related benefits	—	—	—	175	—	175	166	—	166	—	—	—
Income and mining taxes	—	—	—	—	—	—	13	—	13	—	—	—
Other current liabilities	71	—	71	161	—	161	1,081	—	1,081	—	—	—

Current liabilities	3,724	—	3,724	5,821	—	5,821	6,356	—	6,356	(13,161)	—	(13,161)
Debt	5,556	—	5,556	7	—	7	582	—	582	—	—	—
Reclamation and remediation liabilities	—	—	—	176	—	176	1,337	—	1,337	—	—	—
Deferred income tax liabilities	—	—	—	23	—	23	1,138	—	1,138	(526)	—	(526)
Employee-related benefits	5	—	5	169	—	169	151	(2)	149	—	—	—
Long-term intercompany payable	196	—	196	—	—	—	3,481	—	3,481	(3,677)	—	(3,677)
Other long-term liabilities	—	—	—	20	—	20	322	—	322	—	—	—

Total liabilities	9,481	—	9,481	6,216	—	6,216	13,367	(2)	13,365	(17,364)	—	(17,364)

Equity
Newmont stockholders’ equity	10,050	(148)	9,902	10,682	(148)	10,534	9,991	(175)	9,816	(20,582)	323	(20,259)
Noncontrolling interests	—	—	—	—	—	—	4,616	(12)	4,604	(1,693)	5	(1,688)

Total equity	10,050	(148)	9,902	10,682	(148)	10,534	14,607	(187)	14,420	(22,275)	328	(21,947)

Total liabilities and stockholders’ equity	$19,531	$(148)	$19,383	$16,898	$(148)	$16,750	$27,974	$(189)	$27,785	$(39,639)	$328	$(39,311)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	At December 31, 2012
	Newmont Mining Corporation			Newmont USA			Other Subsidiaries			Eliminations
Condensed Consolidating Balance Sheet	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised	As Previously Presented	Change	As Revised

Assets
Cash and cash equivalents	$—	$—	$—	$342	$—	$342	$1,219	$—	$1,219	$—	$—	$—
Trade receivables	—	—	—	23	34	57	260	(34)	226	—	—	—
Accounts receivable	20	—	20	10	—	10	547	—	547	—	—	—
Intercompany receivable	2,748	—	2,748	7,052	(776)	6,276	5,857	(392)	5,465	(15,657)	1,168	(14,489)
Investments	58	—	58	7	—	7	21	—	21	—	—	—
Inventories	—	—	—	104	43	147	692	(43)	649	—	—	—
Stockpiles and ore on leach pads	—	—	—	215	30	245	571	(30)	541	—	—	—
Deferred income tax assets	—	—	—	109	—	109	153	—	153	(67)	—	(67)
Other current assets	—	—	—	46	2	48	1,615	(2)	1,613	—	—	—

Current assets	2,826	—	2,826	7,908	(667)	7,241	10,935	(501)	10,434	(15,724)	1,168	(14,556)
Property, plant and mine development, net	—	—	—	2,187	682	2,869	15,860	(682)	15,178	(37)	—	(37)
Investments	—	—	—	6	—	6	1,440	—	1,440	—	—	—
Investments in subsidiaries	16,599	(77)	16,522	6,041	(614)	5,427	3,115	(16)	3,099	(25,755)	707	(25,048)
Stockpiles and ore on leach pads	—	—	—	401	47	448	2,495	(47)	2,448	—	—	—
Deferred income tax assets	791	—	791	146	—	146	685	(77)	608	(1,141)	—	(1,141)
Long-term intercompany receivable	3,907	—	3,907	45	—	45	564	—	564	(4,516)	—	(4,516)
Other long-term assets	52	—	52	158	14	172	662	(14)	648	—	—	—

Total assets	$24,175	$(77)	$24,098	$16,892	$(538)	$16,354	$35,756	$(1,337)	$34,419	$(47,173)	$1,875	$(45,298)

Liabilities
Debt	$—	$—	$—	$—	$—	$—	$10	$—	$10	$—	$—	$—
Accounts payable	—	—	—	78	19	97	579	(19)	560	—	—	—
Intercompany payable	3,969	—	3,969	5,743	(503)	5,240	5,945	(665)	5,280	(15,657)	1,168	(14,489)
Employee-related benefits	—	—	—	149	—	149	190	—	190	—	—	—
Income and mining taxes	—	—	—	16	—	16	35	—	35	—	—	—
Other current liabilities	71	—	71	147	28	175	1,866	(28)	1,838	—	—	—

Current liabilities	4,040	—	4,040	6,133	(456)	5,677	8,625	(712)	7,913	(15,657)	1,168	(14,489)
Debt	6,069	—	6,069	1	—	1	218	—	218	—	—	—
Reclamation and remediation liabilities	—	—	—	147	36	183	1,310	(36)	1,274	—	—	—
Deferred income tax liabilities	—	—	—	20	4	24	2,044	(4)	2,040	(1,206)	—	(1,206)
Employee-related benefits	5	—	5	384	1	385	197	(1)	196	—	—	—
Long-term intercompany payable	381	—	381	—	—	—	4,172	—	4,172	(4,553)	—	(4,553)
Other long-term liabilities	—	—	—	11	2	13	361	(2)	359	—	—	—

Total liabilities	10,495	—	10,495	6,696	(413)	6,283	16,927	(755)	16,172	(21,416)	1,168	(20,248)

Equity
Newmont stockholders’ equity	13,680	(77)	13,603	10,196	(125)	10,071	13,782	(574)	13,208	(23,885)	699	(23,186)
Noncontrolling interests	—	—	—	—	—	—	5,047	(8)	5,039	(1,872)	8	(1,864)

Total equity	13,680	(77)	13,603	10,196	(125)	10,071	18,829	(582)	18,247	(25,757)	707	(25,050)

Total liabilities and stockholders’ equity	$24,175	$(77)	$24,098	$16,892	$(538)	$16,354	$35,756	$(1,337)	$34,419	$(47,173)	$1,875	$(45,298)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 31	COMMITMENTS AND CONTINGENCIES

General

The Company follows ASC guidance in determining its accruals and disclosures with respect to loss contingencies. Accordingly, estimated losses from loss contingencies are accrued by a charge to income when information available prior to issuance of the financial statements indicates that it is probable that a liability could be incurred and the amount of the loss can be reasonably estimated. Legal expenses associated with the contingency are expensed as incurred. If a loss contingency is not probable or reasonably estimable, disclosure of the loss contingency is made in the financial statements when it is at least reasonably possible that a material loss could be incurred.

Operating Segments

The Company’s operating segments are identified in Note 4. Except as noted in this paragraph, all of the Company’s commitments and contingencies specifically described in this Note 31 relate to the Corporate and Other reportable segment. The PT Newmont Minahasa Raya and PTNNT matters relate to the Indonesia reportable segment. The Yanacocha matters relate to the South America reportable segment.

Environmental Matters

The Company’s mining and exploration activities are subject to various laws and regulations governing the protection of the environment. These laws and regulations are continually changing and are generally becoming more restrictive. The Company conducts its operations so as to protect the public health and environment and believes its operations are in compliance with applicable laws and regulations in all material respects. The Company has made, and expects to make in the future, expenditures to comply with such laws and regulations, but cannot predict the full amount of such future expenditures.

Estimated future reclamation costs are based principally on legal and regulatory requirements. At December 31, 2013 and 2012, $1,432 and $1,341, respectively, were accrued for reclamation costs relating to currently or recently producing mineral properties in accordance with asset retirement obligation guidance. The current portions of $66 and $62 at December 31, 2013 and 2012, respectively, are included in Other current liabilities.

In addition, the Company is involved in several matters concerning environmental obligations associated with former mining activities. Generally, these matters concern developing and implementing remediation plans at the various sites involved. The Company believes that the related environmental obligations associated with these sites are similar in nature with respect to the development of remediation plans, their risk profile and the compliance required to meet general environmental standards. Based upon the Company’s best estimate of its liability for these matters, $179 and $198 were accrued for such obligations at December 31, 2013 and 2012, respectively. These amounts are included in Other current liabilities and Reclamation and remediation liabilities. Depending upon the ultimate resolution of these matters, the Company believes that it is reasonably possible that the liability for these matters could be as much as 1% greater or 132% lower than the amount accrued at December 31, 2013. The amounts accrued for these matters are reviewed periodically based upon facts and circumstances available at the time. Changes in estimates are recorded in Reclamation and remediation in the period estimates are revised.

Details about certain of the more significant matters involved are discussed below.

Newmont Mining Corporation

Empire Mine. On July 19, 2012, the California Department of Parks and Recreation (“Parks”) served Newmont, New Verde Mines LLC, Newmont North America Exploration Limited, Newmont Realty Company and Newmont USA Limited with a complaint for damages and declaratory relief under CERCLA, specifically for costs associated with water treatment at the Empire Mine State Park and for a declaration that Newmont is liable for past and future response costs, as well as indemnification to Parks. In 1975 Parks purchased the Empire Mine site in Grass Valley, California from Newmont to create a historic state park featuring the mining of the Empire Mine. Parks has operated the Empire Mine Site for over 35 years. Newmont intends to vigorously defend this lawsuit. Newmont cannot reasonably predict the outcome of this matter.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Newmont USA Limited - 100% Newmont Owned

Ross-Adams Mine Site. By letter dated June 5, 2007, the U.S. Forest Service notified Newmont that it had expended approximately $0.3 in response costs to address environmental conditions at the Ross-Adams mine in Prince of Wales, Alaska, and requested Newmont USA Limited pay those costs and perform an Engineering Evaluation/Cost Analysis (“EE/CA”) to assess what future response activities might need to be completed at the site. Newmont intends to vigorously defend any formal claims by the EPA. Newmont has agreed to perform the EE/CA. Newmont cannot reasonably predict the likelihood or outcome of any future action against it arising from this matter.

Hope Bay Mining Ltd. - 100% Newmont Owned

In July 2011 Environment Canada Enforcement Officers discovered a release of drill water containing calcium chloride on Hope Bay Mining Ltd. (“HBML”) property in Nunavut, Canada. Orbit Garant Drilling Inc. (“Orbit”) operated a diamond drill rig on the HBML property. On February 13, 2013, HBML received service of a summons and charges from a Judge for Nunavut alleging violation of the Fisheries Act relating to the release of drill water and alleged failure to report a discharge. Orbit operated the drill at issue in the summons. Total potential fines and penalties for proven charges of this nature could be up to $1. Newmont cannot reasonably predict the outcome of this matter.

Other Legal Matters

Minera Yanacocha S.R.L. (“Yanacocha”) - 51.35% Newmont Owned

Choropampa. In June 2000, a transport contractor of Yanacocha spilled approximately 151 kilograms of elemental mercury near the town of Choropampa, Peru, which is located 53 miles (85 kilometers) southwest of the Yanacocha mine. Elemental mercury is not used in Yanacocha’s operations but is a by-product of gold mining and was sold to a Lima firm for use in medical instruments and industrial applications. A comprehensive health and environmental remediation program was undertaken by Yanacocha in response to the incident. In August 2000, Yanacocha paid under protest a fine of 1,740,000 Peruvian soles (approximately $0.5) to the Peruvian government. Yanacocha has entered into settlement agreements with a number of individuals impacted by the incident. As compensation for the disruption and inconvenience caused by the incident, Yanacocha entered into agreements with and provided a variety of public works in the three communities impacted by this incident. Yanacocha cannot predict the likelihood of additional expenditures related to this matter.

Additional lawsuits relating to the Choropampa incident were filed against Yanacocha in the local courts of Cajamarca, Peru, in May 2002 by over 900 Peruvian citizens. A significant number of the plaintiffs in these lawsuits entered into settlement agreements with Yanacocha prior to filing such claims. In April 2008, the Peruvian Supreme Court upheld the validity of these settlement agreements, which the Company expects to result in the dismissal of all claims brought by previously settled plaintiffs. Yanacocha has also entered into settlement agreements with approximately 350 additional plaintiffs. The claims asserted by approximately 200 plaintiffs remain. In 2011, Yanacocha was served with 23 complaints alleging grounds to nullify the settlements entered into between Yanacocha and the plaintiffs. Yanacocha has answered the complaints and the court has dismissed several of the matters and the plaintiffs have filed appeals. All appeals were referred to the Civil Court of Cajamarca, which affirmed the decisions of the lower court judge. The plaintiffs have filed appeals of such orders before the Supreme Court. Some of these appeals were dismissed by the Supreme Court in favor of Yanacocha, and others are pending resolution. Yanacocha will continue to vigorously defend its position. Neither the Company nor Yanacocha can reasonably estimate the ultimate loss relating to such claims.

Administrative Actions. The Peruvian government agency responsible for environmental evaluation and inspection, Organismo Evaluacion y Fiscalizacion Ambiental (“OEFA”), conducts periodic reviews of the Yanacocha site. In 2011, 2012, and 2013, OEFA issued notices of alleged violations of OEFA standards to Yanacocha and Conga relating to past inspections. In April 2013, OEFA issued a finding and penalty with respect to three 2008 allegations in the amount of $0.1. OEFA issued notice of additional alleged violations of OEFA standards in October 2013. Total fines for all outstanding OEFA alleged violations could range from $0.1 to $69. Yanacocha and Conga are responding to all notices of alleged violations, but cannot reasonably predict the outcome of the agency allegations.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Minera Penmont - 44% Newmont Owned

Newmont owns a 44% interest in the La Herradura joint venture and related gold properties (Herradura, Soledad-Dipolos and Noche Buena), which are located in the Sonora desert. La Herradura is operated by Fresnillo PLC (“Fresnillo”) through Minera Penmont S. de R.L. de C.V. (“Minera Penmont”) and Fresnillo owns the remaining 56% interest. Soledad-Dipolos commenced operations in January 2010. In 2009 five members of the El Bajio agrarian community in the state of Sonora (the “Claimants”), who claim rights over certain surface land in the proximity of the operations of Minera Penmont, lodged a legal claim with the Unitarian Agrarian Court of Hermosillo, Sonora to have Minera Penmont vacate an area of this surface land and associated claims. The land in dispute encompasses a portion of surface area where part of the operations of Dipolos, one of Minera Penmont’s three operating mines, is located as well as the processing plant for both the Dipolos mine and the Soledad mine. Minera Penmont’s mining concessions are held by way of separate title to that relating to the surface land. In September 2012, the Claimants obtained a ruling on the surface property dispute in their favor by the Mexican Supreme Court and in July 2013, a magistrate ordered Minera Penmont to vacate the property at issue, requiring cessation of production at the Dipolos operations. Minera Penmont has initiated legal proceedings to seek the expropriation of the disputed land in its favor, a process defined under Federal law in Mexico. Claimants also obtained temporary suspension of all of Minera Penmont’s explosives permits. Because only Dipolos is subject to the dispute, Minera Penmont projects reinstatement of explosives permits at all other areas. Minera Penmont intends to vigorously contest this matter, but cannot reasonably predict the outcome.

PT Newmont Nusa Tenggara (“PTNNT”) – 31.5% Newmont Owned

Under the Batu Hijau Contract of Work, beginning in 2006 and continuing through 2010, a portion of PTNNT’s shares were required to be offered for sale, first, to the Indonesian government or, second, to Indonesian nationals, equal to the difference between the following percentages and the percentage of shares already owned by the Indonesian government or Indonesian nationals (if such number is positive): 23% by March 31, 2006; 30% by March 31, 2007; 37% by March 31, 2008; 44% by March 31, 2009; and 51% by March 31, 2010. As PT Pukuafu Indah (“PTPI”), an Indonesian national, owned a 20% interest in PTNNT at all relevant times, in 2006, a 3% interest was required to be offered for sale and, in each of 2007 through 2010, an additional 7% interest was required to be offered (for an aggregate 31% interest). The price at which such interests were offered for sale to the Indonesian parties was the fair market value of such interest considering PTNNT as a going concern, as agreed with the Indonesian government. Following certain disputes and an arbitration with the Indonesian government, in November and December 2009, sale agreements were concluded pursuant to which the 2006, 2007 and 2008 shares were sold to PT Multi Daerah Bersaing (“PTMDB”), the nominee of the local governments, and the 2009 shares were sold to PTMDB in February 2010, resulting in PTMDB owning a 24% interest in PTNNT.

On December 17, 2010, the Ministry of Energy & Mineral Resources, acting on behalf of the Indonesian government, accepted the offer to acquire the final 7% interest in PTNNT. Subsequently, the Indonesian government designated Pusat Investasi Pemerintah (“PIP”), an agency of the Ministry of Finance, as the entity that will buy the final stake. On May 6, 2011, PIP and the foreign shareholders entered into a definitive agreement for the sale and purchase of the final 7% divestiture stake, subject to receipt of approvals from certain Indonesian government ministries. Subsequent to signing the agreement, a disagreement arose between the Ministry of Finance and the Indonesian parliament in regard to whether parliamentary approval was needed to allow PIP to make the share purchase. In July 2012, the Constitutional Court ruled that parliament approval is required for PIP to use state funds to purchase the shares, which approval has not yet been obtained. Further disputes may arise in regard to the divestiture of the 2010 shares.

Effective January 1, 2011, the local government in the region where the Batu Hijau mine is located commenced the enforcement of local regulations that purport to require PTNNT to pay additional taxes based on revenue and the value of PTNNT’s contracts. In addition, the regulations purport to require PTNNT to obtain certain export-related documents from the regional government for purposes of shipping copper concentrate. At the time, PTNNT had obtained all export related-documents in compliance with the laws and regulations of the central government. PTNNT believes that the 2011 regional regulations are not enforceable as they expressly contradict higher level Indonesian laws that set out the permissible taxes that can be imposed by a regional government and export requirements. PTNNT’s position is supported by Indonesia’s Ministry of Energy & Mineral Resources, Ministry of Trade, and the provincial government. To date, PTNNT has not been forced to comply with these 2011 contradictory regional regulations. On February 4, 2011, PTNNT filed legal proceedings seeking to have the regulations declared null and void because they conflict with the laws of Indonesia. Subsequently, the Ministry of Home Affairs issued a decree declaring these local regulations to be contrary to Indonesian law and thus unenforceable. Further disputes with the local government could arise in relation to these regulations. PTNNT intends to vigorously defend its position in this dispute.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Additionally, in September 2011, WALHI brought an administrative law claim against Indonesia’s Ministry of Environment to challenge the May 2011 renewal of PTNNT’s submarine tailings permit. PTNNT and the regional government of KSB (“KSB”) filed separate applications for intervention into the proceedings, both of which were accepted by the Administrative Court. KSB intervened on the side of WALHI, and PTNNT joined on the side of the Ministry of Environment. On April 3, 2012, the Administrative Court ruled in favor of the Ministry of Environment and PTNNT, finding that the Ministry of Environment properly renewed the permit in accordance with Indonesian law and regulations. WALHI appealed the verdict. On October 2, 2012, the High Administrative Law Court rejected WALHI’s appeal, after which WALHI filed a notice to appeal the case to the Supreme Court. On May 28, 2013, the Supreme Court of Indonesia updated its website to provide that WALHI’s appeal in this matter was rejected. The parties are still awaiting the written decision from the court. PTNNT will continue to defend its submarine tailings permit and is confident that the Ministry of Environment acted properly in renewing PTNNT’s permit.

NWG Investments Inc. v. Fronteer Gold Inc.

In April 2011, Newmont acquired Fronteer Gold Inc. (“Fronteer”).

Fronteer acquired NewWest Gold Corporation (“NewWest Gold”) in September 2007. At the time of that acquisition, NWG Investments Inc. (“NWG”) owned approximately 86% of NewWest Gold and an individual named Jacob Safra owned or controlled 100% of NWG. Prior to its acquisition of NewWest Gold, Fronteer entered into a June 2007 lock-up agreement with NWG providing that, among other things, NWG would support Fronteer’s acquisition of NewWest Gold. At that time, Fronteer owned approximately 42% of Aurora Energy Resources Inc. (“Aurora”), which, among other things, had a uranium exploration project in Labrador, Canada.

NWG contends that, during the negotiations leading up to the lock-up agreement, Fronteer represented to NWG that Aurora would commence uranium mining in Labrador by 2013, that this was a firm date, that Fronteer was not aware of any obstacle to doing so, that Aurora faced no serious environmental issues in Labrador and that Aurora’s competitors faced greater delays in commencing uranium mining. NWG further contends that it entered into the lock-up agreement and agreed to support Fronteer’s acquisition of NewWest Gold in reliance upon these purported representations. On October 11, 2007, less than three weeks after the Fronteer-NewWest Gold transaction closed, a member of the Nunatsiavut Assembly introduced a motion calling for the adoption of a moratorium on uranium mining in Labrador. On April 8, 2008, the Nunatsiavut Assembly adopted a three-year moratorium on uranium mining in Labrador. NWG contends that Fronteer was aware during the negotiations of the NWG/Fronteer lock-up agreement that the Nunatsiavut Assembly planned on adopting this moratorium and that its adoption would preclude Aurora from commencing uranium mining by 2013, but Fronteer nonetheless fraudulently induced NWG to enter into the lock-up agreement.

On September 24, 2012, NWG served a summons and complaint on NMC, and then amended the complaint to add Newmont Canada Holdings ULC as a defendant. The complaint also names Fronteer Gold Inc and Mark O’Dea as defendants. The complaint seeks rescission of the merger between Fronteer and NewWest Gold and $750 in damages. In August 2013 the Supreme Court of New York, New York County issued an order granting the defendants’ motion to dismiss on forum non conveniens. Subsequently, NWG filed a notice of appeal of the decision.

Newmont intends to vigorously defend this matter, but cannot reasonably predict the outcome.

Other Commitments and Contingencies

Tax contingencies are provided for in accordance with ASC income tax guidance (see Note 9).

The Company has minimum royalty obligations in Carlin for the life of the mine. Amounts paid as a minimum royalty (where production royalties are less than the minimum obligation) in any year are recoverable in future years when the minimum royalty obligation is exceeded. Although the minimum royalty requirement may not be met in a particular year, the Company expects that over the mine life, gold production will be sufficient to meet the minimum royalty requirements. Minimum royalty payments payable are $30 in 2014, $34 in 2015 through 2018 and $323 thereafter.

As part of its ongoing business and operations, the Company and its affiliates are required to provide surety bonds, bank letters of credit and bank guarantees as financial support for various purposes, including environmental reclamation, exploration permitting, workers compensation programs and other general corporate purposes. At December 31, 2013

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

and December 31, 2012, there were $1,807 and $1,755, respectively, of outstanding letters of credit, surety bonds and bank guarantees. The surety bonds, letters of credit and bank guarantees reflect fair value as a condition of their underlying purpose and are subject to fees competitively determined in the market place. The obligations associated with these instruments are generally related to performance requirements that the Company addresses through its ongoing operations. As the specific requirements are met, the beneficiary of the associated instrument cancels and/or returns the instrument to the issuing entity. Certain of these instruments are associated with operating sites with long-lived assets and will remain outstanding until closure. Generally, bonding requirements associated with environmental regulation are becoming more restrictive. However, the Company believes it is in compliance with all applicable bonding obligations and will be able to satisfy future bonding requirements, through existing or alternative means, as they arise.

Newmont is from time to time involved in various legal proceedings related to its business. Except in the above-described proceedings, management does not believe that adverse decisions in any pending or threatened proceeding or that amounts that may be required to be paid by reason thereof will have a material adverse effect on the Company’s financial condition or results of operations.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

NOTE 32    UNAUDITED SUPPLEMENTARY DATA

Quarterly Data

The following is a summary of selected quarterly financial information (unaudited):

	2013
	Three Months Ended
	March 31	June 30	September 30	December 31
Sales	$2,188	$2,018	$2,020	$2,188
Gross profit(1)	$846	$(97)	$623	$300
Income (loss) from continuing operations(2)	$314	$(2,133)	$419	$(1,195)
Income (loss) from discontinued operations(2)	—	74	(21)	8

Net income (loss) (2)	$314	$(2,059)	$398	$(1,187)

Income (loss) per common share
Basic:
Continuing operations	$0.63	$(4.29)	$0.84	$(2.39)
Discontinued operations	—	0.15	(0.04)	0.01

	$0.63	$(4.14)	$0.80	$(2.38)

Diluted:
Continuing operations	$0.63	$(4.29)	$0.84	$(2.39)
Discontinued operations	—	0.15	(0.04)	0.01

	$0.63	$(4.14)	$0.80	$(2.38)

Weighted average common shares (millions)
Basic	497	497	498	498
Diluted	498	497	498	498
Cash dividends declared per common share	$0.425	$0.35	$0.25	$0.20
Closing price of common stock	$41.89	$29.95	$28.10	$23.03

	2012
	Three Months Ended
	March 31	June 30	September 30	December 31
Sales	$2,706	$2,250	$2,505	$2,503
Gross profit(1)	$1,419	$963	$1,103	$1,017
Income (loss) from continuing operations(2)	$559	$280	$401	$638
Income (loss) from discontinued operations(2)	(71)	—	(33)	28

Net income (loss)(2)	$488	$280	$368	$666

Income (loss) per common share
Basic:
Continuing operations	$1.13	$0.56	$0.82	$1.28
Discontinued operations	(0.14)	—	(0.07)	0.06

	$0.99	$0.56	$0.75	$1.34

Diluted:
Continuing operations	$1.11	$0.56	$0.81	$1.28
Discontinued operations	(0.14)	—	(0.07)	0.06

	$0.97	$0.56	$0.74	$1.34

Weighted average common shares (millions)
Basic	495	496	496	497
Diluted	504	498	499	499
Cash dividends declared per common share	$0.35	$0.35	$0.35	$0.35
Closing price of common stock	$51.27	$48.51	$56.02	$46.44

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

(1)	Sales less Costs applicable to sales, Amortization and Reclamation and remediation.
(2)	Attributable to Newmont stockholders.

Significant after-tax items were as follows:

Fourth quarter 2013: (i) a $1,345 ($2.70 per share, basic) loss related to impairment of assets; (ii) a $237 ($0.48 per share, basic) loss related to stockpile and leach pad impairments; (iii) a $8 ($0.02 per share, basic) loss related to restructuring and other; (iv) a $8 ($0.02 per share, basic) gain from discontinued operations and (v) a $3 ($0.01 per share, basic) gain on asset sales;

Third quarter 2013: (i) $35 ($0.07 per share, basic) loss related to stockpile and leach pad impairments; (ii) $29 ($0.06 per share, basic) loss related to impairment of assets; (iii) a $21 ($0.04 per share, basic) loss from discontinued operations; (iv) a $12 ($0.02 per share, basic) loss related to restructuring and other and (v) a $243 ($0.49 per share, basic) gain on asset sales;

Second quarter 2013: (i) a $1,497 ($3.01 per share, basic) loss related to impairment of assets; (ii) a $272 ($0.55 per share, basic) loss related to stockpile and leach pad impairments; (iii) a $11 ($0.02 per share, basic) loss related to restructuring and other and (iv) a $74 ($0.15 per share, basic) gain from discontinued operations;

First quarter 2013: (i) a $5 ($0.01 per share, basic) loss related to restructuring and other; (ii) a $4 ($0.01 per share, basic) loss related to impairment of assets and (iii) a $3 ($0.01 per share, basic) loss related to stockpile and leach pad impairments.

Fourth quarter 2012: (i) a $82 ($0.17 per share, basic) gain on asset sales; (ii) a $59 ($0.12 per share, basic) income tax benefit from internal restructuring; (iii) a $28 ($0.06 per share, basic) gain from discontinued operations; (iv) a $42 ($0.08 per share, basic) loss related to impairment of other assets and (v) a $6 ($0.01 per share, basic) loss related to restructuring and other;

Third quarter 2012: (i) a $33 ($0.07 per share, basic) loss from discontinued operations; (ii) a $20 ($0.04 per share, basic) loss related to restructuring and other; (iii) $7 ($0.01 per share, basic) loss related to impairment of assets; (iv) $3 ($0.01 per share, basic) loss related to stockpile and leach pad impairments and (v) $1 ($0.00 per share, basic) gain on asset sales;

Second quarter 2012: (i) a $8 ($0.02 per share, basic) loss related to stockpile and leach pad impairments and (ii) a $7 ($0.01 per share, basic) loss related to impairment of assets;

First quarter 2012: (i) a $71 ($0.14 per share, basic) loss from discontinued operations; (ii) a $24 ($0.05 per share, basic) loss related to impairment of assets; (iii) a $6 ($0.01 per share, basic) loss related to stockpile and leach pad impairments and (iv) a $7 ($0.01 per share, basic) gain on asset sales.

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

Revised Quarterly Data

The following is a summary of revised selected quarterly financial information (unaudited):

	Three Months Ended March 31, 2013
	As Previously Reported	Revision and Co-product Reclassification(1)	As Revised
Sales	$2,177	$11	$2,188
Costs applicable to sales	1,044	13	1,057
Amortization	267	—	267
Reclamation and remediation	18	—	18
Gross profit	848	(2)	846
Income (loss) from continuing operations(2)	315	(1)	314

Net income (loss)	$315	$(1)	$314

Income (loss) per common share
Basic:
Continuing operations	$0.63	$—	$0.63

	$0.63	$—	$0.63

Income (loss) per common share
Diluted:
Continuing operations	$0.63	$—	$0.63

	$0.63	$—	$0.63

	Three Months Ended June 30, 2013			Six Months Ended June 30, 2013
	As Previously Reported	Revision and Co-product Reclassification(1)	As Revised	As Previously Reported	Revision and Co-product Reclassification(1)	As Revised
Sales	$1,993	$25	$2,018	$4,170	$36	$4,206
Costs applicable to sales	1,653	29	1,682	2,697	42	2,739
Amortization	415	—	415	682	—	682
Reclamation and remediation	18	—	18	36	—	36
Gross profit	(93)	(4)	(97)	755	(6)	749
Income (loss) from continuing operations(2)	(2,093)	(40)	(2,133)	(1,778)	(41)	(1,819)
Income (loss) from discontinued operations(2)	74	—	74	74	—	74

Net income (loss)	$(2,019)	$(40)	$(2,059)	$(1,704)	$(41)	$(1,745)

Income (loss) per common share
Basic:
Continuing operations	$(4.21)	$(0.08)	$(4.29)	$(3.58)	$(0.08)	$(3.66)
Discontinued operations	0.15	—	0.15	0.15	—	0.15

	$(4.06)	$(0.08)	$(4.14)	$(3.43)	$(0.08)	$(3.51)

Income (loss) per common share
Diluted:
Continuing operations	$(4.21)	$(0.08)	$(4.29)	$(3.58)	$(0.08)	$(3.66)
Discontinued operations	0.15	—	0.15	0.15	—	0.15

	$(4.06)	$(0.08)	$(4.14)	$(3.43)	$(0.08)	$(3.51)

NEWMONT MINING CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(dollars in millions, except per share, per ounce and per pound amounts)

	Three Months Ended September 30, 2013			Nine Months Ended September 30, 2013
	As Previously Reported	Revision and Co-product Reclassification(1)	As Revised	As Previously Reported	Revision and Co-product Reclassification(1)	As Revised
Sales	$1,983	$37	$2,020	$6,153	$73	$6,226
Costs applicable to sales	1,036	42	1,078	3,733	83	3,816
Amortization	299	—	299	981	—	981
Reclamation and remediation	20	—	20	56	—	56
Gross profit	628	(5)	623	1,383	(10)	1,373
Income (loss) from continuing operations(2)	429	(10)	419	(1,349)	(51)	(1,400)
Income (loss) from discontinued operations(2)	(21)	—	(21)	53	—	53

Net income (loss)	$408	$(10)	$398	$(1,296)	$(51)	$(1,347)

Income (loss) per common share
Basic:
Continuing operations	$0.86	$(0.02)	$0.84	$(2.72)	$(0.10)	$(2.82)
Discontinued operations	(0.04)	—	(0.04)	0.11	—	0.11

	$0.82	$(0.02)	$0.80	$(2.61)	$(0.10)	$(2.71)

Income (loss) per common share
Diluted:
Continuing operations	$0.86	$(0.02)	$0.84	$(2.72)	$(0.10)	$(2.82)
Discontinued operations	(0.04)	—	(0.04)	0.11	—	0.11

	$0.82	$(0.02)	$0.80	$(2.61)	$(0.10)	$(2.71)

	Three Months Ended December 31, 2013
	As Previously Reported	Revision and Co-product Reclassification(1)	As Revised
Sales	$2,169	$19	$2,188
Costs applicable to sales	1,453	29	1,482
Amortization	381	—	381
Reclamation and remediation	25	—	25
Gross profit	310	(10)	300
Income (loss) from continuing operations(2)	(1,174)	(21)	(1,195)
Income (loss) from discontinued operations(2)	8	—	8

Net income (loss)	$(1,166)	$(21)	$(1,187)

Income (loss) per common share
Basic:
Continuing operations	$(2.34)	$(0.05)	$(2.39)
Discontinued operations	0.01	—	0.01

	$(2.33)	$(0.05)	$(2.38)

Income (loss) per common share
Diluted:
Continuing operations	$(2.34)	$(0.05)	$(2.39)
Discontinued operations	0.01	—	0.01

	$(2.33)	$(0.05)	$(2.38)

(1)	Refer to Note 2 and Note 4 for information on the revision and segment reclassifications, respectively.
(2)	Attributable to Newmont stockholders.

PART IV

ITEM 15.	EXHIBITS, FINANCIAL STATEMENT SCHEDULES

SCHEDULE II - VALUATION AND QUALIFYING ACCOUNTS

	Years Ended December 31,
	2013	2012	2011
	(in millions)

Deferred Income Tax Valuation Allowance
Balance at January 1	$1,626	$977	$435
Additions to deferred income tax expense	1,202	762	723
Reduction of deferred income tax expense	(104)	(103)	(149)
Valuation release to equity	—	(10)	(32)

Balance at December 31	$2,724	$1,626	$977

See also Note 9 to the Consolidated Financial Statements.

SCH-2